     As filed with the Securities and Exchange Commission on August 12, 1997
                                                    Registration No. 333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                                 --------------
                         MERITAGE HOSPITALITY GROUP INC.
             (Exact name of Registrant as specified in its charter)

           MICHIGAN                                   38-2730460
(State or other jurisdiction of          (IRS Employer Identification Number)
incorporation or organization)

                        40 PEARL STREET, N.W., SUITE 900
                          GRAND RAPIDS, MICHIGAN 49503
                                 (616) 776-2600
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            Gary P. Kreider, Esquire
                           Keating, Muething & Klekamp
                              1800 Provident Tower
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 579-6400

                (Name, address, including zip code, and telephone number, including zip code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                         -------------------------------

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                                          CALCULATION OF REGISTRATION FEE
=====================================================================================================================
        TITLE OF EACH CLASS OF               PROPOSED MAXIMUM AGGREGATE                      AMOUNT OF
     SECURITIES TO BE REGISTERED                 OFFERING PRICE (1)                    REGISTRATION FEE (2)
---------------------------------------------------------------------------------------------------------------------
            Common Shares                            $4,320,000                               $1,309
=====================================================================================================================

(1) Based on the value of $7,500 in Meritage Common Shares to be issued per Limited Partnership Unit of Wendy's of West Michigan Limited Partnership.
(2)  Computed pursuant to Rule 457(f)(2).


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED AUGUST 12, 1997


                         MERITAGE HOSPITALITY GROUP INC.

                          PROSPECTUS FOR COMMON SHARES

         This Prospectus is being furnished to holders of limited partnership units of the Wendy's of West Michigan Limited Partnership (the "WENDY'S PARTNERSHIP") in connection with the sale of all of the assets of the Wendy's Partnership to a limited partnership affiliated with Meritage Hospitality Group Inc. ("MERITAGE"), and the subsequent dissolution of the Wendy's Partnership. When the proposal is approved, limited partners of the Wendy's Partnership will receive Meritage Common Shares. Upon dissolution, the Meritage Common Shares would be distributed to non-affiliated limited partners on the basis of that number of Meritage Common Shares that have a value of $7,500 per unit, based on the average high and low bid price on the OTC Bulletin Board for the 10 trading days preceding the date of dissolution. A wholly owned subsidiary of Meritage, MHG Food Service Inc., presently holds approximately 54% of the outstanding units, and, because affirmative consent of the holders of a majority of the units is required to approve the proposal, approval is assured.

         This Prospectus also constitutes notice of the transaction. In accordance with Section 12.7 of the Amended and Restated Agreement of Limited Partnership for the Wendy's Partnership, limited partners will be deemed to have consented to the transaction unless they indicate to the contrary in writing to the Wendy's Partnership before _________________, 1997.

         Meritage's Common Shares are traded on the Chicago Stock Exchange under the symbol "MHG" and on the OTC Bulletin Board under the symbol "MHGI." On August 6, 1997, the average high and low bid price on the OTC Bulletin Board was $2 7/8 per share. Units of the Wendy's Partnership are not publicly traded.

         SEE "RISK FACTORS" ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY THE LIMITED PARTNERS.

                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


                The date of this Prospectus is August ___, 1997.

                                TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            ----

AVAILABLE INFORMATION........................................................................................5

SUMMARY......................................................................................................6
         The Parties.........................................................................................6
         The Transaction.....................................................................................6
         Wendy's Partnership Authorization...................................................................6
         Meritage Common Shares Outstanding..................................................................7
         Certain Risk Factors................................................................................7
         Recommendation of the General Partner...............................................................9
         Material Effects to the Limited Partners............................................................9
         Background and Reasons for the Transaction..........................................................9
         Tax Effects.........................................................................................9
         Dissenters' Rights of Partners......................................................................9
         Market Quotations..................................................................................10
         Meritage Hospitality Group Inc. Summary Consolidated Financial Data................................11
         Wendy's of West Michigan Limited Partnership Summary Consolidated Financial Data...................13

COMPARATIVE PER SHARE AND UNIT DATA.........................................................................15

RISK FACTORS AND OTHER CONSIDERATIONS.......................................................................16
         Risks Associated with Dissolution of the Wendy's Partnership.......................................16
         Risks Associated with Investment in Meritage Common Shares.........................................17
         Risks Associated with Meritage's Business..........................................................18

CAPITALIZATION..............................................................................................22

PRICE RANGE OF COMMON SHARES................................................................................22

DISTRIBUTION POLICIES.......................................................................................23

BACKGROUND AND REASONS FOR THE TRANSACTION..................................................................23
         Background of the Transaction......................................................................23
         Fees and Expenses of the Transaction...............................................................25
         Determination of Consideration for Units...........................................................25
         Background of the Wendy's Partnership..............................................................25
         Other Considerations...............................................................................25
         Fairness of Transaction............................................................................25

MERITAGE HOSPITALITY GROUP INC.
         SELECTED CONSOLIDATED FINANCIAL DATA...............................................................28

MERITAGE HOSPITALITY GROUP INC.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATION.......................................................29
         General............................................................................................29
         Results of Operations..............................................................................29
         Liquidity and Capital Resources....................................................................37
         Inflation and Changing Prices .....................................................................41

WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
         SELECTED CONSOLIDATED FINANCIAL DATA...............................................................42

WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATION.......................................................43
         Results of Operations..............................................................................43
         Liquidity and Capital Resources....................................................................45
         Inflation and Changing Prices .....................................................................45

                                                                                                           PAGE
                                                                                                           ----

BUSINESS....................................................................................................46
         General............................................................................................46
         Change in Business Orientation.....................................................................47
         Replacement and Restructuring of Management........................................................47
         Food Service Group.................................................................................47
         Lodging Group......................................................................................48
         Competition and Industry Conditions................................................................50
         Relationship with Wendy's International............................................................51
         Governmental Regulations...........................................................................52
         Other Assets.......................................................................................52
         Properties.........................................................................................52
         Legal Proceedings..................................................................................53

MANAGEMENT..................................................................................................54
         Directors and Executive Officers...................................................................54
         Executive Compensation.............................................................................55
         Certain Relationships and Related Transactions.....................................................56

PRINCIPAL SHAREHOLDERS......................................................................................59

FEDERAL INCOME TAX CONSEQUENCES.............................................................................60

DESCRIPTION OF CAPITAL SHARES...............................................................................61
         Common Shares......................................................................................61
         Preferred Shares...................................................................................62
         Transfer Agent.....................................................................................62

COMPARATIVE RIGHTS..........................................................................................63
         Federal Income Taxation............................................................................63
         Management.........................................................................................63
         Voting Rights......................................................................................63
         Amendments to Governing Documents..................................................................64
         Dividends and Distributions........................................................................64
         Continuity of Existence............................................................................64
         Rights Upon Liquidation............................................................................64
         Dissenters' Rights.................................................................................65
         Liability; Indemnification.........................................................................65
         Meetings...........................................................................................65

LEGAL MATTERS...............................................................................................66

EXPERTS.....................................................................................................66

INDEX TO FINANCIAL STATEMENTS...............................................................................67

MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL
  STATEMENTS AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS........................................M-1

WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP FINANCIAL STATEMENTS
  AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS...................................................W-1

MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES UNAUDITED PRO FORMA
  CONSOLIDATED FINANCIAL STATEMENTS........................................................................P-1

                              AVAILABLE INFORMATION

         Meritage is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information filed with the Commission by Meritage may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and at Seven World Trade Center, Suite 1300, New York, New York. Copies of such material can also be obtained, at prescribed rates, by mail from the Public Reference Section of the Commission at its Washington, D.C. address set forth above. In addition, material filed by Meritage can be obtained and inspected at the offices of the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, on which Meritage's Common Shares are listed. The Commission also maintains a Web site (located at http://www.sec.gov) that contains Meritage's reports, proxy statements and other information.

         Meritage has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the public reference room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the content of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

         THIS MATERIAL CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. WHEN WORDS SUCH AS "ANTICIPATE," "BELIEVE," "COULD," "ESTIMATE," "INTENDS," "EXPECT," "PLAN," "WOULD" AND SIMILAR EXPRESSIONS ARE USED, THEY ARE INTENDED TO IDENTIFY THE STATEMENTS AS FORWARD-LOOKING. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS CAN DIFFER MATERIALLY FROM RESULTS SUGGESTED BY THESE FORWARD-LOOKING STATEMENTS BECAUSE OF A VARIETY OF FACTORS INCLUDING, WITHOUT LIMITATION, THOSE OFFERED IN THE TEXT.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MERITAGE.

         THIS PROSPECTUS DOES NOT COVER ANY RESALES OF THE MERITAGE COMMON SHARES OFFERED HEREBY TO BE RECEIVED BY PARTNERS OF THE WENDY'S PARTNERSHIP WHO MAY BE DEEMED TO BE AFFILIATES OF MERITAGE UPON THE CONSUMMATION OF THE TRANSACTION.

         NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF MERITAGE OR THE WENDY'S PARTNERSHIP SINCE THE DATE HEREOF.

         WENDY'S INTERNATIONAL, INC. IS NOT SELLING OR OFFERING FOR SALE ALL OR ANY PART OF THE COMMON SHARES. WENDY'S INTERNATIONAL DOES NOT ENDORSE OR MAKE ANY RECOMMENDATIONS WITH RESPECT TO THE TRANSACTION.

         NEITHER THE TRANSACTION NOR THE CONTENTS OF THIS PROSPECTUS (AND SPECIFICALLY, ANY FINANCIAL DATA CONTAINED HEREIN) HAVE BEEN APPROVED OR ENDORSED BY WENDY'S INTERNATIONAL.

         WENDY'S INTERNATIONAL HAS NOT PARTICIPATED IN THE PREPARATION OF THE PRO FORMA FINANCIAL DATA OF MERITAGE, NOR HAS WENDY'S INTERNATIONAL APPROVED OR ENDORSED THIS INFORMATION.

         WENDY'S INTERNATIONAL ASSUMES NO OBLIGATION TO ANY INVESTOR IN CONNECTION WITH THE TRANSACTION OR THE ACCURACY OR ADEQUACY OF ANY PORTION OF THIS PROSPECTUS. WENDY'S INTERNATIONAL FURTHER DISCLAIMS ANY LIABILITY UNDER STATE OR FEDERAL SECURITIES LAWS ARISING OUT OF OR IN CONNECTION WITH THE TRANSACTION, INCLUDING WITHOUT LIMITATION, ANY LIABILITY AS A SELLER, AFFILIATE OR CONTROLLING PERSON OF A SELLER OR AFFILIATE.

                                     SUMMARY

THE PARTIES

         Meritage is engaged in the hospitality business through its operation of two distinct business segments. The Company's Food Service Group consists of its majority ownership, through a wholly owned subsidiary, of the Wendy's Partnership which operates 25 "Wendy's Old Fashioned Hamburgers" restaurants (under franchise with Wendy's International) throughout Western and Southern Michigan. Since November 1996, the operations of the Wendy's Partnership have been consolidated with Meritage. MCC Food Service Inc., an affiliate of Meritage, is the general partner of the Wendy's Partnership and operates the Wendy's Partnership.

         Meritage's Lodging Group owns and operates three full service hotels in Michigan. The Company has received inquiries regarding the sale of its hotels. Because current market conditions make this an opportune time to sell full service hotels, the Company intends to explore carefully any opportunity which may arise regarding the sale of one or more of its hotels. The Company has retained a professional brokerage firm to assist it in this regard.

         The principal executive office of both Meritage and the Wendy's Partnership is 40 Pearl Street, N.W., Suite 900, Grand Rapids, Michigan 49503, its telephone number is (616) 776-2600, and its facsimile number is (616) 776-2776.

THE TRANSACTION

         MHG Food Service, a subsidiary of Meritage, owns approximately 54% of the outstanding units and has appointed MCC Food Service, an affiliate of Meritage, as the general partner of the Wendy's Partnership. A newly formed limited partnership, which will be affiliated with Meritage, intends to purchase the assets, and assume the liabilities, of the Wendy's Partnership in exchange for Meritage Common Shares. Following such purchase, the Wendy's Partnership will be dissolved. Upon dissolution, the Meritage Common Shares will be distributed to non-affiliated limited partners on the basis of that number of Meritage Common Shares that have a value of $7,500 per unit, based on the average high and low bid price on the OTC Bulletin Board for the 10 trading days preceding the date of dissolution. Units held by Meritage will be canceled. As a result of the transaction, the newly formed limited partnership will acquire all assets and assume all the liabilities of the Wendy's Partnership and succeed to all business operations currently conducted by the Wendy's Partnership. See "Background and Reasons for the Transaction - Determination of Consideration for Units" for a description of the measurement of consideration to be paid in the transaction.

WENDY'S PARTNERSHIP AUTHORIZATION

         THIS PROSPECTUS CONSTITUTES NOTICE OF THE TRANSACTION. IN ACCORDANCE WITH SECTION 12.7 OF THE WENDY'S PARTNERSHIP AGREEMENT, LIMITED PARTNERS WILL BE DEEMED TO HAVE CONSENTED TO THE TRANSACTION UNLESS THEY INDICATE TO THE CONTRARY IN WRITING TO THE WENDY'S PARTNERSHIP BEFORE ____ 1997.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

MERITAGE COMMON SHARES OUTSTANDING

         3,217,094 Common Shares are currently issued and outstanding.

CERTAIN RISK FACTORS

Risks Associated with Dissolution of the Partnership

         - CONFLICTS OF INTEREST. MHG Food Service, a subsidiary of Meritage, owns approximately 54% of the outstanding units of the Wendy's Partnership and has appointed MCC Food Service, an affiliate of Meritage, as the general partner of the Wendy's Partnership. This ownership position results in Meritage having a conflict of interest in purchasing the assets because, as a practical matter, Meritage controls the outcome of the transaction.

         - NO INDEPENDENT FAIRNESS DETERMINATION. The general partner has not obtained an opinion from any third party regarding the fairness of the consideration to be received as a result of the transaction.

         -        CHANGE IN NATURE OF INVESTMENT AND STATUS OF LIMITED PARTNERS.
                  An investment in Meritage Common Shares constitutes a fundamental change in the nature of the investment of non-affiliated limited partners, including the change from an investment in a partnership of limited duration that is designed to distribute excess cash, to an investment in a corporation of perpetual duration that has no present intention to pay cash dividends.

         - NO APPRAISAL RIGHTS. Limited partners do not have appraisal, dissenters' or similar rights under Michigan law or the Wendy's Partnership Agreement.

         - NO INDEPENDENT REPRESENTATION OF LIMITED PARTNERS. The non-affiliated limited partners received no independent representation regarding the determination of the consideration to be received in the transaction.

Risks Associated with an Investment in Meritage's Common Shares

         - LIMITED PUBLIC TRADING MARKET. Although the Common Shares are traded on the OTC Bulletin Board and are listed on the Chicago Stock Exchange, they are not actively traded.

         - SUBSTANTIAL DEBT. Meritage had $25.3 million of long-term debt and capitalized lease payments outstanding at July 1, 1997. The Company has $275,000 of long term borrowings available to fund a marina development project. Its expansion programs will likely result in additional debt.

         - CONTROL BY INSIDERS. Meritage's directors and executive officers beneficially own approximately 62% of Meritage's outstanding Common Shares and, therefore, have the practical ability to control its operations and policies.

         - LEGAL PROCEEDINGS. Meritage received a notice from the Internal Revenue Service that approximately $2.1 million, which Meritage deducted as a business expense in connection with litigation in 1995 and 1996 relating to the replacement and restructuring of former management, should be treated as a capital expenditure and, therefore, disallowed as a deduction. Meritage believes the deduction was proper and is vigorously contesting the disallowance. If the IRS were to completely prevail in its position, then Meritage would be required to make a payment of approximately $340,000 in additional federal and state income taxes, not including any interest or penalties. If Meritage is able to carry back its 1996 tax loss, then any amount that Meritage would be required to pay would be refunded within 120 days of payment.

                  On May 19, 1997, Wendy's West Michigan, Inc. was removed as general partner of the Wendy's Partnership and replaced with MCC Food Service, an affiliate of Meritage. On May 21, 1997, Wendy's West Michigan, Inc. commenced a lawsuit against Meritage, MHG Food Service, and MCC Food Service (Case No. 97-05360-CB, Kent County (Michigan) Circuit Court, Buth, J.). Wendy's West Michigan, Inc. has attempted to assert claims on behalf of the Wendy's Partnership as well. The complaint seeks, among other things, (i) a declaration that Wendy's West Michigan, Inc. is the general partner of the Wendy's Partnership, (ii) injunctive relief in the form of a temporary restraining order or a preliminary injunction which would prohibit the defendants from participating in the management of the Wendy's Partnership, and (iii) damages for various business torts. Plaintiff's motion for a temporary restraining order was denied on May 21, 1997. Defendants believe that the lawsuit is entirely without merit and is seeking its dismissal. Wendy's International stated that it will not take a position regarding any legal issues raised by this lawsuit. The consent of Wendy's International to MCC Food Service serving as the general partner has already been obtained.

Risks Associated with Meritage's Business

         - BROADENED BUSINESS ORIENTATION. Although Meritage was engaged only in the lodging business prior to acquiring its interest in the Wendy's Partnership, Meritage has recently reassessed its long-range objectives and made a strategic decision to further expand its Food Service Group through the acquisition of additional chain restaurant businesses. In addition, the Company has received inquiries regarding the sale of its hotels. Because current market conditions make this an opportune time to sell full service hotels, the Company intends to explore carefully any opportunity which may arise regarding the sale of one or more of its hotels. The Company has retained a professional brokerage firm to assist it in this regard. There is a risk that this expansion of the business operations might not be successfully implemented for many reasons, including the timing and prices involved in sales of the lodging properties, the availability and pricing of additional restaurant operations, and the ability of management to successfully manage new restaurant businesses.

         - RISKS OF THE LODGING INDUSTRY. Meritage is subject to all of the risks inherent to the lodging industry. These risks include, among other factors, varying levels of demand for rooms and related services, adverse effects of the general and local economic and market conditions, changes in travel patterns, changes in governmental regulations that influence wages, prices or construction costs, changes in interest rates, availability of credit and changes in real estate taxes, availability of labor in a labor-intensive industry and operating expenses, and the recurring need for renovations, refurbishment and improvement of hotel properties. Values of hotel properties are sensitive to changes in local market and economic conditions and to the fluctuations in the economy as a whole. Due to the high level of fixed costs required to operate hotels, significant expenditures necessary to the hotel operations cannot be reduced substantially when circumstances cause a reduction of revenue.

         - RISKS AFFECTING RESTAURANT OPERATIONS. Meritage's operations in its Food Service Group are pursuant to franchise agreements with Wendy's International. Restrictions that accompany this relationship may have the effect of limiting Meritage's ability to pursue its business plans. In addition, Meritage's restaurant operations could be materially and adversely affected by any adverse developments regarding the reputation of Wendy's International on a national level.

         - GEOGRAPHIC CONCENTRATION. All of Meritage's restaurant and lodging operations are located in smaller urban areas in Michigan. A marked decline in the Michigan economy could adversely affect its revenues.

RECOMMENDATION OF THE GENERAL PARTNER

         The General Partner, MCC Food Service, believes that the transaction is fair and is in the best interests of the Wendy's Partnership and the Limited Partners, excluding Meritage. The General Partner, however, has not obtained any independent opinion regarding the transaction and has a conflict of interest because it is affiliated with Meritage. However, the General Partner does believe that the transaction will result in benefits to the holders of the units as described in "Background and Reasons for the Transaction."

MATERIAL EFFECTS TO THE LIMITED PARTNERS

         After the transaction closes, the limited partners of the Wendy's Partnership will change from being partners in an entity with limited duration that is engaged solely in the food service business, to shareholders of a corporation of perpetual duration which is also engaged in the lodging business. The limited partners have limited voting rights in the Wendy's Partnership, primarily relating to removal of the General Partner, the sale of all assets and the dissolution of the Partnership. Shareholders of Meritage have more voting rights, including the right to vote on the election of directors annually, on compensation plans submitted for shareholder approval, on amendments to the Articles of Incorporation, and on major transactions such as mergers. The Wendy's Partnership Agreement is also designed to provide for distributions of cash to the limited partners, with past distributions ranging from $250 per unit in 1996 to $450 per unit in 1995. By contrast, Meritage currently pays no dividends on its Common Shares. There is no established market for the Wendy's Partnership units. Although Meritage's Common Shares are thinly traded, they are listed on the Chicago Stock Exchange and are quoted on the OTC Bulletin Board.

BACKGROUND AND REASONS FOR THE TRANSACTION

         Meritage Capital Corp. ("MCC"), an affiliate of Meritage, first expressed an interest in acquiring the Wendy's Partnership in March 1995. Meritage purchased units in 1996 and now owns, through its wholly owned subsidiary, over half of the outstanding units. In addition, a party affiliated with Meritage is the general partner of the Wendy's Partnership. Meritage's ability to control the Wendy's Partnership effectively foreclosed the ability of the general partner to consider other alternatives to the transaction. Therefore, alternatives such as sale of the Wendy's Partnership to a third party or the liquidation of the Wendy's Partnership have not been considered.

         Meritage initiated the transaction without the participation of the former general partner. Meritage wants to complete the transaction so that it may obtain total ownership of the limited partnership that owns the 25 Wendy's restaurants. Meritage has not obtained any opinion of an outside advisor as to the price it will pay in the transaction. It based the price to be paid in the transaction upon the prices paid by it in 1996 for its acquisition of a majority of the units.

TAX EFFECTS

         Unit holders receiving Meritage shares will recognize a capital gain or loss for federal income tax purposes. Such holders may also recognize ordinary income to the extent the consideration received is attributable to that holder's portion of the unrealized receivables of the Wendy's Partnership, and is subject to recapture as ordinary income through depreciation recapture or otherwise. See "Federal Income Tax Consequences."

DISSENTERS' RIGHTS OF PARTNERS

         None. Limited partners have the right to obtain a list of other limited partners pursuant to Section 12.1(b) of the Wendy's Partnership Agreement.

MARKET QUOTATIONS

         On September 18, 1996, the date Meritage first announced its intention to make a tender offer for the units of the Limited Partnership, Meritage's Common Shares were quoted at $ 4.25 bid and $ 4.75 asked. There is no trading market for the Wendy's Partnership units. Meritage acquired 14 units for $5,000 cash per unit in June 1996, 143.25 units in July 1996 for 171,900 Meritage Common Shares which Meritage valued at $6,000 per unit because of the unregistered status of the Meritage shares, 482.55 units in October 1996 in the tender offer for $7,000 cash per unit, and 41 units in November 1996 for 29,520 shares of Meritage Series A Convertible Preferred Stock which Meritage value at $7,200 per unit. See "Price Range of Common Shares."

                         MERITAGE HOSPITALITY GROUP INC.
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

                                                                                                              Six Months ended
                                                                   Years Ended November 30,                        May 31,
                                                 --------------------------------------------------------          -------
                                                   1996        1995        1994        1993        1992        1997       1996
                                                   ----        ----        ----        ----        ----        ----       ----
STATEMENT OF EARNINGS DATA

Net Revenue
   Rooms                                         $  6,282    $  5,999    $  6,048    $  5,681    $  5,820    $  2,503    $ 2,571
   Food, beverage and other                        10,603       8,442       9,312       8,564       8,525      16,495      4,121
                                                 -------------------------------------------------------------------------------
     Total Revenue                                 16,885      14,441      15,360      14,245      14,345      18,998      6,692

Cost and expenses
   Cost of food and beverages                       3,334       2,864       3,042       2,852       2,800       4,871      1,339
   Operating expenses                               9,492       7,215       7,180       7,024       6,690      11,771      3,523
   General and administrative expenses              3,951       4,980       2,597       2,131       2,013       1,934      1,576
   Depreciation and Amortization                    1,082       1,426       1,232       1,175       1,143       1,078        449
                                                 -------------------------------------------------------------------------------
     Total costs and expenses                      17,859      16,485      14,051      13,182      12,646      19,654      6,887
                                                 -------------------------------------------------------------------------------

Earnings (loss) from operations                      (974)     (2,044)      1,309       1,063       1,699        (656)      (195)

Other income (expense)
   Interest (net)                                    (985)       (968)     (1,119)     (1,063)     (1,374)     (1,148)      (367)
   Other                                               13         242          12         395         199         (36)        --
                                                 -------------------------------------------------------------------------------
     Total other expense                             (972)       (726)     (1,107)       (668)     (1,175)     (1,184)      (367)
                                                 -------------------------------------------------------------------------------

     Earnings (loss) before federal income
       tax and cumulative effect of change in
       accounting principle                        (1,946)     (2,770)        202         395         524      (1,840)      (562)

Federal income tax expense (benefit)                  (20)       (721)        112         165         225          --       (191)
                                                 -------------------------------------------------------------------------------

   Earnings (loss) before cumulative effect of
     change in accounting principle                (1,926)     (2,049)         90         230         299      (1,840)      (371)

Cumulative effect of prior years of changing
  to a different method of accounting for
  income taxes                                         --          --        (117)         --          --          --         --
                                                 -------------------------------------------------------------------------------

Net earnings (loss)                                (1,926)     (2,049)        (27)        230         299      (1,840)      (371)
Preferred Stock Dividends                              --          --          --          --          --          39         --
                                                 -------------------------------------------------------------------------------
Net earnings (loss) on Common Shares             $ (1,926)   $ (2,049)   $    (27)   $    230    $    299    $ (1,879)   $  (371)
                                                 ===============================================================================
Earnings (loss) per share
   Before cumulative effect of change in
     accounting principle                        $  (0.62)   $  (1.13)   $   0.06    $   0.15    $   0.20    $  (0.59)   $ (0.12)
   Cumulative effect of change in accounting
     principle                                         --          --       (0.08)         --          --          --         --
                                                 -------------------------------------------------------------------------------
After cumulative effect of change in
  accounting principle                           $  (0.62)   $  (1.13)   $  (0.02)   $   0.15    $   0.20    $  (0.59)   $ (0.12)
                                                 ===============================================================================

Weighted average shares outstanding                 3,082       1,816       1,520       1,520       1,520       3,212      3,020
                                                 ===============================================================================

Ratio of earnings to fixed charges               $  (0.16)   $  (0.08)   $   0.98    $   1.34    $   1.31    $  (0.20)   $  0.24
   Coverage deficiency (1)                          1,947       2,049          27          --          --       1,804        563


(1) Earnings are inadequate to cover fixed charges in years ended 1996, 1995 and 1994 as well as the six months ended May 31, 1997 and May 31, 1996.

                             CONTINUED ON NEXT PAGE

                         MERITAGE HOSPITALITY GROUP INC.
                 SUMMARY CONSOLIDATED FINANCIAL DATA (CONTINUED)
                 (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

                                                                                                           (1)
                                                                                                    Six Months ended
                                                                                          ------------------------------------------
                                                      Years Ended November 30,                         May 31,1997
                                  --------------------------------------------------                 ----------------
                                    1996       1995      1994       1993        1992        Actual        Pro Forma     May 31, 1996
                                    ----       ----      ----       ----        ----        ------        ---------     ------------
BALANCE SHEET DATA

Cash and cash equivalents         $  2,265    $ 1,337   $   622   $    451    $    577    $  1,122        $  1,061        $  2,107
Working capital                        103         44       406       (450)     (4,429)     (1,786)         (1,847)          1,935
Property and equipment, net         21,757     13,218    13,645     14,069      14,867      21,498          22,538          13,538
Total assets                        31,929     17,984    19,688     20,004      20,145      30,810          33,688          19,030
Long-term debt, including
   current maturities               24,293     11,443    12,647     12,905      13,209      24,850          24,850          14,931
Shareholders' equity                 2,021      3,055     5,225      5,252       5,022         225           4,545           1,624

STATEMENT OF CASH FLOWS DATA

Net increase (decrease) in cash
    and cash equivalents          $    929    $   715   $   171   $   (127)   $    322    $ (1,143)       $ (1,205)       $    770
Net cash provided by (used in)
   operating activities             (1,496)       425       990      1,056       1,687        (935)           (935)           (903)
Dividends - common stock             1,510         --        --         --          --          --              --           1,510
Dividends - preferred stock             --         --        --         --          --          39              39              --

(1) The transaction is reflected under the purchase method of accounting, and the Pro Forma data is derived in accordance with such method. The Pro Forma data prior to the effective time of the transaction may not be indicative of the results that actually would have occurred if the transaction had been in effect during the periods presented or which may be attained in the future. Please refer to pages P-1 through P-7 for further Pro Forma information.

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                       SUMMARY CONSOLIDATED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER LIMITED PARTNER UNIT DATA,
                 PARTNERSHIP UNITS OUTSTANDING AND RATIO DATA)

                                                                                                                 Six Months ended
                                                 (1)                     Years ended December 31,                      May 31,
                                        Eleven Months ended             -------------------------                     -------
                                          November 30, 1996      1995        1994        1993        1992        1997        1996
                                          -----------------    --------    --------    --------    --------    --------    --------
STATEMENT OF EARNINGS DATA

Net Revenue
         Rooms                                     $     --    $     --    $     --    $     --    $     --    $     --    $     --
         Food, beverage and other                    24,687      25,601      24,910      23,685      22,743      13,042      12,314
                                                   --------------------------------------------------------------------------------
          Total Revenue                              24,687      25,601      24,910      23,685      22,743      13,042      12,314

Cost and expenses
         Cost of food and beverages                   7,223       7,391       7,295       7,187       6,850       3,734       3,555

         Operating expenses                          14,662      15,099      13,987      13,264      12,819       7,896       7,441
         General and administrative
           expenses                                   1,046       1,250       1,279       1,203       1,098         655         616
         Depreciation and Amortization                  769         853         857         971         950         458         417
                                                   --------------------------------------------------------------------------------
           Total costs and expenses                  23,700      24,593      23,418      22,625      21,717      12,743      12,029

Earnings from operations                                987       1,008       1,492       1,060       1,026         299         285

Other income (expense)
         Interest (net)                                (403)       (512)       (557)       (622)       (661)       (221)       (223)
         Other                                          (25)         31           6          --         (17)         --          --
                                                   --------------------------------------------------------------------------------
           Total other income (expense)                (428)       (481)       (551)       (622)       (678)       (221)       (223)

     Earnings before extra-
           ordinary item                                559         527         941         438         348          78          62
Extraordinary item                                       --         (21)         --         (87)         --          --          --
                                                   --------------------------------------------------------------------------------

Net earnings                                       $    559    $    506    $    941    $    351    $    348    $     78    $     62
                                                   ================================================================================

Net earnings attributable to:
         Limited Partners                          $    553    $    501    $    931    $    348    $    345    $     77    $     61
         General Partner                                  6           5          10           3           3           1           1
                                                   --------------------------------------------------------------------------------
                                                   $    559    $    506    $    941    $    351    $    348    $     78    $     62
                                                   ================================================================================

Earnings per unit of limited
  partnership unit
         Before extraordinary item                 $ 440.22    $ 415.14    $ 740.96    $ 345.06    $ 274.42    $  61.56    $  48.64
   Extraordinary item - loss on
         extinguishment of debt                          --      (16.18)         --      (68.53)         --          --          --
                                                   --------------------------------------------------------------------------------
          After extraordinary item                 $ 440.22    $ 398.96    $ 740.96    $ 276.53    $ 274.42    $  61.56    $  48.64
                                                   ================================================================================

Number of limited partnership
  units outstanding                                  1256.8      1256.8      1256.8      1256.8      1256.8      1256.8      1256.8
                                                   ================================================================================

Ratio of earnings to fixed charges                     2.36        1.94        2.65        1.49        1.52        1.34        1.27
                                                   ================================================================================


(1) In fiscal 1996, the Wendy's Partnership changed its fiscal year from December 31 to November 30, due to the consolidation of the Wendy's Partnership's financial statements with Meritage. Meritage acquired a majority interest in the Wendy's Partnership on October 31, 1996.


                             CONTINUED ON NEXT PAGE

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                 SUMMARY CONSOLIDATED FINANCIAL DATA (CONTINUED)
              (IN THOUSANDS, EXCEPT PER LIMITED PARTNER UNIT DATA,
             LIMITED PARTNERSHIP UNITS OUTSTANDING AND RATIO DATA)


                                         (1)                                                                      (2)
                                                                                                           Six Months ended
                                                                                                 -----------------------------------
                                                              Years Ended November 30,                      May 31,1997
                                 Eleven months ended          ------------------------                      -----------
                                 November 30, 1996     1995       1994       1993       1992     Actual     Pro Forma  May 31, 1996
                                 ------------------    ----       ----       ----       ----     ------     ---------  ------------
BALANCE SHEET DATA

Cash and cash equivalents                  $   394    $   411    $   776    $   409    $   422    $   619     $   619    $   409
Working capital                               (850)      (912)      (824)    (1,089)    (2,733)    (1,085)     (1,085)      (851)
Property and equipment, net                  5,897      5,671      5,933      5,763      5,611      5,936       6,976      5,759
Total assets                                 9,076      8,832      9,698      9,341      9,478      9,079       9,079      8,826
Long-term debt, including
   current maturities                        4,379      4,469      5,127      5,494      4,176      4,170       4,170      4,538
Partners' equity
         General Partner                       (29)       (31)       (31)       (36)       (40)       (28)        (28)       (31)
         Limited Partner                     3,131      2,892      2,956      2,402      2,054      3,208       3,208      2,880

STATEMENT OF CASH FLOWS DATA

Net increase (decrease) in cash
    and cash equivalents                   $   (17)   $  (365)   $   367    $   (12)   $   194    $   224     $   224    $   125
Net cash provided by
   operating activities                      1,201      1,366      1,808        627      1,207        857         857        590
Distributions                                  317        571        381         --         --         --          --        127

(1) In fiscal 1996, the Wendy's Partnership changed its fiscal year from December 31 to November 30, due to the consolidation of the Wendy's Partnership's financial statements with Meritage. Meritage acquired a majority interest in the Wendy's Partnership on October 31, 1996.

(2) The transaction is reflected under the purchase method of accounting, and the Pro Forma data is derived in accordance with such method. The Pro Forma data prior to the effective time of the transaction may not be indicative of the results that actually would have occurred if the transaction had been in effect during the periods presented or which may be attained in the future. Please refer to pages P-1 through P-7 for further Pro Forma information.

                       COMPARATIVE PER SHARE AND UNIT DATA


     The following table sets forth certain per share and unit information for both Meritage and the Wendy's Partnership on an historical basis and selected unaudited, pro forma, combined, comparative per share data for Meritage and the Wendy's Partnership combined. The transaction is reflected under the purchase method of accounting, and pro forma data are derived in accordance with such method. The Wendy's Partnership pro forma equivalent amounts are presented with respect to each set of pro forma information. Such amounts are computed by multiplying the pro forma amounts by the assumed exchange ratio of 2,142.85 shares of Meritage Common Shares for each unit held by non-affiliated limited partners. The pro forma data prior to the effective time of the transaction may not be indicative of the results that actually would have occurred if the transaction had been in effect during the periods presented or which may be attained in the future.

                                                         MERITAGE        THE PARTNERSHIP        PRO FORMA
                                                        (PER SHARE)        (PER UNIT)          (PER SHARE)
                                                        ----------------------------------------------------
EARNINGS (LOSS) PER SHARE OR UNIT:

     Fiscal 1996                                     $      (0.62)      $        440.22       $       (0.52)
     Fiscal 1995                                            (1.13)               398.96
     Fiscal 1994                                            (0.02)               740.96
     Fiscal 1993                                             0.15                276.53
     Fiscal 1992                                             0.20                274.42

     Six months ended May 31, 1997                          (0.59)                61.56               (0.43)
     Six months ended May 31, 1996                          (0.12)                48.64

COMMON STOCK DIVIDENDS DECLARED/DISTRIBUTIONS
  PER SHARE OR UNIT:

     Fiscal 1996                                             0.50                250.00                 0.42
     Fiscal 1995                                              ---                450.00
     Fiscal 1994                                              ---                300.00
     Fiscal 1993                                              ---                   ---
     Fiscal 1992                                              ---                   ---

     Six months ended May 31, 1997                            ---                   ---                  ---
     Six months ended May 31, 1996                           0.50                100.00

BOOK VALUE PER SHARE OR UNIT:

     Fiscal 1996                                             0.63              2,491.07
     Fiscal 1995                                             1.01              2,300.85
     Fiscal 1994                                             3.44              2,351.90
     Fiscal 1993                                             3.46              1,910.94
     Fiscal 1992                                             3.30              1,634.41

     Six months ended May 31, 1997                           0.07              2,552.62                 1.02
     Six months ended May 31, 1996                           0.54              2,349.49

                      RISK FACTORS AND OTHER CONSIDERATIONS

         Each Limited Partner should carefully consider the factors set forth below, as well as other information included elsewhere herein.

RISKS ASSOCIATED WITH DISSOLUTION OF THE WENDY'S PARTNERSHIP

Conflicts of Interest

         Meritage has an inherent conflict of interest in that MHG Food Service, a subsidiary of Meritage, owns approximately 54% of the outstanding units of the Wendy's Partnership and has appointed MCC Food Service, an affiliate of Meritage, as the general partner of the Wendy's Partnership. Meritage is in a position to cause the sale of assets to it and the dissolution of the Wendy's Partnership without the vote of the non-affiliated limited partners, and obviously would desire to pay less for the Wendy's Partnership units than the limited partners would want to receive. As general partner, MCC Food Service is accountable to the limited partners as a fiduciary and must, therefore, exercise good faith and integrity in the resolution of any conflict of interest and in its dealings with the Wendy's Partnership.

         Meritage desires to obtain the remaining units of the Wendy's Partnership at the best price available to it. Therefore, neither Meritage, MHG Food Service nor MCC Food Service is making any recommendation with respect to the transaction. Meritage, MHG Food Service and MCC Food Service, nevertheless, believe that the transaction is fair, from a financial point of view, to the non-affiliated limited partners. See "Background and Reasons for the Transaction."

No Independent Fairness Determination

         Meritage established the exchange ratio of the shares for units to be higher than the highest prices it paid in 1996 to non-affiliated limited partners. See "Background and Reasons for the Transaction - Determination of Consideration for Units." However, neither Meritage nor the general partner engaged any outside party to render an opinion as to this value or to represent the interests of the non-affiliated limited partners. Meritage's management decided not to obtain a fairness opinion because of their belief that the transaction was fair and because of the costs associated with obtaining a fairness opinion. Meritage believes that the value of the Wendy's Partnership units has not appreciated significantly since the series of purchases made by Meritage in 1996 at prices valued from $5,000 to $7,200 per unit, and that the value of the exchange for each unit, $7,500 based on a market price for each of the Meritage Common Shares being exchanged for a unit, is fair because it exceeds the highest purchase prices paid for units in 1996. The risk exists that a higher value than that being paid by Meritage for each unit could be obtained through a sale of the Wendy's Partnership's assets and business to a third party and that the opinion of a qualified outside appraiser could be that the value is higher than that being offered by Meritage.

Change in Nature of Investment and Status of Limited Partners

         Upon completion of the transaction, the economic interest of the Wendy's Partnership limited partners will change from interests in ownership of a limited partnership with a limited duration that is designed to distribute income, to that of a shareholder of a larger organization with perpetual duration which presently does not intend to pay dividends. Collectively, the Meritage Common Shares issued in the transaction will represent approximately ___% of Meritage's outstanding Common Shares as determined after the transaction. The economic interests of the limited partners will change from only restaurant operations, to a broader corporate operation which, unlike the Wendy's Partnership, may include businesses other than restaurant operations. See "Distribution Policies."

         In addition, this change also results in significant modifications to the rights of the limited partners with respect to voting, meetings of holders, dissolution and liquidation, and access to investor lists and other books and records. Also, there will be changes with respect to the management, taxation of the entity, its investors, and marketability and transferability of the equity interests. If the transaction is consummated, holders of the units would become shareholders of Meritage, a Michigan corporation, and would therefore experience a change in the rights from those of limited partners of a Michigan limited partnership to those of shareholders of a Michigan corporation. See "Description of Capital Shares" and "Comparative Rights."

No Appraisal Rights

         Under Michigan law and the terms of the Wendy's Partnership Agreement, a limited partner will have no appraisal, dissenters' or similar rights (i.e., rights, instead of receiving Meritage Common Shares, to seek a judicial determination of the "fair value" of the units and to compel the Wendy's Partnership to purchase units for cash in that amount). Such rights will not voluntarily be accorded to limited partners by Meritage or the Wendy's Partnership. Should any litigation ensue with respect to the transaction, Meritage would assert any consents returned to it as a defense.

No Independent Representation of Limited Partners

         The consideration to be received by non-affiliated limited partners in the transaction was determined by Meritage. See "Background and Reasons for the Transaction - Determination of Consideration for Units." No independent representative or counsel has acted on behalf of the non-affiliated limited partners, nor did the management of Meritage negotiate the terms of the transaction with any non-affiliated limited partner. There is a possibility that, if such representatives or non-affiliated limited partners have taken part in such determination and negotiation, the terms of the transaction might have been different, and perhaps, more favorable to non-affiliated limited partners.

RISKS ASSOCIATED WITH INVESTMENT IN MERITAGE COMMON SHARES

Limited Trading Market

         Although the Common Shares have been continuously traded on the OTC Bulletin Board since September 1995 and listed on the Chicago Stock Exchange since October 22, 1996, they are not actively traded. Presently, four broker dealer firms provide bid and asked quotations for the Common Shares. Meritage cannot estimate the effect on the trading market that will result from the issuance of Common Shares in the transaction. Those shares will be freely transferable in the hands of the former limited partners who are not affiliates of Meritage, and sales of a substantial amount of the shares could depress the market price for the Common Shares.

Substantial Debt

         Meritage had $25.3 million of long-term debt outstanding at July 1, 1997, which included current portions of long-term debt and the debt of the Wendy's Partnership. Included in the debt is an $875,000 loan for the development of a marina. As of July 1, 1997, $600,000 had been borrowed on the marina development loan leaving $275,000 available. The Company's expansion programs will likely result in additional debt. Furthermore, additional sales of Meritage preferred stock could increase preferred dividend service requirements. Increases in general interest rate levels and general credit tightening situations could adversely affect Meritage's financial condition in the future.

Common Share Ownership and Control by Insiders

         Meritage's officers, directors, principal shareholders and their affiliates beneficially own approximately 62% of Meritage's outstanding Common Shares (all of which are eligible for sale under Securities and Exchange Commission Rule 144 promulgated under the Securities Act of 1933). As a result, these shareholders and, in particular, Meritage's officers and directors, when acting in concert, have the ability to influence significantly most matters requiring approval by shareholders of Meritage, including the election of a majority of the directors. In addition, the Board of Directors has the authority to issue up to approximately 26,780,000 Common Shares and 4,860,000 shares of undesignated preferred stock and to determine the rights, preferences privileges and restrictions, including voting rights, of such preferred shares, without any future vote or action by the shareholders. The voting power of these principal shareholders, officers and directors, or the issuance of Common Shares or preferred stock under certain circumstances, could have the effect of delaying, deferring or preventing a change in control of Meritage. Although the ownership of this group will decline from approximately 62% to ___% upon completion of the transaction, their degree of control will remain.

Legal Proceedings

         In December 1996, Meritage received a notice from the Internal Revenue Service that approximately $2.1 million, which Meritage deducted as a business expense in connection with litigation in 1995 and 1996 relating to the replacement and restructuring of former management, should be treated as a capital expenditure and, therefore, disallowed as a deduction. Meritage is vigorously contesting the disallowance. If the IRS were to completely prevail in its position, then Meritage would be required to make a payment of approximately $340,000 for additional federal and state income taxes, not including any interest or penalties. If Meritage is able to carry back its 1996 tax loss, then any amount that Meritage would be required to pay would be refunded within 120 days of payment.

         On May 19, 1997, Wendy's West Michigan, Inc. was removed as general partner of the Wendy's Partnership and replaced with MCC Food Service, an affiliate of Meritage. On May 21, 1997, Wendy's West Michigan, Inc. commenced a lawsuit against Meritage, MHG Food Service, and MCC Food Service (Case No. 97-05360-CB, Kent County (Michigan) Circuit Court, Buth, J.). Wendy's West Michigan, Inc. has attempted to assert claims on behalf of the Wendy's Partnership as well. The complaint seeks, among other things, (i) a declaration that Wendy's West Michigan, Inc. is the general partner of the Wendy's Partnership, (ii) injunctive relief in the form of a temporary restraining order or a preliminary injunction which would prohibit the defendants from participating in the management of the Wendy's Partnership, and (iii) damages for various business torts. Plaintiff's motion for a temporary restraining order was denied on May 21, 1997. Defendants believe that the lawsuit is entirely without merit and is seeking its dismissal. Wendy's International stated that it will not take a position regarding any legal issues raised by this lawsuit. The consent of Wendy's International to MCC Food Service serving as the general partner has already been obtained.

RISKS ASSOCIATED WITH MERITAGE'S BUSINESS

Broadened Business Orientation

         Although Meritage was engaged only in the lodging business before its acquisition of a controlling interest in the Wendy's Partnership, Meritage has recently reassessed its long-range objectives and made a strategic decision to expand further its Food Service Group through the acquisition of additional chain restaurant businesses. In addition, the Company has received inquiries regarding the sale of its hotels. Because current market conditions make this an opportune time to sell full service hotels, the Company intends to explore carefully any opportunity which may arise regarding the sale of one or more of its hotels. The Company has retained a professional brokerage firm to assist it in this regard. Proceeds of any sale would be used to reduce the Company's debt.

         Management cannot, of course, determine whether it will sell any of its hotels or, if it decides to sell, how long it will take to sell these assets at prices that are acceptable to Meritage. Furthermore, there is a risk that this expansion of the business operations might not be successfully implemented for many reasons, including the timing and prices involved in any sales of the lodging properties, the availability and pricing of additional restaurant operations, and the ability of management to successfully manage new restaurant businesses. Utilization of the proceeds from the sale of any of the hotels and other assets to acquire additional food service properties will involve all of the risks normally attendant to acquisitions, including whether the selection, timing and pricing of acquisitions will enable Meritage to operate these businesses at a profit. The acquisition, consolidation and integration of management systems and procedures of acquired businesses into Meritage's existing management structure will present a significant challenge, and expansion of the Food Service Group may require additional operating staff. Any substantial difficulties experienced in this program could have a material adverse effect on Meritage's operations and financial condition. Also, although Meritage may require additional debt or equity financing to accomplish its aims, such financing may not be available or, if available, not on terms acceptable to Meritage

         The hotel properties which have been owned since 1986, have been substantially depreciated and are carried on the books at approximately $14 million. As a result, if a sale occurs, the sales are expected to result in substantial gains that will trigger the payment of approximately 32% of the tax profit in income taxes prior to the application of any available NOL carryforwards and any current year operating losses. Thus, the net taxes paid would reduce the proceeds available to pay down the Company's debt.

Risks of the Lodging Industry

         Meritage is subject to all of the risks inherent to the lodging industry. These risks include, among other factors, varying levels of demand for rooms and related services, adverse effects of the general and local economic and market conditions, changes in travel patterns, changes in governmental regulations that influence wages, prices or construction costs, changes in interest rates, availability of credit and changes in real estate taxes, availability of labor in a labor-intensive industry and operating expenses, and the recurring need for renovations, refurbishment and improvement of hotel properties. Values of hotel properties are sensitive to changes in local market and economic conditions and to the fluctuations in the economy as a whole. Due to the high level of fixed costs required to operate hotels, significant expenditures necessary to the hotel operations cannot be reduced substantially when circumstances cause a reduction of revenue. Investments in limited purpose facilities, such as a hotel, typically involve greater risks than do investments in multi-purpose properties, some of which risks are as follows:

         Over-building

         New hotel construction is increasing from levels experienced in the early 1990's as a result of increasing occupancy rates. Room starts declined from an annual rate of approximately 160,000 in 1984, to less than 40,000 in the mid-1990's and are projected to be at approximately 110,000 for 1997. These factors could lead to an overbuilding situation, such as occurred in the 1980's, when an oversupply of rooms adversely affected occupancy levels and room rates. If this situation develops it could adversely affect the prices at which Meritage values its hotel properties.

         Competition for Market Share

         The lodging industry is highly competitive. There is no single competitor or small number of competitors of Meritage that are dominant in the industry. Meritage's hotels operate in areas that contain numerous competitors, many of which have substantially greater resources than Meritage. Competition in the lodging industry is based generally on convenience of location, room rates, and range and quality of services and guest amenities offered. Meritage considers the location of its hotels and the services and guest amenities provided by it to be among the most important factors it its business. Demographic, geographic or other changes in one or more of Meritage's markets could impact the convenience or desirability of the sites of certain hotels, which would in turn affect the operations of those hotels. In addition, new or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which Meritage's hotels compete, thereby adversely affecting Meritage's operations. See "Business - Competition and Industry Conditions."

         Requirements for Capital and Labor

         Hotel operations are capital, management and labor intensive. In order to remain competitive, hotel facilities must be continually maintained, modernized and refurbished. This increases the need for capital funds from reserves, current cash flow or debt financing and thereby increases the sensitivity of the investment to the cost and availability of such funds. In addition, hotels are especially susceptible to the impact of economic and other conditions outside the control of the hotel owner.

         Seasonality

         The lodging industry is seasonal in nature. Generally, hotel revenues are greater in Meritage's third fiscal quarter than in its other fiscal quarters. This seasonality can be expected to cause fluctuations in the revenues of Meritage. Quarterly earnings may also be adversely affected by events beyond Meritage's control, such as extreme weather conditions, economic factors and other considerations affecting travel.

Risks Affecting Restaurant Operations

         The restaurant industry in the United States is generally viewed as being over-expanded in relation to customer demand. This factor puts a premium upon an operator's ability to provide products that differentiate it from its competitors and to operate its business in an efficient manner. Although the Company's operations are now confined to smaller urban areas in Michigan, as it expands, Meritage will have to take into account and adjust for changing competitive conditions in each particular food service business that it enters into with respect to its markets. Meritage's expansion plans in the food service industry are not limited to Wendy's Restaurants and may include any one of a variety of existing restaurant businesses. The restaurant industry typically involves risks such as the following:

         Competition

         The quick-service restaurant industry is intensely competitive with respect to price, service, location and food quality. The industry is mature, and competition can be expected to increase. Other major quick-service restaurant chains (with greater financial and other resources than those possessed by Meritage) have similar or competing operational concepts to those of Meritage. A significant change in pricing or other business strategies by one or more of Meritage's competitors, including an increase in the number of restaurants in Meritage's territories, could have an adverse impact on Meritage's sales, earnings and growth.

         Meritage and the quick-service restaurant industry are significantly affected by factors such as changes in local, regional or national economic conditions, changes in consumer tastes, and consumer concerns about the nutritional quality of quick-service food. In addition, factors such as increases in food, labor and energy costs, the availability and cost of suitable restaurant sites, fluctuating insurance rates, state and local regulations, and the availability of an adequate number of hourly-paid employees can also adversely affect the quick-service restaurant industry. See "Business - Competition and Industry Conditions."

         Restrictions Imposed by Wendy's International

         As the general partner of the Wendy's Partnership, MCC Food Service, an affiliate of Meritage, now directs the operations of the 25 Wendy's restaurants operated by the Wendy's Partnership. MCC Food Service's control is being challenged in a lawsuit commenced by the former general partner of the Wendy's Partnership. See "Risks Associated with Investment in Meritage Common Shares - Legal Proceedings." Operations of the Wendy's Partnership are conducted pursuant to franchise agreements with Wendy's International. In addition to the contractual restrictions imposed by the franchise agreements, Meritage and its affiliates which are involved in the Wendy's business, are subject to certain restrictions imposed by policies and procedures established by Wendy's International as in effect from time to time. These restrictions may have the effect of limiting Meritage's ability to pursue some of its business plans.

         The consent of Wendy's International may be required for certain transactions by Meritage. If consent is required and not obtained, Meritage will not be able to proceed with those plans which, in turn, could affect Meritage's growth strategy and could have a material adverse effect on Meritage's financial condition and results of operations. If Meritage proceeds without Wendy's International's consent, Wendy's International could terminate its franchise agreements. Termination of the franchise agreements would have a material adverse effect on Meritage's financial condition and results of operations.

         Part of Meritage's business strategy is to expand its operations through the acquisition and development of Wendy's restaurants. The approval of Wendy's International is required for the acquisition of Wendy's restaurants by Meritage from other Wendy's franchisees and the development of new Wendy's restaurants by Meritage. Approval is also required for the renewal of existing franchise agreements. Wendy's consent to such renewals, acquisitions or development may be withheld in Wendy's sole discretion. Pursuant to its agreement with Wendy's International, Meritage is also limited in both the acquisition or development of other chain restaurant businesses. Wendy's International has restricted Meritage's involvement with any quick-service restaurant in Meritage's market area, and any quick-service restaurant outside of Meritage's market area that sells chicken sandwiches, hamburgers or products similar to Wendy's International which is located within a three mile radius of another Wendy's restaurant operated by a Wendy's franchisee.

         Wendy's International must approve the opening by Meritage of any new restaurant, including restaurants opened within Meritage's existing franchise territories. Wendy's International also maintains discretion over the menu items that may be offered in Meritage's restaurants. By virtue of franchise and other agreements, Meritage is required to pay to Wendy's International technical assistance fees upon the opening of new restaurants and monthly royalty and national advertising fees. These agreements also provide for the termination of Meritage as a franchisee upon the failure of Meritage to comply with certain restrictions and obligations imposed on Meritage.

         Dependence Upon Wendy's International

         Meritage's restaurant operations are largely dependent on the Wendy's restaurant chain, which in turn is dependent upon the management and financial condition of Wendy's International and the reputation developed by Wendy's restaurants operated by other Wendy's franchisees. Should Wendy's International be unable to compete effectively with similar restaurant chains in the future, Meritage would be materially and adversely affected. Furthermore, many of the attributes which lead to the success of Wendy's operations are factors over which Meritage has no control, such as marketing efforts, introduction of new products, quality assurance and other operational systems. Adverse publicity involving other Wendy's franchisees could have an adverse effect on all franchisees including Meritage.

Geographic Concentration of Operations

         All of Meritage's restaurant operations and hotels are now concentrated in smaller urban areas of Michigan. A marked decline in the Michigan economy could adversely affect Meritage's operations.

                                 CAPITALIZATION

         The following table sets forth the capitalization of Meritage at May 31, 1997 and as adjusted to give effect to the issuance of Common Shares in the transaction whereby Meritage will acquire all remaining units of the Wendy's Partnership not owned by Meritage. The table should be read in conjunction with Meritage's Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.

                                                                                           May 31, 1997
                                                                                  -------------------------------
                                                                                      Actual          Pro Forma
                                                                                  -------------    --------------
Long-term debt, including current maturities                                      $  24,850,370    $   24,850,370

Shareholders' equity:
Preferred Stock, 5,000,000 shares authorized,
  138,387 issued and outstanding                                                          1,384             1,384
Common Shares, 30,000,000, 3,216,379 (actual) and
  4,448,748 (as adjusted) issued and outstanding                                         32,164            44,507

Additional paid-in capital                                                           12,975,142        17,282,799

Note receivable from sale of shares                                                  (5,412,183)       (5,412,183)

Accumulated deficit                                                                  (7,371,788)       (7,371,788)
                                                                                  -------------    --------------

         Total Shareholders' equity                                               $     224,719    $    4,544,719
                                                                                  -------------    --------------

              Total capitalization                                                $  25,075,089    $  29,395,089
                                                                                  =============    =============


                          PRICE RANGE OF COMMON SHARES

         Meritage's Common Shares are currently traded on the OTC Bulletin Board under the symbol "MHGI" and on the Chicago Stock Exchange under the symbol "MHG." No recent quotations were published until the beginning of Meritage's fourth quarter of fiscal 1995. The following are published high and low bid prices (beginning on October 18, 1995) for the Company's Common Shares as reported on the OTC Bulletin Board.

         ======================================================================
                                                           HIGH        LOW
         ----------------------------------------------------------------------
         FISCAL YEAR ENDED NOVEMBER 30, 1995
         ----------------------------------------------------------------------
                 October 18, 1995 - November 30, 1995    $ 7 1/2     $ 5 7/8
         ----------------------------------------------------------------------
         FISCAL YEAR ENDED NOVEMBER 30, 1996
         ----------------------------------------------------------------------
                 First Quarter                           $ 7 1/8     $ 5 1/2
         ----------------------------------------------------------------------
                 Second Quarter                          $ 6 3/8     $ 5 5/8
         ----------------------------------------------------------------------
                 Third Quarter                           $ 6 3/8     $ 4 1/4
         ----------------------------------------------------------------------
                 Fourth Quarter                          $ 6 1/4     $ 4 1/4
         ======================================================================

         ======================================================================
                                                           HIGH        LOW
         ----------------------------------------------------------------------
         FISCAL YEAR 1997
         ----------------------------------------------------------------------
                 First Quarter                           $ 6 1/4     $ 5 3/8
         ----------------------------------------------------------------------
                 Second Quarter                          $ 5 1/4       $ 4
         ----------------------------------------------------------------------
                 Third Quarter (through August 6)          $ 4       $ 2 5/8
         ======================================================================

         As of July 31, 1997, there were approximately 600 record holders of the Common Shares which Meritage believes represents approximately 1,400 beneficial holders.

                              DISTRIBUTION POLICIES

         Other than a special dividend in the amount of $.50 per share of Meritage's outstanding Common Shares paid on April 26, 1996, Meritage has not paid cash dividends on its Common Shares. It intends to continue its current policy of retaining funds for operations. Moreover, payment of dividends on the Common Shares is prohibited by the terms of Meritage's loan agreement with its primary long-term lender. See "Capitalization," "Meritage Hospitality Group Inc.
- Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources" and "Description of Capital Shares."

         Previously, the general partner reviewed the Wendy's Partnership's results of operations and cash requirements on a semi-annual basis and determined the cash flow from operations available for distribution to the limited partners. The loan agreement for the Wendy's Partnership limited the cash available for distribution. See "Wendy's of West Michigan Limited Partnership - Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources." In January 1995, July 1995, January 1996 and July 1996, the Wendy's Partnership distributed $250, $200, $100 and $150, respectively, per unit.

                   BACKGROUND AND REASONS FOR THE TRANSACTION

BACKGROUND OF THE TRANSACTION

         The Prospectus relates to Meritage's plans to cause the Wendy's Partnership to sell all of its assets, subject to liabilities, to a new limited partnership being formed under the direction of Meritage. The partnership will receive Meritage Common Shares. After the purchase, the Wendy's Partnership will be dissolved and the Common Shares will be distributed to all limited partners other than Meritage. The number of shares to be distributed will be that number that has a value of $7,500 for each limited partnership unit, based on the average high and low bid price on the OTC Bulletin Board for the 10 trading days preceding the date of dissolution. The partnership units held by Meritage will be canceled.

         The transaction will be accomplished in accordance with Section 12.7 of the Wendy's Partnership Agreement. Under Section 12.7, the limited partners are deemed to have consented to the transaction unless they indicated to the contrary in writing to the Wendy's Partnership before ___________, 1997. The transaction requires approval by the general partner and over half of the outstanding limited partnership units. Since Meritage is affiliated with the general partner, and owns over half of the outstanding limited partnership units, the transaction will be approved regardless of the vote or objections of non-affiliated limited partners.

         In March 1995, MCC (Meritage's principal shareholder) made an inquiry to a representative of Wendy's West Michigan, Inc., the former general partner of the Wendy's Partnership, regarding the possible acquisition of the Wendy's Partnership. In August 1995, MCC made a formal offer to a representative of the former general partner to purchase the Wendy's Partnership in a transaction whereby each limited partner would receive approximately $6,000 per unit. The offer was not presented to the limited partners for its approval.

         Meritage then commenced privately negotiated purchase of units. On June 11, 1996, Meritage purchased 14 units for $5,000 cash per unit. On July 10, 1996, Meritage purchased an additional 143.25 units in exchange for 171,900 Meritage Common Shares which Meritage valued at $6,000 per unit based on the unregistered nature of such shares and the then two-year holding period. One of those sellers, Robert E. Schermer, Sr., is Chairman of Meritage's Board of Directors. On October 31, 1996, Meritage acquired 482.55 units in a tender offer for $7,000 cash per unit. Meritage also stated in the tender offer that its ultimate objective was to acquire all of the units of the Wendy's Partnership. In November 1996, Meritage acquired 41 units for 29,520 shares of Meritage Series A Convertible Preferred Stock, which Meritage valued at $7,200 per unit. Meritage decided the purchase prices for such units based on its determination of the value of the Wendy's Partnership.

         Meritage obtained a report dated June 26, 1996, valuing the Wendy's Partnership units based on the Wendy's Partnership's 1995 results. The report stated values at $6,359 per unit on a present value discounted cash flow basis and $6,304 as a market comparison average. The report did not render any values based on net book value, disaggregation value or acquisition value. The report did not address the fairness of these values to the Wendy's Partnership or the limited partners. It did conclude that the fair market value of the units was $6,332 per unit and noted that interim results available indicated that the Wendy's Partnership was below budget for 1996 and warned that if results did not meet budget, the conclusions would have to be discounted. Meritage did not utilize this report to establish prices but instead determined to purchase units at the best prices it could negotiate with third parties.

         The report was prepared by Roney & Co. to assist Meritage in assessing the financial value of the Wendy's Partnership. Roney is an investment banker and a member of the New York Stock Exchange which has been in operation since 1925. Meritage paid Roney $30,000 for this service and chose Roney based on personal familiarity with certain of its principals. This discussion is being presented solely because it is required by regulations of the Securities and Exchange Commission. Meritage does not hold it out as having any bearing on the fairness of the market value of its Common Shares which will be issued for each unit in the closing of the transaction. Meritage will furnish to any limited partner, upon written request and without charge, a copy of the report. Requests should be directed to James R. Saalfeld, Vice President and General Counsel, Meritage Hospitality Group Inc., 40 Pearl Street, N.W., Suite 900, Grand Rapids, Michigan 49503.

         As a result of these transactions, Meritage owns (through its subsidiary MHG Food Service) approximately 54% of the units. The Wendy's Partnership Agreement provides that the replacement of the general partner of the Wendy's Partnership, the sale of all of the assets of the Wendy's Partnership and its dissolution can be authorized by the affirmative vote of a majority of all limited partnership units. On May 19, 1997, Meritage appointed MCC Food Service, an affiliate of Meritage, as substitute general partner of the Wendy's Partnership. Meritage's ownership position is sufficient to allow it, without the consent of any of the other limited partners, to effectuate the sale of assets to Meritage in exchange for Meritage Common Shares and to dissolve the Wendy's Partnership. In the dissolution, each non-affiliated limited partner will receive Meritage Common Shares valued at $7,500 per unit. Meritage proposed the transaction in order to obtain all assets of the Wendy's Partnership. No alternatives were considered as part of Meritage's goal to dissolve the Wendy's Partnership.

         The Meritage Common Shares to be issued in the dissolution have been registered under the Securities Act of 1933. Although this transaction is not governed by the proxy statement rules of the Securities Exchange Act of 1934, it is subject to regulations of the Securities and Exchange Commission. These regulations require, among other things, that this prospectus be delivered to unit holders at least 60 days prior to the date of the sale of assets and dissolution of the Wendy's Partnership.

FEES AND EXPENSES OF THE TRANSACTION

Meritage will pay the following fees associated with the transaction:

Securities and Exchange Commission registration fee ..............       $ 1,500
Legal fees and expenses ..........................................        25,000
Accounting fees and expenses .....................................         7,000
Printing fees ....................................................        10,000
State securities laws fees and expenses ..........................        10,000
Miscellaneous ....................................................         8,000
                                                                         -------
                                                                         $61,500
                                                                         =======

DETERMINATION OF CONSIDERATION FOR UNITS

         In arriving at the consideration of $7,500 of Meritage Common Shares per unit in the transaction, Meritage is offering an amount per unit which exceeds, or is at least equal to, the most that Meritage has paid for any of the units it acquired. In November 1996, Meritage purchased 41 units for Meritage Series A Convertible Preferred Stock value at $7,200 per unit. All other purchases by Meritage were for less than $7,200 per unit. Although Meritage booked a purchase price of $7,500 per unit for the purchase of a substantial number of units for Meritage Common Shares in July 1996, Meritage believes that the fair market value of the consideration for such units was less. This transaction involved a purchase by Meritage of 143.25 units at a price of 1,200 Meritage Common Shares per unit. The Meritage shares were not registered under the Securities Act of 1933 and consequently are subject to a two year holding period before the shares can be sold publicly. For that reason, and the significant block of Meritage Common Stock involved, Meritage estimates that the value of the stock per unit was $6,000 per unit which is 80% of the asked quote on the date of sale.

BACKGROUND OF THE WENDY'S PARTNERSHIP

         The Wendy's Partnership began operations on December 12, 1986, with the admission into the Partnership as investor limited partners of 499 persons who subscribed for 1,256.8 limited partnership units and contributed $6,284,000 to the capital of the Wendy's Partnership.

         On December 13, 1986, the Wendy's Partnership consummated the purchase of all of the issued and outstanding stock of Wendy's of Michigan, Inc., a Michigan corporation, that owned and operated 20 "Wendy's Old Fashioned Hamburgers" restaurants in the Western and Southern Michigan counties of Allegan, Calhoun, Kalamazoo, Kent, Muskegon, Ottawa and VanBuren. Immediately upon completing the stock purchase, the Wendy's Partnership conveyed all of the assets and liabilities of Wendy's of Michigan, Inc. to the Wendy's Partnership in exchange for the stock, in complete liquidation of Wendy's of Michigan, Inc.

         Since the acquisition, five additional restaurants have been added to the Wendy's Partnership which now operates a total of 25 restaurants.

OTHER CONSIDERATIONS

         The general partner did not consider alternatives to the transaction. Meritage intends to acquire all assets of the Wendy's Partnership. If the transaction is not consummated, limited partners would continue to hold a minority interest in the Wendy's Partnership. Limited partners would also only have an interest in the food service operations of the Wendy's Partnership as opposed to the combined operations of Meritage and the Wendy's Partnership.

         The general partner is entitled to a maximum management/administration fee of 2% of gross operating revenues. This arrangement would have called for payment to the prior general partner of $334,032 for fiscal 1994 and $347,291 for fiscal 1995. However, this amount was voluntarily reduced by the former general partner to $160,000 for each of those two years and the former general partner received a fee on an annual basis of $160,000 until replaced by MCC Food Service on May 19, 1997. MCC Food Service, the present general partner, has also voluntarily agreed to reduce the management fee to an annual basis of $160,000 for fiscal 1997.

         The general partner, due to its inherent conflict of interest, has determined not to make any recommendation with respect to the transaction. See "Conflicts of Interest."

FAIRNESS OF TRANSACTION

         The general partner, an affiliate of Meritage, believes that the transaction is fair, from a financial point of view, to the non-affiliated limited partners. In arriving at this conclusion, the general partner considered:

         - That, although the Meritage Common Shares are thinly traded, in the transaction non-affiliated limited partners would be receiving fully registered securities which are currently traded on the OTC Bulletin Board and the Chicago Stock Exchange. No active market exists for the limited partnership units.

         - That Meritage would be acquiring a minority interest in the transaction but is offering no less than the equivalent of the highest amount of consideration paid by Meritage for any previously acquired units.

         - That Meritage believes all sales of units prior to Meritage's interest in the Partnership were for $5,000 or less; and

         - That the net book value per unit is $2,552.62 as of May 31, 1997.

         The general partner did not secure a fairness opinion as the consideration being paid in the transaction. A report was prepared for Meritage by an independent party in June 1996, which valued each unit at approximately $6,300. The report was based primarily on publicly available information. The report was not utilized by Meritage to establish purchase prices.

         In 1996, the former general partner investigated the possibility of acquiring the Wendy's Partnership units in a leveraged buyout transaction. That proposed transaction was not consummated for unknown reasons. Also in 1996, U.S. Restaurants investigated a proposed acquisition of the Wendy's Partnership. However, that transaction did not proceed to the point where U.S. Restaurants made a formal offer. The former general partner would not provide specific details to Meritage regarding these proposed transactions.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated statements of operations and balance sheet data as of, and for, the years ended November 30, 1996, 1995, 1994, 1993 and 1992 are derived from, and are qualified by reference to, the consolidated financial statements of the Company audited by Grant Thornton LLP, independent certified public accountants, appearing elsewhere in this Prospectus. The consolidated statement of operations and balance sheet data as of, and for, the six month periods ended May 31, 1997 and 1996 are unaudited but have been derived from the Company's internal consolidated financial statements, which in the opinion of management of the Company, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the Company. The selected consolidated financial and operating data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and the Notes thereto and other financial information appearing elsewhere in this Prospectus. The results of operations for the period ended May 31, 1997 are not necessarily indicative of results for the full fiscal year.

                         MERITAGE HOSPITALITY GROUP INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                Six Months
                                                              Years Ended November 30,                         ended May 31,
                                               -------------------------------------------------------     ---------------------
                                                 1996        1995        1994        1993        1992        1997        1996
                                                 ----        ----        ----        ----        ----        ----        ----
STATEMENT OF EARNINGS DATA

Total revenue                                  $ 16,885    $ 14,441    $ 15,360    $ 14,245    $ 14,345    $ 18,998    $  6,692

Operating costs and expenses                     17,859      16,485      14,051      13,182      12,646      19,654       6,887

Earnings (loss) from operations                    (974)     (2,044)      1,309       1,063       1,699        (656)       (195)

Earnings (loss) before cumulative effect of
  change in accounting principle                 (1,926)     (2,049)         90         230         299      (1,840)       (371)

Net earnings (loss)                              (1,926)     (2,049)        (27)        230         299      (1,840)       (371)

Earnings (loss) per share:

    Before cumulative effect of change in
      accounting principle                        (0.62)      (1.13)       0.06        0.15        0.20       (0.59)      (0.12)

    After cumulative effect of change in
      accounting principle                        (0.62)      (1.13)      (0.02)       0.15        0.20       (0.59)      (0.12)

Cash dividends declared per common share           0.50          --          --          --          --          --          --

BALANCE SHEET DATA

Cash and cash equivalents                         2,265       1,337         622         451         577       1,122       2,107

Working capital                                     103          44         406        (450)     (4,429)     (1,786)      1,935

Property and equipment, net                      21,757      13,218      13,645      14,069      14,867      21,498      13,538

Total assets                                     31,929      17,984      19,688      20,004      20,145      30,810      19,030

Long-term debt, including current maturities     24,293      11,443      12,647      12,905      13,209      24,850      14,931

Shareholders' equity                              2,021       3,055       5,225       5,252       5,022         225       1,624


STATEMENT OF CASH FLOWS DATA

Net increase (decrease) in cash and cash
  equivalents                                       929         715         171        (127)        322      (1,143)        770

Net cash provided by (used in) operating
  activities                                     (1,496)        425         990       1,056       1,687        (935)       (903)

Dividends - common stock                          1,510          --          --          --          --          --       1,510

Dividends - preferred stock                          --          --          --          --          --          39          --

                         MERITAGE HOSPITALITY GROUP INC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

GENERAL

         On October 31, 1996, Meritage acquired 482.55 units of the Wendy's Partnership at $7,000 per unit pursuant to a tender offer. This acquisition, coupled with an additional 198.25 Units acquired by Meritage in private transactions, has resulted in Meritage owning (through its subsidiary MHG Food Service) approximately 54% of the outstanding units. Meritage spent approximately $3.4 million in the tender offer, of which $3 million was financed through Meritage's long-term lender. On May 19, 1997, Meritage appointed MCC Food Service, an affiliate of Meritage, as the substitute general partner of the Wendy's Partnership. Control of the Wendy's Partnership requires control of the general partner.

         In October, 1996, Meritage commenced a private offering of a newly designated series of Series A Convertible Preferred Shares. As of May 10, 1997, Meritage had sold $1,383,870 of such shares, consisting of $1,088,670 issued for cash ($243,670 of which certain executive officers and management elected to take in lieu of all or a portion of their year end cash bonuses), and $295,200 issued in exchange for units in the Wendy's Partnership.

RESULTS OF OPERATIONS

         The following summarizes the Company's results of operations for the Lodging Group for the six months ended May 31, 1997 and 1996.

                                                STATEMENTS OF OPERATIONS
                                         ---------------------------------------
                                             SIX MONTH PERIODS ENDED MAY 31,
                                         ---------------------------------------
                                          1997       1996      1997       1996
                                         ------------------    -----------------
                                                               (as a percentage
                                           (in thousands)         of revenues)
                                         ------------------    -----------------
Net revenue
         Room revenue                    $ 2,503    $ 2,571      42.0%      38.4%
         Food and beverage revenue         3,149      3,862      52.9       57.7
         Telephone and sundry revenue        306        259       5.1        3.9
                                         -------    -------    ------     ------
   Total revenue                           5,957      6,692     100.0      100.0

Costs and expenses
         Cost of food and beverages        1,137      1,339      19.1       20.0
         Operating expenses                3,875      3,523      65.0       52.6
         General and administrative
          expenses                         1,280      1,576      21.5       23.6
         Depreciation and amortization       541        449       9.1        6.7
                                         -------    -------    ------     ------
   Total costs and expenses                6,833      6,888     114.7      102.9

Loss  from operations                       (876)      (196)    (14.7)      (2.9)

Other income (expense)
         Interest expense                 (1,204)      (725)    (20.2)     (10.8)
         Interest income                     277        358       4.6        5.3
                                         -------    -------    ------     ------
                                            (927)      (367)    (15.6)      (5.5)
                                         -------    -------    ------     ------
   Loss  before
    federal income tax                    (1,803)      (563)    (30.3)      (8.4)

Federal income tax benefit                    --        191        --        2.9
                                         -------    -------    ------     ------

   Net loss                              $(1,803)   $  (371)    (30.3)%     (5.5)%
                                         =======    =======    ======     ======

         The following summarizes the Company's results of operations for the Lodging Group for the years ended November 30, 1996, 1995 and 1994.

                                                            STATEMENTS OF OPERATIONS
                                        ----------------------------------------------------------------
                                          1996        1995        1994      1996       1995       1994
                                        --------------------------------   -----------------------------
                                                  (in thousands)           (as a percentage of revenues)
                                        --------------------------------   -----------------------------
REVENUE

     Room Revenue                       $  6,282    $  5,999    $  6,048      42.6%      41.5%      39.4%
     Food and beverage revenue             7,786       8,246       9,100      52.7       57.1       59.2
     Telephone and sundry revenue            695         196         212       4.7        1.4        1.4
                                        --------------------------------   -----------------------------

         Total revenue                    14,763      14,441      15,360     100.0      100.0      100.0

COSTS AND EXPENSES
     Cost of food and beverages            2,700       2,864       3,041      18.3       19.8       19.8
     Operating expenses                    8,166       7,215       7,180      55.3       50.0       46.7
     General and administrative            3,854       4,980       2,597      26.2       34.5       16.9
     Depreciation and amortization         1,010       1,427       1,232       6.8        9.9        8.0
                                        --------------------------------   -----------------------------

         Total costs and expenses         15,730      16,485      14,051     106.6      114.2       91.5
                                        --------------------------------   -----------------------------

Earnings (loss) from operations             (967)     (2,044)      1,309      (6.6)     (14.2)       8.5



Other income (expense)
     Interest expense                     (1,605)     (1,355)     (1,206)    (10.9)      (9.4)      (7.9)
     Interest income                         658         387          87       4.5        2.7        0.6
     Gain (loss) on sale of assets            (7)        242          12      (0.0)       1.7        0.1
                                        --------------------------------   -----------------------------

         Total other expense                (954)       (726)     (1,107)     (6.4)      (5.0)      (7.2)
                                        --------------------------------   -----------------------------

Earnings (loss) before federal income
  tax and cumulative effect of change
  in accounting principle                 (1,921)     (2,770)        202     (13.0)     (19.2)       1.3

Federal income tax expense (benefit)         (20)       (721)        112      (0.1)      (5.0)       0.7
                                        --------------------------------   -----------------------------

Earnings (loss) before cumulative
  effect of change in accounting
  principle                               (1,901)     (2,049)         90     (12.9)     (14.2)       0.6

Cumulative effect of change in
  accounting principle                        --          --        (117)       --         --       (0.8)
                                        --------------------------------   -----------------------------

Net loss                                $ (1,901)   $ (2,049)   $    (27)    (12.9%)    (14.2)%     (0.2)%
                                        ================================   =============================


Comparison of Six Month Periods Ended May 31, 1997 and May 31, 1996
-------------------------------------------------------------------

                                  LODGING GROUP

         REVENUE

         Total revenue for the Lodging Group was $5,956,765 for the six month period ended May 31, 1997 compared to $6,692,224 for the same period of 1996, a decrease of 11.0%. The following table outlines revenues (excluding sundry and telephone) by category:

                                        1997               1996           (Decrease)        % Decrease
                                -----------------------------------------------------------------------
Room revenue                    $  2,502,555       $  2,571,115         $  (68,560)              (2.7)%

Food and beverage revenue          3,148,703          3,861,790           (713,087)             (18.5)%
                                -----------------------------------------------------------------------

         Total                  $  5,651,258       $  6,432,905         $ (781,647)             (12.2)%
                                =======================================================================

         The decrease in room revenue was attributable to a decrease in hotel occupancy from 53.6% to 51.4% for the six month periods ended May 31, 1996 and 1997, respectively. The decrease in occupancy was partially offset by an increase in the overall average daily rate of $5.68 (8.0%) from $71.19 for the six month period ended May 31, 1996 to $76.87 for the same period of 1997.

         The declines in room revenue are primarily attributable to increased competition. Specifically, the hotels are experiencing the impact of new limited service hotels which are targeting the price sensitive guest with their lower rates. In addition to the increased competition, the Grand Haven Holiday Inn has been under renovation during the past year causing a negative impact on room revenue.

         The decrease in food and beverage revenue for the six month periods ended May 31, 1997 and 1996 was also primarily attributable to increased competition in the area. Catering sales have declined at the Thomas Edison Inn and St. Clair Inn due to the opening of two new banquet facilities in their market area. Additionally, a new restaurant was established a short distance from the St. Clair Inn. While increased competition is the primary reason for the decline in food and beverage revenue, certain changes instituted by new management were not well received by the local clientele and compounded the impact of increased competition.

         The Company is aggressively working towards offsetting the effect of the increased competition by new marketing programs, hiring locally experienced sales personnel and by continually reviewing and updating the menu offerings.

         Telephone and sundry revenue increased $46,188 (17.8%) for the six month period ended May 31, 1997 compared to the same period of 1996. The installation of new telephone systems at the Thomas Edison Inn and the St. Clair Inn improved accounting for telephone charges and contributed to the generation of additional telephone income. Public room rental income and commissions from rental of audio/visual equipment have contributed to the increase in sundry revenue.

         COST OF FOOD AND BEVERAGES

         Cost of food and beverages as a percentage of food and beverage revenue for the six month period ended May 31, 1997 was 36.1% compared to 34.7% for the same period of 1996. The increase is attributable to the decline in catering functions at the hotels, which have a relatively lower cost.

         OPERATING EXPENSES

         Operating expenses for the six month periods ended May 31, 1997 and 1996 were $3,874,811 and $3,522,786, respectively, an increase of $352,025
(10.0%). As a percentage of total revenue, operating expenses increased 12.4 percentage points, from 52.6% for the six month period ended May 31, 1996 to 65.0% for the same period of 1997. One-half of the increase (approximately $171,000) is due to the recording of a one-time accounting correction which decreased the operating expenses for the six month period ended May 31, 1996. Approximately $65,000 of the increase is attributable to new marketing programs which were instituted to increase revenue. The remaining increase is attributable to a reclassification in payroll and certain other expenses.

         GENERAL AND ADMINISTRATIVE

         General and administrative expenses decreased $296,670 (18.8%), from $1,576,310 for the six month period ended May 31, 1996 to $1,279,640 for the same period of 1997. The decrease in general and administrative expenses is primarily due to approximately $375,000 of non-recurring expenses incurred in 1996 in connection with the replacement and restructuring of management of the Company. The Company incurred $58,000 of management fees in 1996 that were eliminated in 1997, thus further reducing general and administrative expenses in 1997. Other reductions in expenses for the six months ended May 31, 1997 compared to the same period of 1996 include a reclassification in payroll and other certain expenses. These reductions in expenses were offset by a one-time accounting correction of approximately $243,000 which decreased general and administrative expenses for the six month period ended May 31, 1996.

         DEPRECIATION AND AMORTIZATION

         Depreciation and amortization expense increased $91,391, from $449,377 for the six month period ended May 31, 1996 to $540,768 for the same period of 1997. The increase in depreciation and amortization for the six month period was attributable to significant property, plant and equipment additions in the second half of 1996 and to depreciation and amortization associated with the acquisition of a majority interest in the Wendy's Partnership which was accounted for under the purchase method of accounting.

         INTEREST EXPENSE

         Interest expense for the six month periods ended May 31, 1997 and 1996 was $1,204,607 and $724,744, respectively. The increase of $479,863 for the six month period ended May 31, 1997 was due to additional borrowings in fiscal 1996. See "Liquidity and Capital Resources" of this item for details of the Company's long-term debt.

         INTEREST INCOME

         Interest income decreased from $357,652 for the six month period ended May 31, 1996 to $276,884 for the same period of 1997. The decrease in interest income was due to a decrease in cash and cash equivalents during the six month period. The decrease is also attributable to the reduction in note receivable interest income from the sale of stock due to the reduction in the note receivable as a result of a $750,000 principal payment received in May 1996.

                               FOOD SERVICE GROUP

         On October 31, 1996, the Company acquired a majority interest in the Wendy's Partnership. At May 31, 1997, the Company owned approximately 54% of the Wendy's Partnership, all of which was acquired in fiscal 1996. Because of this acquisition, the results of operations of the Wendy's Partnership have been included in the Company's Consolidated Statements of Operations for the entire six month period ended May 31, 1997. Below is a summary of the results of the Food Service Group (the Wendy's Partnership) for the six month period ended May 31, 1997. Because the Wendy's Partnership is not a wholly owned subsidiary and because its daily operations are managed separately, the Wendy's Partnership has its own administrative expenses related solely to its operations. Therefore, all executive level general and administrative expenses of the Company are included in the Lodging Group operations.

                                               1997            % of Revenue
                                           ---------------------------------
Net revenue
     Food and beverage revenue             $ 12,949,739             99.3%
     Sundry revenue                              91,711              0.7
                                           ---------------------------------
         Total revenue                       13,041,450            100.0

Costs and expenses
     Cost of food and beverages               3,733,590             28.6
     Operating expenses                       7,896,199             60.5
     General and administrative expenses        654,938              5.0
     Depreciation and amortization              457,948              3.5
                                           ---------------------------------
         Total costs and expenses            12,742,675             97.7

Earnings from operations                        298,775              2.3

Other income (expense)
     Interest expense                          (227,179)            (1.7)
     Interest income                              6,548               --
                                           ---------------------------------

                                               (220,631)            (1.7)
                                           ---------------------------------

         Earnings before federal
          income tax                             78,144              0.6

Federal income tax                                   --               --
                                           ---------------------------------

         Net earnings                      $     78,144              0.6%
                                           =================================


Comparison of Fiscal Years Ended November 30, 1996 and November 30, 1995
------------------------------------------------------------------------

                                  LODGING GROUP
         Revenue

         Total revenue for the Lodging Group was $14,762,822 for fiscal 1996 compared to $14,441,020 for fiscal 1995, an increase of 2.2%. The following table outlines revenues (excluding sundry and telephone) by category:

                                                                                      Increase        % Increase
                                                    1996             1995            (Decrease)       (Decrease)
                                            --------------------------------------------------------------------
Room revenue                                $     6,281,711    $    5,999,024       $   282,687           4.7%

Food and beverage revenue                         7,786,154         8,245,880          (459,726)         (5.6)%
                                            -------------------------------------------------------------------

     Total                                  $    14,067,865    $   14,244,904       $  (177,039)         (1.2%)
                                            ===================================================================

         The increase in room revenue was attributable to an increase in the overall average daily rate of $2.94 (4.0%), from $74.46 in fiscal 1995 to $77.40 in fiscal 1996. Also contributing to the increase in room revenue was a slight increase in hotel occupancy from 60.3% in fiscal 1995 to 60.6% in fiscal 1996. The decrease in food and beverage revenue from fiscal 1995 to fiscal 1996 was primarily attributable to a decrease in social function bookings at the Company's hotels during the second half of fiscal 1996. This decrease at the Thomas Edison Inn and the St. Clair Inn is the result of increased competition from two new banquet facilities in the market area. The Company is aggressively working toward offsetting the effect of the increased competition by implementing new marketing programs, hiring locally experienced sales personnel, and continually reviewing and updating the menu offerings.

         Telephone and sundry revenue increased $498,841, from $196,116 in fiscal 1995 to $694,957 in fiscal 1996. A large portion of the increase was attributable to the recognition of approximately $217,000 of expired gift certificates as income in fiscal 1996. Also contributing to the increase was the recovery of approximately $68,000 from the collection of amounts due from parties related to the Company prior to the change in control of the Company, which had been written off to bad debt expense in fiscal 1995. In addition, new telephone systems were installed at the Thomas Edison Inn and the St. Clair Inn. Rate schedules used to calculate telephone charges were updated generating additional telephone income.

         Cost of Food and Beverages

         Due to the change in revenue mix between room revenue and food and beverage revenue displayed above, cost of food and beverages (as a percentage of total revenue) was 18.3% in fiscal 1996 and 19.8% in fiscal 1995. As a percentage of food and beverage revenue, cost of food and beverages was 34.7% in both fiscal 1996 and 1995 despite the decline in food and beverage revenue.

         Operating Expenses

         Operating expenses for fiscal 1996 and fiscal 1995 were $8,166,380 and $7,215,061, respectively, an increase of $951,319 (13.2%). As a percentage of total revenue, operating expenses increased 5.3 percentage points from 50.0% of total revenue in fiscal 1995 to 55.3% of total revenue in fiscal 1996. The increase in operating expenses in fiscal 1996 compared to fiscal 1995 was primarily the result of a 4.0 percentage point increase in payroll costs due to increased staffing, and salary and wage increases aimed at improving service to increase revenue. Increases in sales and marketing expenses, entertainment expenses and repairs and maintenance also contributed to the increase in operating expenses.

         General and Administrative

         General and administrative expenses decreased $1,126,084 in fiscal 1996 compared to fiscal 1995. General and administrative expenses were abnormally high in fiscal 1995 as a result of $2,154,163 of expenses related to various lawsuits in fiscal 1995. See "Business - Replacement and Restructuring of Management." Excluding this $2,154,163 of expenses, general and administrative expenses increased $1,028,079 in fiscal 1996 compared to fiscal 1995. In fiscal 1996, the Company decided to manage the Company's hotels directly as compared to fiscal 1995 when the hotels were managed by a management company (owned by Mr. Reynolds, the former majority shareholder of the Company). This decision eliminated the fees and expenses assessed by the management company, but increased payroll costs attributable to the corporate management staff. This additional staffing was also required to implement the Company's strategy to expand the Company through the acquisition of new businesses (including the Partnership).

Depreciation and Amortization

         Depreciation and amortization expense decreased $416,871, from $1,426,642 in fiscal 1995 to $1,009,771 in fiscal 1996. Amortization expense was abnormally high in fiscal 1995 due to the write-off of deferred loan costs of approximately $350,000 because of the refinancing of the Company's long-term debt in February 1996. Also, depreciation expense for fiscal 1996 was lower compared to fiscal 1995 because of certain property and equipment that became fully depreciated during fiscal 1995.

         Interest Expense

         Interest expense for fiscal 1996 and 1995 was $1,605,047 and $1,335,389, respectively. The increase of $249,658 from fiscal 1995 to fiscal 1996 was due to additional borrowings in fiscal 1996.

         Interest Income

         Interest income increased from $387,099 in fiscal 1995 to $658,007 in fiscal 1996. The increase was due to an increase in cash and cash equivalents in fiscal 1996 compared to fiscal 1995, and an increase in interest income from a note receivable from the sale of stock (see Note J of the Meritage Consolidated Financial Statements for fiscal 1996).

         Fourth Quarter Operations

         The Company's loss before federal income tax increased from $19,677 for the nine months ended August 31, 1996 to $1,945,570 for the year ended November 30, 1996. The significant loss in the fourth quarter of fiscal 1996 was attributable to several factors. Hotel revenues decreased approximately 9% in the fourth quarter of fiscal 1996 as compared to fiscal 1995. This decrease was the result of a decline in food and beverage revenue caused by a decline in social function bookings and a decrease in food and beverage business from local clientele resulting from increased competition. Hotel operating expenses, including fixed payroll costs, entertainment expense and sales and marketing expenses, all increased in an effort to reverse the downward sales trend. General and administrative expenses were also unusually high for the fourth quarter of fiscal 1996 due to increased professional fees, year-end bonuses to employees which were allocated at the discretion of the Company's Compensation Committee, and significant costs related to public company matters including fees and expenses associated with creating a market for the Company's Common Stock.

                               FOOD SERVICE GROUP

         The Company acquired a majority interest in the Wendy's Partnership on October 31, 1996, resulting in the consolidation of the Wendy's Partnership's operations for the month of November 1996. Revenue from the Wendy's Partnership was $2,122,040. The Wendy's Partnership's operating loss for the month of November was $8,136 and the loss before federal income tax was $24,745.

Comparison of Fiscal Years Ended November 30, 1995 and November 30, 1994
------------------------------------------------------------------------

                                  LODGING GROUP

         Revenue

         Total revenue of the Lodging Group decreased 6.0%, from $15,360,028 in fiscal 1994 to $14,441,020 in fiscal 1995. The decrease in total revenue was primarily attributable to decreased food and beverage revenue. Room revenue decreased only $48,486 (0.8%). Food and beverage revenue, however, decreased $854,278 (9.4%). The following table outlines revenues (excluding sundry and telephone) by category and hotel:

                                                                                      Increase        % Increase
                                                  1995               1994            (Decrease)       (Decrease)
                                            --------------------------------------------------------------------
Room revenue                                $     5,999,024    $    6,047,510       $   (48,486)         (0.8%)

Food and beverage revenue                         8,245,880         9,100,158          (854,278)         (9.4%)
                                            -------------------------------------------------------------------

     Total                                  $    14,244,904    $   15,147,668       $  (902,764)         (6.0%)
                                            ===================================================================


         The decrease in room revenue was the result of a decrease in overall occupancy for the hotels in fiscal 1995 compared to fiscal 1994. Hotel occupancy decreased 1.5%, from 61.2% in fiscal 1994 to 60.3% in fiscal 1995. The decrease in hotel occupancy was largely offset by an increase in the overall average daily rate of $0.55 (0.7%), from $73.91 in fiscal 1994 to $74.46 in fiscal 1995. The decrease in food and beverage revenue from fiscal 1994 to fiscal 1995 was primarily attributable to the decrease in meeting/conference business at the Thomas Edison Inn due to the loss of a contract with a major customer.

         Cost of Food and Beverages

         As a percentage of total revenue, cost of food and beverages was 19.8% in fiscal 1995 and fiscal 1994. As a percentage of food and beverage revenue, cost of food and beverages increased from 33.4% in fiscal 1994 to 34.7% in fiscal 1995. The increase in cost of food and beverages was due to a change in product mix resulting primarily from the loss of banquet (e.g. meetings/conferences, weddings, etc.) business at the Thomas Edison Inn described in the previous paragraph. Food and beverage costs for banquet business are relatively lower than food and beverage costs for restaurant and lounge business.

         Operating Expenses

         Operating expenses increased 0.5%, from $7,179,572 in fiscal 1994 to $7,215,061 in fiscal 1995. As a percentage of total revenue, operating expenses increased 3.3 percentage points to 50.0% in fiscal 1995 compared to 46.7% in fiscal 1994. The increase in operating expenses was primarily the result of an increase of approximately 2 percentage points in salaries and wages. This increase was the result of increased hourly wages (due to the tight labor market in Michigan) and the negative impact on fixed labor of reduced revenues in fiscal 1995 compared to fiscal 1994. Increased property taxes and an increase in repairs and maintenance also contributed to the increase in operating expenses (as a percentage of sales).

         General and Administrative

         General and administrative expenses increased $2,384,070 in fiscal 1995 compared to fiscal 1994, of which $2,154,163 related to various lawsuits in fiscal 1995 described under "Business - Replacement and Restructuring of Management." General and administrative expenses in fiscal 1995 also included bad debt expenses of $260,000 relating to the former majority shareholder's indebtedness to the Company. Excluding these unusual expenses of $2,414,163, general and administrative expenses were $2,565,458 in fiscal 1995 compared to $2,597,278 in fiscal 1994.

         Depreciation and Amortization

         Depreciation and amortization expense increased $194,455, from $1,232,187 in fiscal 1994 to $1,426,642 in fiscal 1995. The increase was the result of increased amortization due to the write-off of deferred loan costs of approximately $350,000 because of the refinancing of the Company's long-term debt in February 1996. Depreciation expense decreased because certain property and equipment acquired in 1986 became fully depreciated during fiscal 1995.

Interest Expense

         Interest expense for fiscal 1995 and 1994 was $ 1,355,389 and $1,206,151, respectively. The increase of $149,238 from fiscal 1994 to fiscal 1995 was due to increases in the prime rate. All of the Company's debt had been based on variable interest rates that were based on the prime rate.

         Interest Income

         Interest income increased from $87,028 in fiscal 1994 to $387,099 in fiscal 1995. The increase was due to an increase in cash and cash equivalents in fiscal 1995 compared to fiscal 1994 and an increase in interest on the payment of outstanding loans from then related parties. Also contributing to the increase was interest income from a note receivable from the sale of stock in September 1995 (see Note J of the Meritage Consolidated Financial Statements for fiscal 1996).

         Gain on Sale of Assets

         The gain on sale of assets of $241,646 in fiscal 1995 was primarily the result of the sale of a portion of the land adjacent to the Thomas Edison Inn.

LIQUIDITY AND CAPITAL RESOURCES

         On October 31, 1996, the Company acquired a majority interest in the Wendy's Partnership. At November 30, 1996, the Company owned approximately 54% of the Wendy's Partnership, all of which was acquired in fiscal 1996. As a result of this acquisition, the financial statements of the Wendy's Partnership have been included in the Company's consolidated operating results beginning November 1, 1996 and the Company's consolidated balance sheet at November 30, 1996. The value of the assets of the Wendy's Partnership as of November 30, 1996, which have been included in the consolidated financial statements, was approximately $10,500,000. This accounts for the majority of the increase in total assets of the Company from $17,983,503 at November 30, 1995 to $31,928,864 as of November 30, 1996. The acquisition was funded by payment of approximately $3,500,000 in cash and the issuance of approximately $1,370,000 of Company stock. Of the cash payment $3,000,000 was provided by proceeds from borrowings.

         Cash Flows - Six months ended May 31,1997

         Cash and cash equivalents ("cash") decreased $1,143,315 from $2,265,497 as of November 30, 1996 to $1,122,182 as of May 31, 1997. The decrease in cash was the result of the following:

         Net cash used in operating activities                                  $       (935,254)
         Net cash used in investing activities                                          (580,946)
         Net cash provided by financing activities                                       372,885
                                                                                ----------------

         Net decrease in cash                                                   $     (1,143,315)
                                                                                ================

         Net cash used in operating activities of $935,254 was primarily due to the net loss before depreciation and amortization of $762,083. Other non-cash effects on net income and net cash used in operating activities totaled $181,687. The net change in non-cash assets and liabilities of $8,516 accounted for the remaining net cash used in operating activities. Included in this amount was an increase in marina development costs of $191,141.

         Net cash used in investing activities of $580,946 was primarily the result of purchases of property, plant and equipment of $471,925. Increases in other assets accounted for the remaining $109,021.

         Net cash provided by financing activities of $372,885 was primarily the result of proceeds from long-term borrowings of $750,000 and proceeds from the issuance of preferred shares of $300,000. These two items were offset by principal payments of long-term debt of $526,895 and payments on obligations under capital leases of $110,780. For the six months ended May 31, 1997, the Company also paid dividends on preferred stock of $39,440.

         Cash Flows - Year ended November 30, 1996

         Cash and cash equivalents ("cash") increased $928,606 from $1,336,891 as of November 30, 1995 to $2,265,497 as of November 30, 1996. The increase in cash was the result of the following:

         Net cash used in operating activities                         $     (1,496,419)
         Net cash used in investing activities                               (5,601,790)
         Net cash provided by financing activities                            8,026,815
                                                                       ----------------
         Net increase in cash                                          $        928,606
                                                                       ================

         Net cash used in operating activities of $1,496,419 was primarily due to the net loss before depreciation and amortization of $843,866. Other non-cash effects on net income and net cash used in operating activities totaled $243,620. The net change in non-cash current assets and current liabilities of $408,933 accounted for the remaining net cash used in operating activities.

         Net cash used in investing activities of $5,601,790 was primarily the result of purchases of property, plant and equipment of $2,211,392 and the acquisition of the majority interest in the Wendy's Partnership for $3,184,460 (net of cash acquired upon consolidation of the Wendy's Partnership).

         Net cash provided by financing activities of $8,026,815 was primarily the result of net proceeds from long-term borrowings of $8,271,698 (proceeds of $37,717,705 less retirement of debt $29,446,007) resulting from the Company's long-term debt refinancing discussed below under "Financing and Encumbrances." Other significant items which effected net cash provided by financing activities included $750,000 in principal payments received on the note receivable from sale of shares and proceeds from the issuance of preferred and common shares of $545,000. These two items were offset by the payment of a one time special dividend of $0.50 per Common Share on April 26, 1996. The total dividend paid was $1,501,075. Of this amount $435,124 was withheld from the Company's former majority shareholder (Mr. Reynolds) and applied against amounts due to the Company from Mr. Reynolds and companies related to Mr. Reynolds at that date. An additional $775,000 of the dividend was paid to MCC which then paid $750,000 to the Company as an early prepayment on the Company's note receivable from the sale of shares to MCC.

         Financial Condition

         At May 31, 1997, the Company's current liabilities exceeded its current assets by $1,785,689 compared to November 30, 1996 when current assets exceeded current liabilities by $103,112. At these dates, the ratios of current assets to current liabilities were 0.62:1 and 1.03:1 respectively. The discussion above of cash flows for the six months ended May 31, 1997 explains the decrease in cash as well as the most significant reasons for the decrease in working capital. The other reason for the decrease in working capital was the $527,816 increase in current portion of long-term debt from November 30, 1996 to May 31, 1997.

         The Company's long-term debt consists primarily of the following:

         1) $13,891,775 first mortgage loan requiring monthly payments of $137,897, including interest at 10.3%, through December 31, 2003 when the remaining unpaid principal will be due.

         2) $5,250,000 second mortgage loan requiring monthly payments of interest only at 8% over the prime rate through November 1, 1997. Beginning December 1, 1997, monthly principal payments of $50,000, plus interest at 8% over the prime rate, will be required through March 1, 1998. Beginning April 1, 1998, monthly principal payments of $100,000, plus interest at 8% over the prime rate, will be required until the loan is retired in June 2002.

         3) $875,000 (marina) third mortgage loan requiring monthly payments of interest at 1% over the prime rate. Principal payments of $35,000 are required at the time of the sale of any of the boat slips. As of June 30, 1997 the loan balance outstanding was $600,000 and the Company had $275,000 of available borrowings under the loan.

         4) $1,886,536 revolving term loan of the Wendy's Partnership requiring monthly payments of $43,313, including interest at 1% over the prime rate, through February 2005 when any remaining unpaid will be due. Under the revolving loan agreement, the required monthly payments may be offset by additional borrowings up to the unused available borrowings. The total available borrowings under the loan agreement were $2,856,018 at May 31, 1997. The loan is guaranteed by Meritage and secured by substantially all of the assets of the Wendy's Partnership.

         5) $518,665 note payable requiring monthly payments of $14,693, including interest at 8.8%, through October 2000.

         6) $750,000 note payable to Meritage's Chairman of the Board of Directors (and a shareholder of Meritage). The loan requires Meritage to make monthly payments of interest only at prime plus 8% provided Meritage is not in default under its first and second mortgage long-term debt with its primary lender. Unpaid principal and accrued interest must be paid by the later of December 31, 1997 or 91 days after the first, second and third mortgage long-term debt is paid off.

         The loan agreement with Meritage's primary lender contains numerous covenants regarding the maintenance of a prescribed amount of net worth, certain financial ratios, and restrictions on certain Common Stock purchases, dividends, additional indebtedness and executive compensation. At May 31,1997, the Company failed to meet certain of these covenants. However, a waiver of these covenants has been obtained through December 30, 1997.

         Since October 1996, the Company issued $1,383,870 (138,387 shares) of Series A Convertible Preferred Stock. The shares have an annual dividend rate of $0.90 per share and payment of dividends is cumulative. Based on the present shares outstanding, quarterly dividend payments of $31,137 are due on January 1, April 1, July 1 and October 1 of each year. All dividends declared have been paid through July 1, 1997.

         The Company estimates capital expenditures for the next twelve months ended to be approximately $1,200,000 for building improvements, and furniture, fixtures and equipment purchases, at its existing hotels and at the existing Wendy's Partnership restaurants. Of the $1,200,000, approximately $700,000 is estimated for capital expenditures at existing Wendy's restaurants. The Company has received various proposals to finance (through debt or lease) both the real estate and furniture, fixtures and equipment of any new Wendy's restaurants. Of the $1,200,000, the Company estimates capital expenditures at its full service hotels to be approximately $500,000. This does not include completing the improvements to the marina condominium project being developed by the Company's subsidiary, Grand Harbor Yacht Club. This is a reduction from previous capital expenditures budgets for the Company's full service hotels as the Company is reassessing how to best utilize its capital resources between the Lodging Group and the Food Service Group.

         The Company plans to meet its current obligations for the next twelve months by:

         - Completing the acquisition of the remaining units of the Wendy's partnership through the issuance of the Company's Common Stock. In fiscal 1996, net cash from operating activities of the Wendy's Partnership was approximately $1,201,000. The Wendy's Partnership also had available borrowings under its long-term revolving loan of approximately $969,000.

         - The sale of non-core assets valued at approximately $1,000,000 to $1,500,000.

         - Reducing the negative cash flow from the lodging group through improving operations.

         -    Continuing to explore the sale of one or more of the hotels.

Financing and Encumbrances

         On February 26, 1996, the Company entered into an agreement with Great American Life Insurance Company ("GALIC"), an affiliate of American Financial Group, Inc., to refinance all of its mortgage debt. The Company executed two promissory notes in favor of GALIC in the principal amount of $12,000,000 ("Loan A") and $3,000,000 ("Loan B"), respectively. The interest rate on Loan A was the Prime Rate of The Provident Bank (Cincinnati, Ohio) plus 1%, fully floating. The interest rate on Loan B was the Prime Rate of The Provident Bank plus 8%, fully floating. Loan A had a maturity date of March 1, 2012, with monthly payments of interest only during the first year and 180 equal monthly payments of principal plus accrued interest thereafter. Loan B had a maturity date of March 1, 2002, with monthly payments of interest only during the first year and 60 equal monthly payments of principal and accrued interest thereafter. Loan A could be prepaid in whole or in part at any time without penalty upon payment of all accrued interest and principal. Loan B could be prepaid in whole or in increments of $100,000 upon payment of all accrued interest plus a prepayment premium of 10% of the principal balance so prepaid, except that no prepayment premium would be payable if GALIC required such prepayment from the proceeds resulting from the disposition of certain collateral securing Loan B. Loan A was secured by, among other things, a first priority mortgage lien on the Company's hotels. Loan B was secured by a second priority mortgage lien on the Company's Hotels; by a first priority mortgage lien on the undeveloped land adjacent to the Thomas Edison Inn, the commercial property adjacent to the St. Clair Inn, and the Grand Harbor Yacht Club; by a collateral assignment of all life insurance policies owned by the Company on the life of Mr. Reynolds; and by an assignment of a Secured Promissory Note in the principal amount of $10,500,000 payable by MCC to the Company. Both Loan A and Loan B contained cross-default provisions.

         On October 31, 1996, the Company entered into Amendment No. 1 to the loan agreement with GALIC to obtain an additional $3,000,000 mortgage loan ("Loan C"). The proceeds from Loan C were used to pay the costs associated with commencing and closing the tender offer for the limited partnership units of the Wendy's Partnership. The terms of Loan C were nearly identical to Loan B described above, although Loan C's security included all of the outstanding limited partnership units of the Wendy's Partnership owned by the Company.

         On November 26, 1996, the Company entered into a new loan agreement with GALIC to replace the existing loan agreement and restructure the Company's total indebtedness. Loan A was refinanced and an additional $2,000,000 was borrowed ("Loan I"). Loan I is with the subsidiaries of the Company and is secured by a first mortgage lien on the Company's hotels, a first priority security interest in the hotel personal property and an assignment of the hotel franchise agreement. Loan I is guaranteed by the Company and bears a fixed interest rate of 10.3%. Loan I requires equal monthly payments of principal and interest of $137,897 (based upon a 20 year amortization) through December 1, 2003, at which time the loan matures and any remaining unpaid principal and interest will be due. Loan I may not be prepaid, in whole or in part, within 48 months, except in the event of the sale of one of the hotels, in which case the prepayment amount is an amount equal to a predetermined release price for the property being sold plus a prepayment premium. The prepayment premium is 4% of the amount prepaid if the sale is within 12 months after closing; 3% if the sale is after 12 months and prior to 24 months after closing; 2% if the sale is after 24 months and prior to 36 months after closing; and 1% if the sale is after 36 months and prior to 48 months after closing. Beginning after the fourth anniversary of the closing, and continuing until the sixth anniversary of the closing, Loan I may be prepaid, with a "make whole premium" as defined in the loan agreement.

         At the same time, Loan B and Loan C (together totaling $5,250,000) were combined into one loan ("Loan II"). Loan II is with the Company and certain of its subsidiaries, and bears an interest rate of prime (based on The Provident Bank - Cincinnati, Ohio) plus 8%, fully floating. Loan II has a maturity date of June 1, 2002, with monthly payments of interest only during the first year; principal payments of $50,000 plus accrued interest from December 1, 1997 through March 1, 1998; and principal payments of $100,000 plus accrued interest thereafter. Loan II may be prepaid in whole or in increments of $100,000 upon payment of all accrued interest plus a prepayment premium of 10% of the principal balance so prepaid, except that no prepayment premium shall be payable if GALIC requires such prepayment from the proceeds resulting from the disposition of certain collateral securing Loan II. Loan II is secured by a second priority mortgage lien on the hotels; by a first priority security interest on undeveloped land adjacent to the Thomas Edison Inn, commercial property adjacent to the St. Clair Inn, and the Grand Harbor Yacht Club; by a collateral assignment of all life insurance policies owned by the Company on the life of Mr. Reynolds; by an assignment of the Secured Promissory Note in the principal amount of $9,750,000 payable by MCC to the Company; by the Company's pledge of the common stock of each of its subsidiaries; and by the Company's pledge of its partnership interests in the Wendy's Partnership. Both Loan I and II contain cross-default provisions.

         On May 23, 1997, the Company entered into Amendment No. 1 to the loan agreement with GALIC to obtain an additional $875,000 mortgage loan ("Loan III"). The proceeds from Loan III are being utilized to complete the improvements to the marina condominium project being developed by the Company's subsidiary, Grand Harbor Yacht Club Inc., which is adjacent to the Grand Haven Holiday Inn. The loan bears an interest rate of prime plus 1%, fully floating. Monthly payments of interest are required. Principal payments of $35,000 are required at the time of the sale of any of the marina condominium units. Loan III is secured by the following: a mortgage on the real property and marina facility owned by the Grand Harbor Yacht Club; mortgages on the real property owned by the St. Clair Inn, Grand Harbor Resort and the Thomas Edison Inn; a security agreement in all personal property owned by the Grand Harbor Yacht Club; a guaranty executed by Meritage, Thomas Edison Inn, MHG Food Service, St. Clair Inn and Grand Harbor Resort; and an assignment of certain construction agreements, management agreements, permits and contracts. Loan III also contains cross-default provisions.

         The loan agreement contains a covenant that requires that (i) Christopher B. Hewett, or another person acceptable to GALIC, serve as the Company's President and Chief Executive Officer, (ii) Mr. Hewett own not less than 50% of MCC, and (iii) MCC own and control at least 25% of the Company's issued and outstanding Common Shares, or in the event of an issuance of Common Shares by the Company, that MCC own more Common Shares than any other person or group acting in concert and have sufficient control to cause the election of persons nominated by MCC as a majority of the Company's directors.

         The Wendy's Partnership has a note payable with First of America Bank-Michigan, N.A. in the principal amount of $1,886,536. The loan requires monthly payments of $43,313 based on a ten year amortization including interest at 1% over prime. The revolving loan agreement allows the Wendy's Partnership to apply its excess cash against the loan balance to reduce the interest charged on the loan. As of May 31, 1997, the loan was paid down to a balance of $1,886,536 while the permitted (amortized) balance was $2,856,018. The loan is guaranteed by Meritage and secured by substantially all the assets of the Wendy's Partnership.

INFLATION AND CHANGING PRICES

         The rate of inflation as measured by changes in the average consumer price index has not had a material effect on the Company's financial condition or results of operations for the periods presented.

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                                                                                   Six Months
                                                (1)                       Years Ended December 31,                ended May 31,
                                         Eleven Months ended              ------------------------                -------------
                                          November 30, 1996      1995        1994        1993        1992        1997        1996
                                          -----------------      ----        ----        ----        ----        ----        ----
INCOME STATEMENT DATA
Total Revenue                                      $ 24,687    $ 25,601    $ 24,910    $ 23,685    $ 22,743    $ 13,042    $ 12,314

Operating costs and expenses                         23,700      24,593      23,418      22,625      21,717      12,743      12,029

Earnings from operations                                987       1,008       1,492       1,060       1,026         299         285

Earnings before extraordinary item                      559         527         941         438         348          78          62

Net earnings                                            559         506         941         351         348          78          62

Net earnings attributable to:
         Limited Partners                          $    553    $    501    $    931    $    348    $    345    $     77    $     61
         General Partner                                  6           5          10           3           3           1           1
                                                   --------------------------------------------------------------------------------
                                                   $    559    $    506    $    941    $    351    $    348    $     78    $     62
                                                   ================================================================================

Earnings before extraordinary item per
  limited partnership unit                         $ 440.22    $ 415.14    $ 740.96    $ 345.06    $ 274.42    $  61.56    $  48.64

Net earnings per limited partnership
  unit                                               440.22      398.96      740.96      276.53      274.42       61.56       48.64

Cash distributions per limited
  partnership unit                                   250.00      450.00      300.00          --          --          --      100.00

BALANCE SHEET DATA
Cash and cash equivalents                               394         411         776         409         422         619         409

Working capital                                        (850)       (912)       (824)     (1,089)     (2,733)     (1,085)       (851)

Property and equipment, net                           5,897       5,671       5,933       5,763       5,611       5,936       5,759

Total assets                                          9,076       8,832       9,698       9,341       9,478       9,079       8,826

Long-term debt, including current
  maturities                                          4,379       4,469       5,127       5,494       4,176       4,170       4,538

Total liabilities                                     5,793       5,972       6,773       6,976       7,464       5,899       5,976

Partners' equity:
         General Partner                                (29)        (31)        (31)        (36)        (40)        (28)        (31)
         Limited Partners                             3,131       2,892       2,956       2,402       2,054       3,208        2880

Partners' equity per limited partnership
  unit                                             2,491.07    2,300.85    2,351.90    1,910.94    1,634.41    2,552.62    2,349.49

STATEMENT OF CASH FLOWS DATA
Net increase (decrease) in cash and
  cash equivalents                                      (17)       (365)        367         (12)        194         224         125

Net cash provided by
  operating activities                                1,201       1,366       1,808         627       1,207         857         590

Distributions                                           317         571         381          --          --          --         127


(1) In fiscal 1996, the Wendy's Partnership changed its fiscal year from December 31 to November 30, due to the consolidation of the Wendy's Partnership's financial statements with Meritage. Meritage acquired a majority interest in the Wendy's Partnership on October 31, 1996.

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

RESULTS OF OPERATIONS

         The following table summarizes the results of operations for years ended December 31, 1995 and 1994.

                                                  STATEMENTS OF OPERATIONS
                                  -------------------------------------------------------------------
                                    1995           1994                1995          1994
                                  -----------------------        ------------------------------
                                      (in thousands)             (as a percentage of net sales)
                                  -----------------------        ------------------------------

Net Sales                         $ 25,601       $ 24,910               100.0%        100.0%

Cost of Sales                        7,391          7,295                28.9          29.3
                                  -------------------------------------------------------------------

    Gross Profit                    18,210         17,615                71.1          70.7

Expense (Income):

    Restaurant Operating
    Expenses                        15,099         13,987                59.0          56.2

    General and
    Administrative                   1,250          1,279                 4.9           5.1

    Depreciation and
    Amortization                       853            857                 3.4           3.4

    Interest Expense                   512            557                 2.0           2.2

    Loss (Gain) on
    Disposal of Assets                   1             (6)                0.0           0.0

    Insurance in Excess
    of Net Book Value of
    Fire Damaged Assets                (32)           -0-                (0.1)          0.0

    Loss from Extinguishment
    of Debt                             21            -0-                (0.1)          0.0
                                  -------------------------------------------------------------------
                                    17,704         16,674                69.1          66.9
                                  -------------------------------------------------------------------
Net Income                        $    506       $    941                 2.0%          3.8%
                                  ===================================================================

         Sales

         Net sales increased 2.6% from $24,702,000 in 1994 to $25,365,000 in
1995. The sales increase for 1995 was due to the Partnership having additional restaurants in operation during 1995 compared to 1994. The Partnership opened its twenty-fourth restaurant in August 1994 and its twenty-fifth restaurant in April 1995. Sales on a per restaurant basis for the Partnership's twenty-three restaurants in operation during the entire twelve months of both 1995 and 1994 are set forth in the table below for the three months ended March 31, June 30, September 30 and December 31, 1995 and 1994. Sales for 1995 have been adjusted so that comparable figures are produced to account for one of the Partnership' restaurants being closed for seven weeks during the second quarter of 1995 due to fire damage.

                                       Average Net Sales Per Restaurant Unit
                                       -------------------------------------
                                                                               Increase       % Increase
                                            1995            1994             (Decrease)        (Decrease)
                                            ----            ----             ----------       -----------
Three months ended March 31            $   255,107     $   229,358           $    25,749            11.2%
Three months ended June 30                 273,240         272,810                   430             0.1%
Three months ended September 30            279,643         286,830                (7,187)           (2.5)%
Three months ended December 31             254,357         275,842               (21,485)           (7.7)%
                                       -----------     -----------           ------------     ----------
                                       $ 1,062,347     $ 1,064,840           $    (2,493)           (0.2)%
                                       ===========     ===========           ============     ==========


         Net sales increased 11.2% during the first quarter of 1995 compared to the same period of 1994 due to unusually mild winter weather during the first quarter of 1995 compared to the same period of 1994. During the second quarter of 1995 sales flattened. Sales decreased 2.5% and 7.7% for the third and fourth quarters, respectively, compared to the same periods of 1995. Although sales were flat for the year, the Partnership's sales still compared favorably with Wendy's International, Inc. corporate owned restaurants which had average sales of $1,014,000 per restaurant unit in 1995 and Wendy's franchise markets which had average sales of $974,000 per restaurant unit in 1995. Due to intense competition as described in the following paragraphs, selling price increases in 1995 were less than 1%.

         Sales in the second and third quarter of 1995 were adversely impacted by heavy marketing and price discounting by the Partnership's competition. Also contributing to the declining sales trend was a reduction in sales of approximately $270,000 in 1995 compared to 1994 at one of the Partnership's restaurants due to extensive and prolonged road construction at this location. Sales at this restaurant were down 16% in 1995 compared to 1994.

         The heavy discounting and competitive intrusion continued into the fourth quarter of 1995. This intense competition combined with unseasonable cold and snowy weather conditions beginning in early November 1995, compared to relatively mild weather during the fourth quarter of 1994, contributed to the 7.7% decrease in sales during the fourth quarter of 1994.

         Gross Profit

         Gross profit increased $567,000 in 1995 compared to 1994. This increase was the result of increased sales combined with a .4 percentage point increase in the Partnership's gross profit percentage (from 70.5% of sales in 1994 to 70.9% of sales in 1995). The increase in the Partnership's gross profit percentage was primarily the result of a decline in meat prices in 1995 combined with continued effective cost controls at the store operation level.


         Restaurant Operating Expenses

         As a percentage of sales, restaurant operating expenses increased 2.9 percentage points during 1995 compared to 1994. This increase was primarily due to a 1.6 percentage point increase in hourly payroll costs (as a percentage of sales). The increase in hourly payroll cost was the result of increased hourly wage rates as average wage rates rose throughout 1995 due to intense competition for labor in the Partnership's market where the unemployment level fell as low as 3.5% during 1995. Average hourly wage rates were approximately 9% higher in

1995 than in 1994. Also contributing to the increase in restaurant operating expenses were slight increases in utilities, repairs and maintenance, property taxes and coupon discounts.

         On a per restaurant basis, restaurant operating expenses increased from an average of $598,000 per restaurant in 1994 to an average of $610,000 per restaurant in 1995, an increase of 1.9% compared to the 0.2% decrease in per restaurant sales for 1995. The 1.9% increase in restaurant operating expenses for 1995 compares favorably with the 3.7% increase in restaurant operating expenses in 1994 over 1993.

         General and Administrative

         General and administrative expenses decreased $29,000 in 1995 compared to 1994 (from $1,279,000 to $1,250,000). As a percentage of sales, general and administrative expenses decreased from 5.2% of sales in 1994 to 4.9% of sales in 1995. Decreases in administrative salaries, Michigan single business tax and professional fees offset slight increases in profit sharing expenses and increased recruiting costs (due to the labor shortage discussed earlier) to account for the decrease in general and administrative expenses.

         Interest Expense

         Interest expense decreased $45,000 in 1995 compared to 1994 (from $577,000 to $512,000). In March 1995 the Partnership refinanced its long-term debt reducing the interest rate on the Partnership's debt from 2% over prime to 1% over prime. The new loan agreement also allows the Partnership to apply its excess cash against the loan balance which combined with the reduction in the interest rate caused the decrease in interest expense.

LIQUIDITY AND CAPITAL RESOURCES

         On October 31, 1996, Meritage acquired 482.55 units of the Wendy's Partnership pursuant to a tender offer. This acquisition, coupled with an additional 198.25 units acquired by Meritage in private transactions, has resulted in Meritage owning (through its subsidiary MHG Food Service) approximately 54% of the outstanding units. Effective at the time of the tender offer Meritage's financial results included its share of the Wendy's operations. As such, the relevant discussion regarding liquidity and capital resources will be found under the Meritage "Liquidity and Capital Resources" section discussed earlier in this filing.



INFLATION AND CHANGING PRICES

         As discussed under item "Restaurant Operating Expenses" of this report, rising hourly wage rates had a negative impact on the Partnership's operating results for 1995. This increase in labor costs along with periodic increases in food and other operating expenses are normally passed on to customers in the form of price increases. However, highly competitive market conditions have severely minimized the Partnership's ability to offset cost increases through increased prices to its customers.

                                    BUSINESS

GENERAL

         Meritage Hospitality Group is engaged in the hospitality business through its operation of two distinct business segments. The Company's Food Service Group consists of its majority ownership of a limited partnership which operates 25 "Wendy's Old Fashioned Hamburgers" restaurants throughout Western and Southern Michigan. The Company's Lodging Group owns and operates three full service hotels in Michigan.

                               FOOD SERVICE GROUP

         In the Food Service Group, the Company owns, through a wholly owned subsidiary, 680.8 limited partnership units of the Wendy's Partnership, representing approximately 54% of the total outstanding limited partnership units. The Wendy's Partnership operates 25 "Wendy's Old Fashioned Hamburgers" restaurants throughout Western and Southern Michigan which are operated pursuant to franchise agreements with Wendy's International. The Partnership employs approximately 900 people and reported sales of approximately $26.5 million in fiscal 1996. The restaurants offer a diverse menu featuring hamburgers, chicken breast sandwiches, baked and french fried potatoes, pita sandwiches, freshly prepared salads, soft drinks and "Frosty" desserts.

         The Wendy's restaurants are operated pursuant to license agreements with Wendy's International. These agreements impose requirements regarding the preparation and quality of food products, the level of service, and general operating procedures. The Wendy's Partnership makes a monthly royalty payment to Wendy's International (the greater of 4% of monthly gross sales or $250 per restaurant) and commits a certain percentage of monthly gross sales to advertising. The Wendy's Partnership is also permitted to utilize Wendy's International's trademarks, service marks, designs and other propriety rights in connection with the operation of the restaurants.

         The franchise agreements provide, among other things, that a change in the operational control of the Wendy's Partnership or general partner cannot occur without prior consent of Wendy's International. The franchise agreements also provide that any proposed sale of the Wendy's Partnership's business, interests or franchise rights is subject to the consent and right of first refusal of Wendy's International.

         The franchise agreements currently in place with the Wendy's Partnership generally expire 20 years after the date the restaurant at issue was opened or under construction. Subject to certain conditions, the franchise agreements generally are renewable for a term equal to the term set forth in the standard form of franchise agreement that is executed by other Wendy's International franchise owners renewing their franchises at or about the same time.

         The Wendy's Partnership cannot conduct its present business without its affiliation with Wendy's International which gives the Wendy's Partnership the right to use certain registered trademarks and service marks such as "Wendy's" and "Wendy's Old Fashioned Hamburgers." A default by the Wendy's Partnership under a franchise agreement could result in adverse consequences, including their termination of the franchise agreement.

                                  LODGING GROUP

          In the Lodging Group, the Company owns and operates three full service hotels: the 149-room Thomas Edison Inn located on the St. Clair River in Port Huron, Michigan; the 78-room St. Clair Inn located on the St. Clair River in St. Clair, Michigan; and the 121-room Grand Haven Holiday Inn located on the Grand River in Spring Lake, Michigan. Each hotel has a picturesque waterfront setting and seeks business and leisure travelers who desire full service accommodations, such as guest rooms and suites, a restaurant and cocktail lounge, and meeting/conference rooms.

         Meritage is a Michigan corporation incorporated in 1986. On May 21, 1996, shareholders amended the Articles of Incorporation to change the Company's name from "Thomas Edison Inns., Inc." to "Meritage Hospitality Group Inc." The Company's principal executive office is located at 40 Pearl Street, N.W., Suite 900, Grand Rapids, Michigan 49503, its telephone number is (616) 776-2600 and its facsimile number is (616) 776-2776.

BROADENED BUSINESS ORIENTATION

         Although Meritage was engaged only in the lodging business since its inception, Meritage has recently reassessed its long-range objectives and made a strategic decision to further expand its Food Service Group through the acquisition of additional chain restaurant businesses. In addition, the Company has received inquiries regarding the sale of its hotels. Because current market conditions make this an opportune time to sell full service hotels, the Company intends to explore carefully any opportunity which may arise regarding the sale of one or more of its hotels. The Company has retained a professional brokerage firm to assist it in this regard. Proceeds of any sale would be used to reduce the Company's debt . Management cannot, of course, determine whether it will sell any of its hotels or, if it decides to sell, determine how long it will take to sell these assets and whether the prices offered will be acceptable to Meritage.

REPLACEMENT AND RESTRUCTURING OF MANAGEMENT

         From the Company's inception in 1986 until January 1996, Donald W. Reynolds served as Chairman of the Board, President, Chief Executive Officer, Treasurer and Secretary of the Company, and the Company engaged Innkeepers Management Company, a Michigan corporation wholly-owned by Mr. Reynolds, to manage the Company's business pursuant to a Management Agreement.

         Mr. Reynolds was removed as an officer and director of the Company by the St. Clair County (Michigan) Circuit Court on January 8, 1996 (Case NO. 95-00-33-88-CZ, Deegan, J.). While the Court's written order did not state why Mr. Reynolds was removed, the Court questioned the manner in which Mr. Reynolds conducted his affairs and articulated the Court's objective of protecting the interests of the Company's minority shareholders. The Court appointed Frank O. Staiger as acting President and director. On January 25, 1996, MCC, the Company's majority shareholder, amended the Company's Bylaws to, among other things, expand the Board of Directors to 10 directors and appointed 5 new directors. On January 25, 1996, the Company's newly expanded Board of Directors appointed Christopher B. Hewett as the Company's new President and Chief Executive Officer. The Board also terminated the Management Agreement with Innkeepers and removed David C. Distad, Mr. Reynolds's son-in-law, as Vice President and Chief Financial Officer of the Company. Instead of employing a third party management company, the Company now operates its business directly in an effort to more effectively utilize its resources and employees.

FOOD SERVICE GROUP

General

         The food service industry serves as the nation's largest retail employer, providing jobs for over 9 million people at over 730,000 locations in the United States. The growth rate of the quick-service segment has consistently exceeded that of the food service industry as a whole for more than 20 years. The historic change in domestic lifestyles which favor greater convenience has significantly impacted this trend. Because of this growth rate, competition in the quick-service restaurant segment is intense and can be expected to increase. Most of the Partnership's restaurants are in close proximity to other quick-service restaurants (e.g. McDonald's, Burger King and Taco Bell) which compete on the basis of price, service, quality and variety. Recently, the major competitors have attempted to draw customer traffic by a price discounting strategy. However, neither Wendy's International nor the Company believes this is a profitable long-term strategy. The Company intends to achieve growth both by developing new Wendy's restaurants and by increasing the sales at existing restaurants.

Menu

         Each Wendy's restaurant offers a diverse menu containing a variety of food items, featuring hamburgers, chicken sandwiches and pita sandwiches which are prepared to order with the customer's choice of condiments. The Wendy's menu also typically includes, among other things, baked and french fried potatoes, freshly prepared salads, soft drinks and "Frosty" desserts.

Marketing and Promotion

         As required by its franchise agreements, the Wendy's Partnership contributes at least 4% of its restaurant sales to an advertising and marketing fund. Two and one half percent of restaurant sales is used to benefit all restaurants owned and franchised by Wendy's International. The Wendy's National Advertising Program, Inc. uses this fund to develop advertising and sales promotion materials and concepts to be implemented nationally. The Wendy's Partnership is required to spend the remainder of the 4% of its restaurant sales on local advertising. The Wendy's Partnership typically spends local advertising dollars in support of national television advertising, local television and radio advertising, print media, local promotions and community goodwill projects.

Restaurants Layout and Operations

         The Wendy's Partnership's 25 restaurants typically range from 2,700 to 3,200 square feet with a seating capacity between 90 and 130 people, and are typically open from 10:30 a.m. to 10:00 p.m., with many restaurants open for extended evening hours. Generally, the dining areas are carpeted and informal in design, with tables for two to four people. With one exception, all of the Wendy's Partnership's restaurants also feature drive-through windows. Average drive-through guests generally exceed in-restaurants guests. In fiscal 1996, drive-through sales constituted approximately 50% of the Wendy's Partnership's sales.

         The Wendy's Partnership's reporting system provides restaurant sales and operating data, including product sales mix, food usage and labor cost information with respect to each restaurant operated by the Wendy's Partnership. Physical inventories of all food items are taken weekly, and inventories of critical food items are taken twice a day.

Raw Materials

         As a Wendy's franchisee, the Wendy's Partnership complies with uniform recipe and ingredient specifications provided by Wendy's International, and purchase all food and beverage inventories and restaurant supplies from independent vendors approved by Wendy's International. Except for the New Bakery Co. of Ohio, Inc., a wholly-owned subsidiary of Wendy's International, Wendy's International does not sell food or supplies to its franchisees. The Wendy's Partnership purchases its sandwich buns from local bakeries for its restaurants. The Wendy's Partnership purchases soft drink products from the Coca-Cola Company and its affiliates. Most other food items and supplies purchased by the Wendy's Partnership are warehoused and distributed by independent distributors. The Wendy's Partnership and, in some instances Wendy's International, negotiate prices directly with the vendors.

         The Wendy's Partnership has not experienced any significant shortages of food, equipment, fixtures or other products which are necessary to restaurant operations. The Wendy's Partnership anticipates no such shortages and believes that alternate suppliers are available in the event such shortages occur.

LODGING GROUP

         The Company's hotels are full service properties that attract business and leisure travelers. Each hotel provides fully appointed guest rooms and numerous amenities and services including a restaurant and cocktail lounge, meeting/conference rooms, and a swimming pool and fitness facility. Approximately 150 full time, and 325 part time employees are involved in the operation of the three hotels, none of whom are members of a labor union or part of a collective bargaining unit.

Thomas Edison Inn

         The Thomas Edison Inn, which opened in 1987, is located on approximately 4 acres bordering the St. Clair River in Port Huron, Michigan. The hotel has 149 guest rooms, a 250 seat restaurant that overlooks the St. Clair River and Lake Huron, a 150 seat cocktail lounge, and a variety of meeting/conference rooms accommodating up to 500 people. Other facilities include an indoor swimming pool, a pool side whirlpool, and a health club and retail shops leased to third party vendors. The hotel's room revenue is derived from business and leisure travelers. The hotel's food and beverage facilities are heavily patronized by local clientele which results in food and beverage revenues significantly higher than industry norms for similar size hotels. In 1996, the hotel underwent a $650,000 renovation which included building improvements and the installation of point-of-sale, property management and telephone systems.

St. Clair Inn

         The St. Clair Inn, which opened in 1926, is a state historic site located on approximately 2.5 acres bordering the St. Clair River in St. Clair, Michigan. The hotel has 78 rooms, a 240 seat restaurant that overlooks the St. Clair River, a 60 seat cocktail lounge, and a variety of meeting/conference rooms accommodating up to 250 people. Other facilities include an indoor swimming pool and approximately 1,000 feet of frontage along the St. Clair River with a boardwalk running most of that distance. The hotel's market mix is similar to that of the Thomas Edison Inn, and the hotel also derives substantial food and beverage revenue from local clientele. In order to facilitate the sale of certain assets, three buildings adjacent to the hotel are slated to be demolished in 1997, resulting in eighteen rooms having been removed from service in late 1996. See "Other Assets." The hotel underwent a $500,000 renovation in 1996 which included building improvements and the installation of point-of-sale, property management and telephone systems.

Grand Haven Holiday Inn

         The Grand Haven Holiday Inn, which opened in 1969, is located on approximately 4 acres bordering the Grand River in Spring Lake, Michigan. The hotel has 121 rooms, a 185 seat restaurant that overlooks the Grand River, a 125 seat cocktail lounge, and a variety of meeting/conference rooms accommodating up to 300 people. Other facilities include an outdoor and indoor swimming pool. The Grand Harbor Yacht Club, a newly renovated 55-slip marina condominium project owned by the Company, borders the property. The hotel's market mix is similar to that of the Thomas Edison Inn and the St. Clair Inn, and the hotel also derives substantial food and beverage revenue from local clientele. In 1996, the hotel underwent a $700,000 renovation whereby the exterior of the hotel was redesigned and renovated to compliment and accentuate its nautical surroundings.

         The hotel is operated under a license agreement between Holiday Inns Franchising, Inc. and the Company's subsidiary, Grand Harbor Resort Inc. Under this agreement, the hotel is entitled to use the service marks "Holiday Inn" and certain other service and trademarks, and a computerized reservation network operating under the name "Holidex." The hotel is required to pay a variety of fees and assessments to Holiday Inns Franchising which, in fiscal 1996, totaled $148,811, or 8.3% of the hotel's gross room revenues. The license agreement expires in August 2009. Holiday Inns Franchising may terminate the license if the hotel fails to meet its obligations under the license agreement to the satisfaction of Holiday Inns Franchising.

         The Company believes that its subsidiary is in compliance with the Holiday Inn license agreement. However, on April 4, 1997, the Company's subsidiary received a 60-day notice of default in which it was given until June 23, 1997 to complete work mandated by the terms of a property improvement plan which would require an extensive renovation of the Grand Haven Holiday Inn. The deadline for completing the work mandated by the terms of the property improvement plan was extended on a number of occasions while the Company and Holiday Inn explored the possibility of a resolution. On July 21, 1997, a resolution was reached, and an agreement was entered into, whereby Holiday Inn agreed that the Grand Haven Holiday Inn would not be required to complete the work pursuant to the property improvement plan and would not be liable for liquidated damages in the approximate amount of $450,000 for a default under the franchise agreement. In exchange, the Company's subsidiary released Holiday Inn from all claims under the franchise agreement and agreed to remove the hotel from the Holiday Inn system no later than October 15, 1997. The Company does not believe that ending its franchise affiliation with Holiday Inn will have a material effect on its operations, and, in fact, believes that this event will allow the Company to identify and market the hotel in a manner that will better compliment and accentuate its nautical surroundings.

COMPETITION AND INDUSTRY CONDITIONS

         The quick-service restaurant industry is intensely competitive with respect to price, service, location and food quality. The industry is mature and competition can be expected to increase. There are several well-established competitors with substantially greater financial and other resources than the Company, some of which have been in existence substantially longer than Meritage and may have substantially more units in the market where the Wendy's Partnership's restaurants are or may be located. McDonald's, Burger King and Taco Bell restaurants are the principal competitors in the Wendy's Partnership's markets. The Company's major competitors are engaged in an attempt to draw customer traffic by a deep discounting strategy, however, neither Wendy's International nor Meritage believe this is a profitable long-term strategy.

         The Company and the quick-service restaurant industry generally are significantly affected by factors such as changes in local, regional or national economic conditions, changes in consumer tastes, severe weather and consumer concerns about the nutritional quality of quick-service food. In addition, factors such as increases in food, labor and energy costs, the availability and cost of suitable restaurant sites, fluctuating insurance rates, state and local regulations and the availability of an adequate number of hourly-paid employees can also adversely affect the quick-service restaurant industry.

         The lodging industry is highly competitive. Since 1993, the industry has been steadily recovering from the recession of the early 1990's and the over-building of the late 1980's. Occupancy and average daily rates have consistently increased since 1993. Also, new hotel construction has resumed. Industry sources forecast modest increases in average daily rates, stable occupancy rates and modest income for 1997.

         The following table illustrates the average daily room rates for the Company's hotels during 1995 and 1996 as compared to the national average:

=====================================================================================================================
   FISCAL YEAR       THOMAS EDISON INN        ST. CLAIR INN         GRAND HAVEN HOLIDAY INN        NATIONAL AVE.*
---------------------------------------------------------------------------------------------------------------------
      1995                $ 80.68                $ 71.39                    $ 68.11                    $ 67.34
---------------------------------------------------------------------------------------------------------------------
      1996                $ 80.48                $ 83.26                    $ 71.02                    $ 69.50
=====================================================================================================================

*  Source:  Smith Travel, Coopers & Lybrand and CLS Estimates

         The following table illustrates the average daily room rates per available room for the Company's hotels during 1995 and 1996 as compared to the national average:

=====================================================================================================================
   FISCAL YEAR       THOMAS EDISON INN        ST. CLAIR INN         GRAND HAVEN HOLIDAY INN        NATIONAL AVE.*
---------------------------------------------------------------------------------------------------------------------
      1995                $ 47.98                $ 42.77                    $ 42.01                    $ 44.11
---------------------------------------------------------------------------------------------------------------------
      1996                $ 52.75                $ 47.12                    $ 40.94                    $ 46.22
=====================================================================================================================

*  Source:  Smith Travel, Coopers & Lybrand and CLS Estimates

         The following table illustrates the percentages of occupancy for 1995 and 1996 as compared to the national occupancy rate:

=====================================================================================================================
   FISCAL YEAR       THOMAS EDISON INN        ST. CLAIR INN         GRAND HAVEN HOLIDAY INN        NATIONAL AVE.*
---------------------------------------------------------------------------------------------------------------------
      1995                 59.5%                  59.9%                      61.7%                      65.5%
---------------------------------------------------------------------------------------------------------------------
      1996                 65.5%                  56.6%                      57.7%                      66.5%
=====================================================================================================================

*  Source:  Smith Travel, Coopers & Lybrand and CLS Estimates

         The Company's hotels compete with a wide range of lodging facilities offering various types of hospitality related services to the public. The competition includes several national and regional hotel chains offering a variety of accommodations, amenities and levels of service, as well as independent hotels in each market segment. Business at the hotel varies seasonally. Historically, demand has been greatest during the summer, resulting in higher revenues during the Company's third fiscal quarter.

         The Company operates the dominant full service hotels in its respective markets. To maintain its market share, the Company has expanded its sales and marketing programs and made significant capital improvements. In recent years, most newly constructed hotels in the Company's markets have been limited service hotel properties which offer mid-priced or economy level room rates. The Company anticipates increased competition in its markets as a result of these new properties.

RELATIONSHIP WITH WENDY'S INTERNATIONAL

         Meritage's food service operations are presently conducted through the Wendy's Partnership which is a franchisee of Wendy's International. The restaurants are operated under franchise agreements between the Wendy's Partnership and Wendy's International which generally have a 20-year term. These agreements require the approval of Wendy's International to the assumption of control of the franchised businesses by other entity.

         As the general partner of the Wendy's Partnership, MCC Food Service, an affiliate of Meritage, now directs the operations of the 25 Wendy's restaurants operated by the Wendy's Partnership. MCC Food Service's control is being challenged in a lawsuit commenced by the former general partner of the Wendy's Partnership. See "Risks Associated with Investment in Meritage Common Shares - Legal Proceedings." These operations are conducted pursuant to franchise agreements with Wendy's International. These franchise agreements grant Wendy's International wide discretion over advertising and other aspects of restaurant operations. In addition to the contractual restrictions imposed by the franchise agreements, Meritage and its affiliates which are involved in the Wendy's business, are subject to certain restrictions imposed by policies and procedures established by Wendy's International as in effect from time to time. These restrictions may have the effect of limiting Meritage's ability to pursue some of its business plans.

         Wendy's International's consent may be required for certain transactions by Meritage. If Wendy's International's consent is required and not obtained, Meritage will not be able to proceed with those plans which, in turn, could affect Meritage's growth strategy and could have a material adverse effect on Meritage's financial condition and results of operations. If Meritage proceeds without Wendy's International's consent, Wendy's International could terminate its franchise agreements. Termination of the franchise agreements would have a material adverse effect on Meritage's financial condition and results of operations.

         Part of Meritage's business strategy is to expand its operations through the acquisition and development of Wendy's restaurants. Wendy's International's approval is required for the acquisition of Wendy's restaurants by Meritage from other Wendy's franchisees and the development of new Wendy's restaurants by Meritage. Wendy's International's approval is also required for the renewal of existing franchise agreements. Wendy's consent to such renewals, acquisitions or development may be withheld in Wendy's sole discretion. Pursuant to its agreement with Wendy's International, Meritage is also limited in both the acquisition or development of other chain restaurant businesses. Wendy's International has restricted Meritage's involvement with any quick-service restaurant in Meritage's market area, and any quick-service restaurant outside of Meritage's market area that sells chicken sandwiches, hamburgers or products similar to Wendy's International which is located within a three mile radius of another Wendy's restaurant operated by a Wendy's franchisee.

         Wendy's International must approve the opening by Meritage of any new restaurant, including restaurants opened within Meritage's existing franchise territories. Wendy's International also maintains discretion over the menu items that may be offered in Meritage's restaurants. By virtue of franchise and other agreements, Meritage is required to pay to Wendy's International technical assistance fees upon the opening of new restaurants and monthly royalty and national advertising fees. These agreements also provide for the termination of Meritage as a franchisee upon the failure of Meritage to comply with certain restrictions and obligations imposed on Meritage.

         Meritage's restaurant operations are largely dependent on the Wendy's restaurant chain, which in turn is dependent upon the management and financial condition of Wendy's International's and the reputation developed by Wendy's restaurants operated by other Wendy's franchisees. Should Wendy's International be unable to compete effectively with similar restaurant chains in the future, Meritage would be materially and adversely affected. Furthermore, many of the attributes which lead to the success of Wendy's operations are factors over which Meritage has no control, such as marketing efforts, introduction of new products, quality assurance and other operational systems. Adverse publicity involving other Wendy's franchisees could have an adverse effect on all franchisees including Meritage.

GOVERNMENTAL REGULATIONS

         The hotel, restaurant and lounge operations within the Company's Lodging Group are subject to governmental regulation and licensing requirements, including, but not limited to, zoning ordinances, public health certification and liquor licenses. The Company believes its operations would be adversely affected if these licenses or permits were terminated. The Company does not anticipate that its licenses or permits will be terminated.

         The Wendy's Partnership is also subject to extensive federal, state and local government regulations relating to the zoning, development and operation of the restaurants and the preparation and sale of food. The Wendy's Partnership is also sensitive to laws governing relationships with its employees such as minimum and overtime wage laws, health insurance coverage requirements, and working conditions. During fiscal 1996, Congress passed the Minimum Wage Bill which revised the minimum wage to $4.75 per hour as of October 1, 1996 and will again increase on September 1, 1997 to $5.15 per hour. Substantial changes in the minimum wage or mandatory health care coverage could have an adverse effect on the Wendy's Partnership and on the Company's hotels.

OTHER ASSETS

         The Company has a number of assets which do not directly relate to its hospitality business. These assets include (i) approximately 5.5 acres of undeveloped land adjacent to the Thomas Edison Inn, (ii) approximately one acre of commercial property adjacent to the St. Clair Inn, (iii) the Grand Harbor Yacht Club, a 55-slip marina condominium development which borders the Grand River adjacent to the Grand Haven Holiday Inn, (iv) $5.1 million in life insurance policies on the life of the former President and Chief Executive Officer, and (v) a note receivable from the sale of shares in the outstanding principal amount of $9,750,000. Except for the note receivable, the Company intends to sell all of these assets to raise additional funds which, may be used to pay down the Company's long-term indebtedness or fund acquisitions, capital expenditures or other corporate purposes. There can be no assurances that the Company will be able to sell these assets in the near future or as to the prices it may receive for them.

PROPERTIES

         For a description of the properties that are owned and operated by the Company and its subsidiaries, see "Business - Lodging Group" above.

         The Company leases approximately 4,600 square feet of office space located at 40 Pearl Street, N.W., Suite 900, Grand Rapids, Michigan 49503 as its corporate headquarters and as the registered office of the Company.

         The Wendy's Partnership operates 25 restaurants in the Michigan counties of Allegan, Calhoun, Kalamazoo, Kent, Muskegon, Ottawa and Van Buren. The Wendy's Partnership (i) owns the land and buildings comprising five restaurants, (ii) leases the land and buildings comprising 19 restaurants, and
(iii) owns the building and leases the land comprising one restaurant. The term of the leases (including options to renew) range from one to 25 years. All of the equipment used in the operation of the restaurants is owned by the Partnership. Each restaurant conforms with the size, shape, design and layout that is required by Wendy's International. The ages of the restaurants range from one to twenty-three years.

         The Partnership also leases approximately 4,000 square feet of office space located at 4613 West Main, Kalamazoo, Michigan 49006 as its operating headquarters. The principal office of the general partner is located at 40 Pearl Street, N.W., Suite 900, Grand Rapids, Michigan 49503.

         The Company believes that its properties, and the properties held by the Partnership, are adequately covered by insurance.

LEGAL PROCEEDINGS

         The Company is involved in certain routine legal proceedings which are incidental to its business. Except as described below, all of these proceedings arose in the ordinary course of the Company's business and, in the opinion of the Company, any potential liability of the company with respect to these legal actions will not, in the aggregate, be material to the Company's financial condition or operations. The Company maintains various types of insurance standard to the industry which would cover most actions brought against the Company.

         On December 5, 1996, the Company received a notice from the Internal Revenue Service that approximately $2.1 million, which Meritage deducted as a business expense in connection with litigation in 1995 and 1996 relating to the replacement and restructuring of former management, should be treated as a capital expenditure and, therefore, disallowed as a deduction. Meritage believes the deduction was proper and is vigorously contesting the disallowance. If the IRS were to completely prevail in its position, then Meritage would be required to expend approximately $340,000 for the payment of additional federal and state income taxes plus any interest. If Meritage is able to carry back its 1996 tax loss, then any amount that Meritage would be required to pay would be refunded within 120 days of payment.

         On May 19, 1997, Wendy's West Michigan, Inc. was removed as general partner of the Wendy's Partnership and replaced with MCC Food Service, an affiliate of Meritage. On May 21, 1997, Wendy's West Michigan, Inc. commenced a lawsuit against Meritage, MHG Food Service, and MCC Food Service (Case No. 97-05360-CB, Kent County (Michigan) Circuit Court, Buth, J.). Wendy's West Michigan, Inc. has attempted to assert claims on behalf of the Wendy's Partnership as well. The complaint seeks, among other things, (i) a declaration that Wendy's West Michigan, Inc. is the general partner of the Wendy's Partnership, (ii) injunctive relief in the form of a temporary restraining order or a preliminary injunction which would prohibit the defendants from participating in the management of the Wendy's Partnership, and (iii) damages for various business torts. Plaintiff's motion for a temporary restraining order was denied on May 21, 1997. Defendants believe that the lawsuit is entirely without merit and is seeking its dismissal. Wendy's International stated that it will not take a position regarding any legal issues raised by this lawsuit. The consent of Wendy's International to MCC Food Service serving as the general partner has already been obtained.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following is information concerning each director and executive officer of Meritage as of July 31, 1997:

==================================================================================================================
                NAME                        AGE                                 POSITION
------------------------------------------------------------------------------------------------------------------
Robert E. Schermer, Sr. (1)(2)(3)            62         Chairman of the Board
------------------------------------------------------------------------------------------------------------------
Christopher B. Hewett (1)(3)                 38         President, Chief Executive Officer and Director
------------------------------------------------------------------------------------------------------------------
Robert E. Schermer, Jr. (1)                  38         Executive Vice President and Director
------------------------------------------------------------------------------------------------------------------
Pauline M. Krywanski                         37         Vice President, Treasurer and Chief Financial Officer
------------------------------------------------------------------------------------------------------------------
James R. Saalfeld                            30         Vice President, General Counsel and Secretary
------------------------------------------------------------------------------------------------------------------
Gary R. Garrabrant (2)(4)                    40         Director
------------------------------------------------------------------------------------------------------------------
David S. Lundeen (4)                         35         Director
------------------------------------------------------------------------------------------------------------------
Joseph L. Maggini (2)                        57         Director
------------------------------------------------------------------------------------------------------------------
Jerry L. Ruyan (3)(4)                        51         Director
==================================================================================================================

(1)   Executive Committee Member
(2)   Compensation Committee Member
(3)   Nominating Committee Member
(4)   Audit Committee Member

         Robert E. Schermer, Sr. has been a director of the Company since January 25, 1996. He is currently Senior Vice President and Managing Director of Robert W. Baird & Co. Incorporated, an investment banking and securities brokerage firm headquartered in Milwaukee, Wisconsin. Mr. Schermer has held this position for more than five years. He is the father of Robert E. Schermer, Jr.

         Christopher B. Hewett has been President, Chief Executive Officer and a director of the Company since January 25, 1996. He has served as President of MCC since its inception in 1993. Mr. Hewett was Executive Vice President (1990 to 1991) and President (1991 to 1997) of Ocean Reef Club, Inc., which was the owner, developer and operator of the Ocean Reef Club, a 5,000 acre mixed-use residential resort community in Key Largo, Florida. In 1993, Ocean Reef Club, Inc. sold the Ocean Reef Club.

         Robert E. Schermer, Jr. has been Executive Vice President and a director of the Company since January 25, 1996. From January 25, 1996 until September 16, 1996, Mr. Schermer also served as Treasurer of the Company. Mr. Schermer has served as Executive Vice President of MCC since 1993. From 1989 until 1993, he was Executive Vice President of Landquest Ltd, a private investment partnership which financed and developed residential real estate and hotel investments. He is the son of Robert E. Schermer, Sr.

         Pauline M. Krywanski has been Vice President, Treasurer and Chief Financial Officer of the Company since May 20, 1997. From 1988 to 1997, Ms. Krywanski was with Med Trans, a nationwide provider of healthcare transportation. Her most recent position with Med Trans was Director of Financial Operations for the Midwest Region. Ms. Krywanski is a Certified Public Accountant.

         James R. Saalfeld has been Vice President, General Counsel and Secretary of the Company since March 20, 1996. From 1992 until 1996, Mr. Saalfeld was an attorney with Dykema Gossett PLLC, a Grand Rapids, Michigan law firm.

         Gary R. Garrabrant has been a director of the Company since October 24, 1996. Mr. Garrabrant is Executive Vice President of Equity Group Investments, Inc., a private investment company headquartered in Chicago, with significant real estate and corporate holdings. He joined Equity Group as a Senior Vice President in January 1996. Previously, Mr. Garrabrant was Director of Sentinel Securities Corporation and co-founded Genesis Realty Capital Management, both of which were based in New York, and specialized in real estate securities investment management. Form 1989 to 1994, he was associated with The Bankers Trust Company in New York. Mr. Garrabrant has been a director of Capital Trust, a real estate finance company based in San Francisco, since January 1997.

         David S. Lundeen has been a director of the Company since January 25, 1996. Since 1995, he has served as Executive Vice President and Chief Financial Officer of BSG Corporation, Austin, Texas, an information technology consulting company. From 1992 to 1995, Mr. Lundeen was President of Blockbuster Technology, a division of Blockbuster Entertainment. From 1990 to 1992, he worked for Blockbuster Entertainment as Director of Mergers & Acquisitions and Corporate Finance. Prior to 1990, Mr. Lundeen was an investment banker at Drexel Burnham Lambert in New York City.

         Joseph L. Maggini has been a director of the Company since January 25, 1996. Since founding it in 1974, he has served as President and Chairman of the Board of the Magic Steel Corporation, Grand Rapids, Michigan, a steel service center.

         Jerry L. Ruyan has been a director of the Company since October 24, 1996. Since 1995, Mr. Ruyan has been a partner in Redwood Ventures, LLC, an investment/venture capital company located in Cincinnati, Ohio. Mr. Ruyan is also a founder of Cincinnati-based Meridian Diagnostics, Inc., which is engaged in the production of medical diagnostic products, and has been a member of its Board of Directors since 1977. Mr. Ruyan's other positions with Meridian Diagnostics, Inc. included Chief Executive Officer (1992 to 1995), and President and Chief Operating Officer (1986 to 1992). Since October 1996, Mr. Ruyan has been a member of the Board of Directors of Frisch's Restaurants, Inc., which operates more than 100 Big Boy restaurants.

EXECUTIVE COMPENSATION

         Compensation paid by Meritage for the last three fiscal years to its former Chief Executive Officer, its current Chief Executive Officer and all executive officers earning in excess of $100,000 is as follows:

===================================================================================================================
                           SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------
                                                 ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                                                               SECURITIES UNDER-LYING OPTIONS
  NAME AND PRINCIPAL POSITION      YEAR         SALARY          BONUS
-------------------------------------------------------------------------------------------------------------------
Christopher B. Hewett (1)          1996       $127,735        $ 110,000(2)                 50,000
President and Chief Executive
Officer
-------------------------------------------------------------------------------------------------------------------
Robert E. Schermer, Jr. (1)        1996       $114,961        $ 100,000(2)                 45,000
Executive Vice President
===================================================================================================================


(1) Messrs. Hewett and Schermer, Jr. assumed their positions as officers on January 25, 1996.
(2) Represents Series A Convertible Preferred Stock which Messrs. Hewett and Schermer, Jr. elected to receive in lieu of a year-end cash bonus.

         In fiscal 1994, the Company adopted a profit sharing plan established under Section 401(k) of the Internal Revenue Code that covers employees of the Company and its subsidiaries who have met certain eligibility requirements. Effective March 1, 1997, the plan was amended to give the Plan participants different investment options. The change required the execution of a new (i) Qualified Retirement Plan and Trust Agreement and (ii) Adoption Agreement. The amendment did not make any other substantive changes. Company contributions to the Plan are voluntary and at the discretion of the Board of Directors. The Company made no contributions to the Plan during fiscal 1996 or during the first half of fiscal 1997.

Stock Options

         The following tables contain information concerning the grant of stock options to the executives identified in the Summary Compensation Table and the appreciation of such options:

===================================================================================================================
                          OPTION GRANTS IN FISCAL 1996
-------------------------------------------------------------------------------------------------------------------
                                                                                           POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED ANNUAL
                                                                                           RATES OF STOCK PRICE
                                                                                         APPRECIATION FOR OPTION
                                                                                                   TERM
                                             % OF TOTAL
                              NUMBER OF         OPTIONS
                             SECURITIES       GRANTED TO       EXERCISE
                             UNDERLYING      EMPLOYEES IN      PRICE ($     EXPIRATION
          NAME             OPTIONS GRANTED    FISCAL 1996     PER SHARE)       DATE         5%            10%
-------------------------------------------------------------------------------------------------------------------
Christopher B. Hewett          50,000           26.3 %          $ 7.00      5/21/2006    $118,500      $395,500
-------------------------------------------------------------------------------------------------------------------
Robert E. Schermer, Jr.        45,000           23.7 %          $ 7.00      5/21/2006    $106,650      $355,950
===================================================================================================================

===================================================================================================================
                          FISCAL 1996 OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES
-------------------------------------------------------------------------------------------------------------------
                                                                NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                                                               OPTIONS AT FISCAL YEAR        FISCAL YEAR END
                                                                        END
                               SHARES
           NAME              ACQUIRED ON     VALUE REALIZED   EXERCISABLE/UNEXERSIABLE   EXERCISABLE/UNEXERSIABLE
                              EXERCISE
-------------------------------------------------------------------------------------------------------------------
Christopher B. Hewett            ---              ---                   0/50,000                  $0/$0 (1)
-------------------------------------------------------------------------------------------------------------------
Robert E. Schermer, Jr.          ---              ---                   0/45,000                  $0/$0 (1)
===================================================================================================================

(1) The Compensation Committee established the exercise price at $7.00 per share. Because the stock is currently trading for less than $7.00 per share, the unexercisable options have no value.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Reynolds, former Chairman of the Board, President, Chief Executive Officer, Treasurer and Secretary of the Company, was removed from these positions by the St. Clair County (Michigan) Circuit Court on January 8, 1996. While the Court's written order did not state why Mr. Reynolds was removed, the Court questioned the manner in which Mr. Reynolds conducted his affairs and articulated the Court's objective of protecting the interests of the Company's minority shareholders. Accordingly, Mr. Reynolds served as an officer and director of the Company for 39 days in fiscal 1996. Mr. Reynolds's daughter, Rebecca L. Awtrey, served as a director until May 1996. Management was installed on January 25, 1996 and does not have specific knowledge of the following transaction. Therefore, management is unable to determine whether transactions with Mr. Reynolds and his affiliates were on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

         From the Company's inception in 1986 until January 1996, the Company engaged Innkeepers Management Company, a company wholly-owned by Mr. Reynolds, to manage the Company's hotels pursuant to a Management

Agreement. For services in fiscal 1996, prior to termination of the Management Agreement on January 25, 1996, Innkeepers received $57,650. At December 1, 1995, Mr. Reynolds, and companies affiliated with Mr. Reynolds and former Board member William F. Ehinger, owed the Company $695,430. In 1996, Mr. Reynolds incurred an additional $76,364 of indebtedness and made payments of $580,053 toward this total indebtedness. This left a balance due of $191,741 for which a $260,000 allowance for doubtful accounts had been established on November 30, 1995, resulting in a bad debt recovery by the Company of $68,259.

         Mr. Reynolds guaranteed the Company's obligations to the Company's former long-term lender, First Federal Savings and Loan Association, in the amount of $2,924,975 at December 1, 1995. Reynolds also guaranteed the Company's obligations to First Federal under a letter of credit in the amount of $3,929,506. Reynolds also pledged personally owned life insurance policies with a face value of $3,000,000 as additional collateral for the Company's obligations pursuant to a loan from another of the Company's former long-term lenders, Michigan National Bank, in the amount of $4,273,702 at December 1, 1995. The Company's obligations to First Federal and Michigan National were paid in full with proceeds from the refinancing with GALIC, and the guarantees were extinguished, in February 1996.

         In fiscal 1996, the Company expended approximately $280,000 for litigation expenses on behalf of, among others, Ms. Awtrey, Mr. Reynolds, Mr. Ehinger, Mr. Joseph P. Michael and Mr. Raymond A. Weigel, III (all former members of the Board of Directors). These expenses related to litigation brought by TEI Acquisitions, Inc. in its attempt to gain control of the Company through its alleged purchase of the former majority shareholder's Common Shares. This lawsuit was ultimately dismissed in fiscal 1996.

         Management believes that all of the following transactions were on terms no less favorable to the Company than those could be obtained from unaffiliated parties.

         At November 30, 1996, MCC, owned by Messrs. Hewett and Schermer, Jr., owed the Company $9,750,000 pursuant to a secured, non-interest bearing note in the original amount of $10,500,000 issued to the company in payment for 1,500,000 Common Shares. On May 21, 1996, the company's Board of Directors approved an early prepayment of $750,000 and released 107,142 shares of the pledged stock. The note was thereafter amended to provide for repayment in six annual installments of $1,625,000 beginning on the fifth anniversary of the promissory note.

         At December 1, 1995, Mr. Schermer, Jr. was indebted to Grand Harbor Resort Inc. in the amount of $70,544. This indebtedness arose from a 7% promissory note dated December 27, 1987 that Mr. Schermer, Jr. entered into with a third party. This note was, unbeknownst to Mr. Schermer, Jr., assigned to one of the Company's subsidiaries. Upon learning of this assignment, Mr. Schermer, Jr. paid the note in full on March 27, 1996.

          In fiscal 1996, the Company remitted approximately $170,000 in litigation expenses on behalf of its then parent company, MCC, in connection with litigation brought by TEI Acquisitions, Inc. in its attempt to gain control of the Company through its alleged purchase of Mr. Reynolds' Common Shares. This lawsuit was ultimately dismissed in fiscal 1996. These litigation expenses were accrued by the Company in fiscal 1995. The officers of MCC are members of the Company's current management and have specific knowledge of the transactions described in this paragraph. Current management believes this transaction was on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

         On April 16, 1996, the Company's Board of Directors approved reimbursement of $300,188 for expenditures incurred by MCC in connection with the change in management described under "Business - Replacement and Restructuring of Management." These expenditures included, among other things, office furniture, equipment, staff and other associated expenses, and were reimbursed in accordance with the Stock Purchase and Sale Agreement dated September 19, 1995 between MCC and the Company. On April 10, 1996, the Company's Compensation Committee conducted an item-by-item examination of the reimbursable expenses and recommended that the Board approve the request for reimbursement.

         On July 10, 1996, the Company entered into an agreement with Mr. Schermer, Sr. to acquire 103.25 units of the Wendy's Partnership. The purchase price was 123,900 newly-issued Company Common Shares. The Meritage shares were not registered under the Securities Act of 1933 and consequently are subject to a two year holding period before the shares can be sold publicly. For that reason, and the significant block of Meritage Common Stock involved, Meritage estimates that the value of the stock per unit was $6,000 per unit which is 80% of the asked quote on the date of sale ($6.25 per share).

         In fiscal 1996, the Company successfully completed a tender offer for a majority interest in the Wendy's Partnership. Former board member Weigel was a shareholder of the former General Partner of the Wendy's Partnership. Mr. Weigel excused himself from any discussions, and abstained from any actions, regarding this transaction.

         On November 19, 1996, the Company purchased 40 units of the Wendy's Partnership from Raymond A. Weigel, Sr. and his wife, Wavelet M. Weigel. The company assigned a value of $7,200 to each unit. Mr. and Mrs. Weigel, Sr. are the parents of former board member Weigel. The purchase price was 28,800 share of Series A Convertible Preferred Stock.

         The Company's Board of Directors authorized the issuance of up to 200,000 shares of Series A Convertible Preferred Stock in a private offering of such preferred stock. Certain officers and members of the board of Directors purchased Convertible Preferred Stock pursuant to the private offering. Mr. Maggini purchased 10,000 shares, Mr. Lundeen 12,500 shares, Mr. Schermer, Sr. 20,000 shares, Mr. Hewett 31,000 shares, Mr. Schermer, Jr. 20,000 shares, and Mr. Saalfeld 1,067 shares.

         On January 24, 1997, the Board of Directors approved an expense sharing arrangement whereby MCC and its principals (Messrs. Hewett and Schermer, Jr. ) will pay the Company $2,500 per year (commencing as of January 25, 1997) for shared office space and occasional use of equipment and employee services. The Compensation Committee of the Board of Directors will review the arrangement on an annual basis.

         On January 24 and May 20, 1997, the Board of Directors authorized agreements whereby MCC, its principals and its subsidiary, will be indemnified by the Company for any losses or expenses that they may incur as guarantors of the Company's obligations to its primary financing institutions (GALIC and Michigan National Bank) and the Company's and its subsidiaries' obligations to their franchisors (Holiday Inn and Wendy's International). The Company and its subsidiary also indemnified the general partner of the Wendy's Partnership (MCC Food Service), and an individual who serves as an officer of MCC Food Service, regarding the removal and replacement of the former general partner of the Wendy's Partnership, and the performance of MCC Food Service's duties as the general partner of the Wendy's Partnership.

         In March 1997, the Company borrowed $750,000 from Robert E. Schermer, Sr. The note is unsecured and requires monthly payments of interest only at prime plus 8% provided the Company is not in default under its first and second mortgage long-term debt. Unpaid principal and accrued interest must be paid by the later of December 31, 1997 or 91 days after the first and second mortgage long-term debt is paid off with the Company's long-term lender.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information regarding ownership of Common Shares at July 31, 1997, by management and all person beneficially owning 5% or more of Meritage's outstanding Common Shares.

=================================================================================================================

                                         COMMON SHARES (1)            SERIES A CONVERTIBLE PREFERRED STOCK (1)
-----------------------------------------------------------------------------------------------------------------

             NAME                 NO. OF SHARES   PERCENT OF CLASS    NO. OF SHARES        PERCENT OF CLASS
-----------------------------------------------------------------------------------------------------------------
Robert E. Schermer, Sr.             163,247(2)         4.9%             20,000                 14.5%
-----------------------------------------------------------------------------------------------------------------
Christopher B. Hewett             1,612,729(3)        49.3%             31,800                 22.9%
-----------------------------------------------------------------------------------------------------------------
Robert E. Schermer, Jr.              39,572(4)         1.2%             20,000                 14.5%
-----------------------------------------------------------------------------------------------------------------
Pauline M. Krywanski                    ---            ---                 ---                  ---
-----------------------------------------------------------------------------------------------------------------
James R. Saalfeld                     5,234             *                1,067                   *
-----------------------------------------------------------------------------------------------------------------
Gary R. Garrabrant                    6,323             *                  ---                  ---
-----------------------------------------------------------------------------------------------------------------
David S. Lundeen                     46,359            1.4%             12,500                  9.0%
-----------------------------------------------------------------------------------------------------------------
Joseph L. Maggini                    52,645(5)         1.6%             10,000                  7.2%
-----------------------------------------------------------------------------------------------------------------
Jerry L. Ruyan                      207,732            6.4%                ---                  ---
-----------------------------------------------------------------------------------------------------------------
All Executive Officers and
Directors as a Group              2,133,841           62.7%             95,367                 68.9%
(9 Persons)
=================================================================================================================

*  Less than 1%

(1)  Unless otherwise indicated, the persons named have sole voting and investment power and beneficial ownership of the securities.
(2)  Includes 2,000 shares held by Mr. Schermer, Sr.'s wife.
(3)  Includes 1,551,300 shares held by MCC of which Mr. Hewett is the majority shareholder, an executive officer and director.
(4)  Includes 400 shares held by Mr. Schermer, Jr. as custodian for his minor child.
(5)  Includes 2,000 shares held by Mr. Maggini jointly with his wife and 1,000 shares held directly by his wife.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following discussion addresses only federal income tax consequences of the transaction to limited partners of the Wendy's Partnership. Non-affiliated limited partners should consult with their own advisors as to the effect of any local, state or foreign tax consequences to them. No ruling will be sought from the Internal Revenue Service nor will any opinion be received with respect to the tax treatment of the transaction.

         The transaction will be treated for federal income tax purposes as a termination of the Wendy's Partnership and a taxable sale of the limited partnership units. The particular tax consequences for a non-affiliated limited partner will depend upon a number of factors related to the particular limited partner's tax situation, including the limited partner's adjusted tax basis in the units. The gain or loss recognized will be based on the difference between the value of the Meritage Common Shares received and the non-affiliated limited partner's adjusted tax basis in such units. To the extent that the amount realized exceeds the non-affiliated limited partner's adjusted basis for the units sold, the limited partner will recognize a loss.

         Except as described below, any gain or loss recognized upon a sale of units will be treated as gain or loss attributable to the sale or disposition of a capital asset. A non-affiliated limited partner would recognize ordinary income, however, only to the extent that the amount realized upon the sale of a unit that is considered attributable to the non-affiliated limited partner's share of the "unrealized receivables" of the Wendy's Partnership, as defined in
Section 751 of the Internal Revenue Code, exceeds the basis attributable to those assets. "Unrealized receivables" include, to the extent not previously includable in Wendy's Partnership income, any rights to payment for services rendered or to be rendered, and also any amounts that would be subject to recapture as ordinary income (e.g., depreciation recapture with respect to personal property) if the Wendy's Partnership had sold its assets at their fair market value at the time of the sale of a unit. To the extent a non-affiliated limited partner recognizes a capital loss, such loss can be applied to offset capital gains from other sources. Individuals may use capital losses in excess of capital gains to offset up to $3,000 of ordinary income in any single year ($1,500 for a married individual filing a separate return). Any corporation's capital losses that are not used currently can be carried forward and used in subsequent years. A corporation's capital losses in excess of current capital gains generally may be carried back three years, with any remaining unused portion available to be carried forward for five years.

Basis of Units

         In general, a non-affiliated limited partner had an initial tax basis equal to such person's cash investment in the Wendy's Partnership plus a proportionate share of the Wendy's Partnership's nonrecourse liabilities at the time the units were acquired. A non-affiliated limited partner's initial basis generally has been increased by such limited partner's share of Wendy's Partnership taxable income and any increases in his or her share of liabilities of the Wendy's Partnership. Generally, such non-affiliated limited partner's initial basis has been decreased, but not below zero, by the share of the Wendy's Partnership cash distributions, any decreases in the share of liabilities of the Wendy's Partnership, the share of losses of the Wendy's Partnership, and the share of nondeductible expenditures of the Wendy's Partnership that are not chargeable to capital. Because "syndication costs" are chargeable to capital and not deductible for tax purposes, a non-affiliated limited partner's basis in the units would include the share of the syndication costs incurred by the Partnership at formation.

Passive Activity Income

         A non-affiliated limited partner who disposes of an entire interest in the Wendy's Partnership will be able to utilize any unused "passive" losses form the Wendy's Partnership, net of any gain recognized on the dispositions, to offset income, including income from sources other than the sale of units.

         Any gain recognized by a non-affiliated limited partner in connection with the sale of a unit pursuant to the transaction will constitute "passive activity income" for purposes of the "passive activity loss" limitation rules. Accordingly, such income generally may be offset by losses from all sources, including suspended passive losses with respect to the Wendy's Partnership and passive or active losses from other activities.

         Any loss recognized by a non-affiliated limited partner in connection with the sale of less than all of that limited partner's units may be subject to limitation under the passive loss rules. Non-affiliated limited partners should consult with their own tax advisors concerning whether, and the extent to which, the limited partner has available suspended "passive activity" losses from either the Wendy's Partnership or other investments that may be used to offset gain from a sale of units and whether any losses recognized are subject to limitation under the passive loss rules.

Backup Withholding

         A limited partner (other than corporations and certain foreign individuals) may be subject to 31% backup withholding unless the limited partner provides his or her taxpayer identification number and certifies that such holder is not subject to backup withholding. A non-affiliated limited partner subject to backup withholding must contact Meritage as set forth in the Letter of Transmittal. If backup withholding applies, Meritage will withhold 31% from payments to such non-affiliated limited partner.

                          DESCRIPTION OF CAPITAL SHARES

COMMON SHARES

         The holders of Meritage's Common Shares, par value $.01 per share, are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Cumulative voting in the election of directors is not permitted. As a result, the holder of more than 50% of the outstanding shares have the power to elect all members of Meritage's Board of Directors. The quorum required at a stockholders' meeting for consideration of any matter is a majority of the shares entitled to vote on that matter represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the matter is required for stockholder approval, except in the case of certain major corporate actions detailed below.

         Certain major corporate actions such as the merger or liquidation of Meritage, an amendment to Meritage's Articles of Incorporation, or the sale of all or substantially all of Meritage's assets, require the approval of the affirmative vote of a majority of all shares entitled to vote on the matter, whether or not present at a meeting called for that purpose. Meritage has elected to be subject to Chapter 7A of the Michigan Business Corporation Act. Consequently, certain business combinations such as mergers, liquidations, sales of assets or exchanges of shares, between Meritage and an "interested shareholder" (as defined in the Chapter 7A) cannot be consummated unless certain voting requirements or certain price requirements are met. The voting requirements require (i) an advisory statement by Meritage's Board of Directors,
(ii) a vote in favor of the business combination by the holders of not less than 90% of the votes of each class of stock of Meritage entitled to be cast by shareholders of Meritage, and (iii) a vote in favor of the business combination by not less than 2/3 of the votes of each class of stock entitled to be cast by shareholders of Meritage other than the "interested shareholder," its affiliates and associates. The price requirements mandate that the holders of Common Shares of Meritage receive cash at least equal to the higher of (i) the highest price per share of Common Shares paid by the "interested shareholder" within a two year period immediately prior to the announcement date of the business combination or in the transaction in which the "interested shareholder" became an "interested shareholder" whichever is higher, or (ii) the market value per share of Common Shares on the announcement date or the date on which the "interested shareholder" first became an "interested shareholder," whichever is higher. The pricing requirements also require certain consideration to be paid with respect to any class or series of outstanding stock other than Meritage's Common Shares.

         The Common Shares are neither redeemable nor convertible, and the holders of Common Shares have no preemptive rights to purchase any securities of Meritage. Subject to the rights of any preferred stock issued and so designated, holders of Common Shares are entitled to receive ratably such dividends as may be lawfully declared by the Board of Directors and paid by Meritage and, in the event of liquidation, dissolution or winding up of Meritage, are entitled to share ratably in all assets after payment of liabilities and subject to any liquidation rights of any preferred stock issued and so designated.

         All outstanding Common Shares of Meritage are validly issued, fully paid and nonassessable. Total authorized Common Shares are 30,000,000 shares.

         Effective August 13, 1996, Meritage opted out of Chapter 7B of the Act. Chapter 7B would have required purchasers of 20% or more of the Company's Common Shares to obtain shareholder approval, or else the purchased shares would be non-voting shares.

PREFERRED SHARES

         Meritage is authorized to issue up to 5,000,000 shares of Preferred Stock, $.01 par value per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series. The issuance of shares of Preferred Stock could adversely affect the rights of holders of Common Shares and could be used to prevent a hostile takeover attempt.

Series A Convertible Preferred Shares

         The Series A Convertible Preferred Shares is the only series authorized by the Board of Directors. These shares have an annual dividend rate of $0.90 per share. The right to payment of dividends is cumulative, and dividends are payable quarterly. The liquidation value of these shares is $10 per share. Upon a dissolution, liquidation, merger of substantially all the assets, or winding up of Meritage, the holders of these shares will be entitled to receive, before any payment to holders of Common Shares, all accrued but unpaid dividends plus a liquidation value of $10 per share.

         The Series A Convertible Preferred Shares are convertible into Common Shares at a conversion price of $7 for each Common Share (taking the Series A Convertible Preferred Shares at a liquidation value of $10 per share). The conversion price is subject to adjustment upon the subdivision into a greater or combined into a lesser number of Common Shares, whether by stock split or stock dividend. Upon the merger or consolidation of the Meritage, or the reclassification of the Common Shares, the holders of Series A Convertible Preferred Shares will be entitled to receive the stock, securities and/or property which they would have received had they converted their Preferred Shares into Common Shares as of the record date for determination of the holders of Common Shares entitled to participate in such transaction.

         The Series A Convertible Preferred Shares are subject to mandatory conversion, upon the option of Meritage, whenever the average of the closing sale prices for the Common Shares is at least 120% of the then-effective conversion price for at least 20 trading days within a period of 30 trading days, ending no earlier than five trading days prior to the date of the notice of such mandatory conversion.

         Holders of this Series A Convertible Preferred Shares are not entitled to voting rights, but if Meritage fails to make six consecutive dividend payments, the number of directors on the Board of Directors of Meritage will be increased by two and the holders of the Series A Convertible Preferred Shares, voting as a class, with one vote per share, will be entitled to elect two directors, as long as any arrearages and dividend payments remain outstanding. Meritage may not, except upon the affirmative vote of the holders of two-thirds of the Series A Convertible Preferred Shares outstanding at the time, amend the terms of such shares in any manner that would result in the subordination of the Series A Convertible Preferred Shares.

TRANSFER AGENT

         Meritage's transfer agent and registrar for the Common Shares is ChaseMellon Shareholder Services of East Hartford, Connecticut.

                               COMPARATIVE RIGHTS

         Upon completion of the transaction, the limited partners of the Wendy's Partnership, a Michigan limited partnership, will become stockholders of Meritage, a Michigan corporation. The following summary compares a number of differences between the rights of stockholders of Meritage versus the rights of limited partners of the Wendy's Partnership. With respect to the capital stock of Meritage, the summary is qualified in its entity by the more complete legal description contained under "Description of Capital Shares."

         Generally, the rights of stockholders of Meritage are governed by the Michigan Business Corporation Act and Meritage's charter documents. The rights of Limited Partners are generally governed by the Wendy's Partnership Agreement and Michigan partnership law.

FEDERAL INCOME TAXATION

         Meritage is classified as a corporation for Federal income tax purposes, and as such, is taxed with respect to its income after allowable deductions and credits. Stockholders will not be taxed with respect to Meritage's income. They will generally be taxed with respect to dividends received from Meritage.

         The Wendy's Partnership is not a tax paying entity. Rather, each limited partner includes that partner's share of the income and, subject to certain limitations, the losses as such of the Wendy's Partnership, in computing such partner's taxable income without regard to the cash distributed to the partner. Generally, cash distributions to partners are not taxable, except to the extent distributions exceed such partner's adjusted basis in the unit.

MANAGEMENT

         The business and affairs of Meritage will be managed by or under the direction of the Board of Directors of the Company. Meritage elects its Board of Directors annually at its stockholders' meeting. The Meritage Bylaws provide that vacancies resulting from death, resignation, removal, an increase in the number of directors or otherwise may be filled by a majority vote of the directors then in office (even if the number of directors then in office is less than a quorum) unless filled by proper action of the shareholders. Each director who is appointed to fill a vacancy shall hold office only until the next election of directors by shareholders.

         The general partner of a limited partnership under Michigan law is accountable to limited partners as a fiduciary and consequently must exercise good faith and integrity in the resolution of any conflicts of interest in all other dealings with respect to the partnership. Under the Wendy's Partnership Agreement, a majority in interest of the limited partners may remove the general partner. Michigan corporate law requires directors to discharge their duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interest of the corporation. Directors may be removed, with or without cause, by a majority of Meritage's Common Shares entitled to vote at an election of directors.

         Pursuant to the Wendy's Partnership Agreement, the general partner is entitled to a management fee of 2% of gross operating revenues. This would have called for payment to the general partner of $494,032 for fiscal 1994, $507,292 for fiscal 1995 and $488,767 for fiscal 1996. However, this amount was voluntarily reduced to $160,000 for each of those years. The former general partner also received a management fee on an annual basis of $160,000 in fiscal 1997 until its replacement by Meritage. MCC Food Service, the present general partner, has also voluntarily agreed to reduce the management fee to an annual basis of $160,000 for fiscal 1997.

VOTING RIGHTS

         Holders of Meritage Common Shares have voting rights and are subject to terms described under "Description of Capital."

         Under the Wendy's Partnership Agreement, the majority in interest of the limited partners have the right, subject to certain limitations, to amend the Wendy's Partnership Agreement to (i) dissolve the Wendy's Partnership, (ii) remove a general partner and elect a substitute general partner upon such removal, or (iii) approve or disapprove the sale of all, or substantially all, of the assets of the Wendy's Partnership.

AMENDMENTS TO GOVERNING DOCUMENTS

         Meritage's Articles of Incorporation may be amended by the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. Under the Wendy's Partnership Agreement, amendments must be approved by the general partner and a majority in interest of limited partners. No amendment can reduce a limited partner's interest or increase his or her obligations without his or her written consent provided, however, that a limited partner's interest can be reduced to admit additional partners.

DIVIDENDS AND DISTRIBUTIONS

         Meritage presently does not intend to pay dividends on the Common Shares. Dividends may be paid if, as, and when declared by the Board of Directors in its sole discretion. Meritage's loan agreement with its long-term lender currently prohibits the payment of dividends.

         The Wendy's Partnership Agreement provides for cash distributions to its limited partners. On a semi-annual basis, the general partner reviews the Wendy's Partnership's results of operations and cash requirements and determines the cash flow from operations available for distribution to the limited partners. Pursuant to the Wendy's Partnership's loan agreement, the Wendy's Partnership must maintain certain minimum Tangible New Worth and Cash Availability (as defined in the loan agreement) which may limit the amount of cash distributions to the limited partners.

         Cash distributions for the two most recent fiscal years are set forth below:

===================================================================================================================
         DATE OF DISTRIBUTION                PER LIMITED PARTNERSHIP UNIT            TOTAL CASH DISTRIBUTION
-------------------------------------------------------------------------------------------------------------------
             January 1995                              $ 200.00                             $ 253,899
-------------------------------------------------------------------------------------------------------------------
               July 1995                               $ 250.00                             $ 317,374
-------------------------------------------------------------------------------------------------------------------
             January 1996                              $ 100.00                             $ 126,950
-------------------------------------------------------------------------------------------------------------------
               July 1996                               $ 150.00                             $ 190,424
===================================================================================================================

CONTINUITY OF EXISTENCE

         Under Michigan law, Meritage has perpetual existence. Pursuant to the Wendy's Partnership Agreement, unless otherwise terminated, the term of the Wendy's Partnership will expire on December 31, 2026.

RIGHTS UPON LIQUIDATION

         Upon liquidation, dissolution or winding up of the affairs of Meritage, the remaining assets (after provisions for payment of creditors) are distributed first to holders of preferred stock and second to holders of Common Shares.

         In a liquidation of the Wendy's Partnership, available cash and property would be distributed in proportion to the respective capital accounts of the limited partners, following provisions for contingent and other liabilities of the Wendy's Partnership.

DISSENTERS' RIGHTS

         Holders of Meritage shares have the right, in certain circumstances, to dissent from certain extraordinary corporate transactions as to which they have voting rights by demanding payment in cash for their shares equal to the fair market value of such shares, as determined by agreement with the corporation or by a court in an action timely brought by the corporation or the dissenters. Under applicable Michigan limited partnership laws and the Wendy's Partnership Agreement, limited partners have no dissenters' rights.

LIABILITY; INDEMNIFICATION

         The liability of Meritage's directors to Meritage or its shareholders is limited to the fullest extent permitted by law. Directors are not personally liable to Meritage or its shareholders for any breach of duty as a director, except for: a breach of the director's duty of loyalty; acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; unlawful distributions to shareholders and loans to directors, officers or employees; or a transaction from which the director derived an improper personal benefit.

         Michigan corporations may indemnify their directors and officers. These provisions are generally referred to as "statutory indemnification" provisions. Corporations are permitted to adopt charter provisions or bylaws which provide for additional indemnification of directors and officers. These non-exclusive provisions are generally referred to as "non-statutory indemnification" provisions. Non-statutory indemnification provisions are generally adopted to expand the circumstances and liberalize the conditions under which indemnification will occur. Michigan law expressly permits indemnification of amounts paid in settlement in connection with suits brought by or in the right of the corporation. As a result, directors, officers, employees or agents who agree to a settlement in a derivative suit brought on behalf of Meritage may be indemnified by Meritage for the amount paid in settlement as well as expenses incurred in connection with the suit if the standards set forth in Michigan law and the Meritage Bylaws are met. The Meritage Bylaws provide that its officers, directors, employees and agents shall be indemnified to the fullest extent authorized or permitted by law.

         The Wendy's Partnership Agreement provides that the Wendy's Partnership will indemnify the general partner, its affiliates and their respective agents against any loss or liability incurred by the Wendy's Partnership or by such person in connection with the Wendy's Partnership, including reasonable attorneys' fees; provided that the party seeking indemnification acted in good faith and in the best interest of the Wendy's Partnership, and the loss or liability did not result from such person's negligence or misconduct. Such indemnification is to be recovered only from the assets of the Wendy's Partnership.

         The Wendy's Partnership will indemnify the general partner, its affiliates and their respective agents for settlements and related expenses of lawsuits alleging securities violations, provided that a court either approves the settlement and the indemnification or approves indemnification of litigation costs if a successful defense is made.

         The general partner will not be personally liable to return the capital contribution of any limited partner.

         Limited partners are not bound by the obligations of the Wendy's Partnership. Under Michigan law, a limited partner who receives distributions which are construed as a return of capital or who receives a distribution when limited partnership liabilities exceed limited partnership assets, may be liable to return such funds to the limited partnership.

MEETINGS

         Michigan law provides that if a corporation's annual meeting is not held for 90 days after the date designated therefor, or for 15 months after its last annual meeting, a court may order the meeting or election to be held upon application by a shareholder.

         Under Michigan law, special meetings of stockholders may be called by the board of directors and by such person or persons as so authorized by the articles or the bylaws. Meritage's Bylaws provide that special meetings of shareholders may be called at any time by the Board of Directors, the Chief Executive Officer or shareholders owning 10% of the shares entitled to vote at the meeting.

         Meetings of the Wendy's Partnership may be called by the general partner or by ten percent in interest of the limited partners who are affiliates or promoters of the general partner for any matters upon which the partners may vote.
                                  LEGAL MATTERS

         Certain legal matters in connection with the Common Shares offered hereby will be passed upon for Meritage by Keating, Muething & Klekamp PLL, Cincinnati, Ohio. Members of that firm beneficially own 22,500 Common Shares and 5,000 shares of the Series A Convertible Preferred Stock.

                                     EXPERTS

         Meritage's financial statements as of November 30, 1996, 1995 and, and 1994 and for the years then included in this Prospectus have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

         The Wendy's Partnership's financial statements as of November 30, 1996 and December 31, 1995 and for the Eleven months ended November 30, 1996 and the years ended December 31, 1995 and 1994 included in this Prospectus have been so included in reliance on the report of BDO Seidman, LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS


MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES                                                          PAGE
                                                                                                          ----
Report of Independent Certified Public Accountants .........................................................M-3

Consolidated Balance Sheets - November 30, 1996 and 1995 and May 31, 1997 (unaudited).......................M-4
Consolidated Statements of Operations - Years Ended November 30, 1996, 1995 and 1994
  and Six Month Periods Ended May 31, 1997 (unaudited) and May 31, 1996 (unaudited).........................M-6
Consolidated Statements of Stockholders' Equity - Years Ended November 30, 1996, 1995
  and 1994 and Six Month Period Ended May 31, 1997 (unaudited)..............................................M-8
Consolidated Statements of Cash Flows - Years Ended November 30,1996, 1995
  and 1994 and Six Month Periods Ended May 31, 1997 (unaudited) and May 31, 1996 (unaudited)................M-9
Notes to Consolidated Financial Statements ................................................................M-12

WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP                                                               PAGE
                                                                                                           ----
Report of Independent Certified Public Accountants .........................................................W-3
Balance Sheets - November 30, 1996 and December 31, 1995 .................................................. W-5
Statements of Income  - Eleven Months Ended November 30, 1996 and Years Ended
  December 31, 1995 and 1994................................................................................W-7
Statements of Changes in Partners' Equity - Eleven Months ended November 30, 1996 and Years Ended December 31, 1995 and 1994  ..............................................................W-9
Statements of Cash Flows - Eleven Months Ended November 30, 1996 and Years Ended
  December 31, 1995 and 1994 ..............................................................................W-10
Notes to Financial Statements .............................................................................W-13

MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES                                                           PAGE
                                                                                                           ----
Unaudited Pro Forma Consolidated Balance Sheet - May 31, 1997 ..............................................P-1
Unaudited Pro Forma Consolidated Statement of Operations - Six Month Period Ended
  May 31, 1997 .............................................................................................P-2
Unaudited Pro Forma Consolidated Statement of Operations - Year Ended November 30, 1996 ....................P-3
Unaudited Pro Forma Consolidated Statement of Cash Flows - Six Month Period Ended
  May 31, 1997 .............................................................................................P-4
Unaudited Pro Forma Consolidated Statement of Cash Flows - Year Ended November 30, 1996 ....................P-5
Notes to Unaudited Pro Forma Consolidated Financial Statements .............................................P-6

                CONSOLIDATED FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994
                   AND SIX MONTHS ENDED MAY 31, 1997 AND 1996

                                    CONTENTS




                                                                                                   PAGE

Report of Independent Certified Public Accountants...............................................   M-3

FINANCIAL STATEMENTS

    Consolidated Balance Sheets..................................................................   M-4

    Consolidated Statements of Operations........................................................   M-6

    Consolidated Statements of Stockholders' Equity..............................................   M-8

    Consolidated Statements of Cash Flows........................................................   M-9

    Notes to Consolidated Financial Statements...................................................  M-12

Grant Thornton LLP
Accountants and Management Consultants
Suite 400
First Center Office Plaza
26911 Northwestern Highway
Southfield, Michigan  48034



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS







Board of Directors
Meritage Hospitality Group Inc.

We have audited the accompanying consolidated balance sheets of Meritage Hospitality Group Inc. (a Michigan corporation) and subsidiaries as of November 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Meritage Hospitality Group Inc. and subsidiaries as of November 30, 1996 and 1995 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note G to the consolidated financial statements, effective December 1, 1993 the Company changed its method of accounting for income taxes.

/s/ Grant Thornton LLP


Detroit, Michigan
January 21, 1997 (except for
    Note N as to which
    the date is August 6, 1997)

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

================================================================================


                                                                              NOVEMBER 30,
                                                                     ----------------------------         MAY 31,
                                  ASSETS                                1996             1995              1997
                                                                     -----------      -----------       -----------
                                                                                                        (UNAUDITED)
CURRENT ASSETS
    Cash and cash equivalents                                        $ 2,265,497      $ 1,336,891       $ 1,122,182
                                                                     -----------      -----------       -----------
    Trade accounts receivable, less allowance
       for doubtful accounts of $54,000 in 1997,
       $54,000 in 1996 and $29,000 in 1995
       respectively                                                      938,448          570,428           684,497
    Inventories                                                          354,226          208,891           368,106
    Deferred income taxes                                                 14,000          111,900            14,000
    Refundable income taxes                                                  -            321,600
    Prepaid expenses and other current assets                            487,295          465,225           673,766
                                                                     -----------      -----------       -----------
                 Total Current Assets                                  4,059,466        3,014,935         2,862,551



PROPERTY, PLANT AND EQUIPMENT, NET                                    21,757,068       13,218,340        21,497,733



DEFERRED INCOME TAXES                                                    621,000          437,100           621,000


OTHER ASSETS
    Goodwill, net of amortization of $2,136,398,
       $1,994,342 in 1997 and 1996                                     3,687,764              -           3,596,793
    Land held for expansion                                              697,313          642,757           697,313
    Financing costs, net of amortization of 81,232,
       $38,591 in 1997 and 1996                                          605,593              -             577,952
    Cash surrender value of life insurance, net of policy
       loans of $111,798, $77,564 and $99,270 in
       1997, 1996 and 1995, respectively                                 260,710          188,875           199,267
    Marina development costs                                                 -                -             485,386
    Sundry                                                               239,950           46,066           271,666
                                                                     -----------      -----------       -----------
                                                                       5,491,330          877,698         5,828,377



AMOUNTS DUE FROM RELATED PARTIES                                             -            435,430               -
                                                                     -----------      -----------       -----------
                    Total Assets                                     $31,928,864      $17,983,503       $30,809,661
                                                                     ===========      ===========       ===========



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

================================================================================


                                                                              NOVEMBER 30,
                             LIABILITIES AND                         ----------------------------        MAY 31,
                           STOCKHOLDERS' EQUITY                         1996             1995              1997
                                                                     -----------      -----------       -----------
                                                                                                        (UNAUDITED)
CURRENT LIABILITIES
    Note payable - Bank                                              $       -        $   200,551       $       -
    Current portion of long-term debt                                    395,120          237,651           922,936
    Current portion of obligations under capital lease                   232,442              -             250,454
    Amounts due to stockholders and related parties                          -              2,300               -
    Trade accounts payable                                             2,228,406          448,886         2,416,233
    Accrued expenses                                                     936,111        2,081,866           870,546
    Other                                                                164,275              -             188,071
                                                                     -----------      -----------       -----------
             Total Current Liabilities                                 3,956,354        2,971,254         4,648,240

LONG-TERM DEBT                                                        21,711,847       11,204,883        21,851,593

OBLIGATIONS UNDER CAPITAL LEASES                                       1,953,999              -           1,825,387

DEFERRED INCOME TAXES                                                    818,000          752,000           818,000

DEFERRED COMPENSATION                                                     61,444              -                 -

COMMITMENTS AND CONTINGENCIES (NOTES H AND N)                                -                -                 -

MINORITY INTEREST                                                      1,405,777              -           1,441,722

STOCKHOLDERS' EQUITY
    Preferred stock - $0.01 par value; authorized
       5,000,000 shares; 200,000 shares designated
       as Series A convertible cumulative
       preferred stock, issued and outstanding,
       138,387 shares ($1,383,870 liquidation
       value) in 1997 and 108,387 shares in 1996 and 1995                  1,084              -               1,384
    Common stock - $0.01 par value; authorized
       30,000,000 shares; issued and outstanding
       3,216,379, 3,204,483 and 3,020,150 shares,
       respectively                                                       32,045           30,200            32,164
    Additional paid in capital                                        12,616,727       10,684,750        12,975,142
    Note receivable from sale of shares                               (5,135,716)      (5,602,532)       (5,412,183)
    Accumulated deficit                                               (5,492,697)      (2,057,052)       (7,371,788)
                                                                     -----------      -----------       -----------
             Total Stockholders' Equity                                2,021,443        3,055,366           224,719
                                                                     -----------      -----------       -----------
             Total Liabilities and Stockholders' Equity              $31,928,864      $17,983,503       $30,809,661
                                                                     ===========      ===========       ===========

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

================================================================================

                                                                                                         FOR THE SIX MONTHS
                                                      FOR THE YEARS ENDED NOVEMBER 30,                      ENDED MAY 31,
                                                   1996              1995             1994              1997              1996
                                               ------------       -----------    -------------       -----------    -------------
                                                                                                             (UNAUDITED)
Net revenue
    Room rents                                 $  6,281,711       $ 5,999,024    $   6,047,510       $ 2,502,555    $   2,571,115
    Food and beverages                            9,885,062         8,245,880        9,100,158        16,098,443        3,861,790
    Sundry                                          555,049           149,321          174,761           276,918          207,568
    Telephone                                       163,040            46,795           37,599           120,300           51,751
                                               ------------       -----------    -------------       -----------    -------------
              Total revenue                      16,884,862        14,441,020       15,360,028        18,998,216        6,692,224

Cost and expenses
    Cost of food and beverages                    3,334,434         2,863,554        3,041,499         4,870,949        1,339,262
    Operating expenses                            9,492,345         7,215,061        7,179,572        11,771,010        3,522,786
    General and administrative expenses           3,951,400         4,979,621        2,597,278         1,934,579        1,576,310
    Depreciation and amortization                 1,081,704         1,426,642        1,232,187         1,077,568          449,377
                                               ------------       -----------    -------------       -----------    -------------
              Total costs and expenses           17,859,883        16,484,878       14,050,536        19,654,106        6,887,735
                                               ------------       -----------    -------------       -----------    -------------
Earnings (loss) from operations                    (975,021)       (2,043,858)       1,309,492          (655,890)        (195,511)

Other income (expense)
    Interest expense                             (1,642,735)       (1,355,389)      (1,206,151)       (1,431,246)        (724,744)
    Interest income                                 658,007           387,099           87,028           283,431          357,652
    Gain (loss) on sale of assets                    (6,900)          241,646           11,769               -                -
    Minority interest                                21,079               -                -             (35,946)             -
                                               ------------       -----------    -------------       -----------    -------------
                                                   (970,549)         (726,644)      (1,107,354)       (1,183,761)        (367,092)
                                               ------------       -----------    -------------       -----------    -------------
        Earnings (loss) before federal
           income tax and cumulative
           effect of change in
           accounting principle                  (1,945,570)       (2,770,502)         202,138        (1,839,651)        (562,603)

Federal income tax expense (benefit)                (20,000)         (721,400)         112,000               -            191,285
                                               ------------       -----------    -------------       -----------    -------------
          Earnings (loss) before
              cumulative effect of
              change in accounting
              principle                          (1,925,570)       (2,049,102)          90,138        (1,839,651)        (371,318)

Cumulative effect on prior years of
    changing to a different method of
    accounting for income taxes                         -                 -            117,300               -                -
                                               ------------       -----------    -------------       -----------    -------------
              Net loss                         $ (1,925,570)      $(2,049,102)   $     (27,162)      $(1,839,651)   $    (371,318)
                                               ============       ===========    =============       ===========    =============

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

                                                                                  FOR THE SIX MONTHS
                                               FOR THE YEARS ENDED NOVEMBER 30,      ENDED MAY 31,
                                                 1996      1995        1994        1997         1996
                                               -------   ---------   --------    --------     --------
                                                                                      (UNAUDITED)
Earnings (loss) per share
    Before cumulative effect of
       change in accounting principle          $  (.62)  $   (1.13)  $    .06    $   (.59)    $   (.12)
    Cumulative effect of change in
       accounting principle                          -           -       (.08)         -             -
                                               -------   ---------   --------    --------     --------
    After cumulative effect of change
       in accounting principle                 $  (.62)  $   (1.13)  $   (.02)   $   (.59)    $   (.12)
                                               =======   =========   ========    ========     ========




































   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
================================================================================

                                               SERIES A                                  NOTE         RETAINED
                                             CONVERTIBLE               ADDITIONAL     RECEIVABLE      EARNINGS
                                              PREFERRED     COMMON      PAID-IN         SALE OF      (ACCUMULATED
                                                STOCK        STOCK      CAPITAL         SHARES        DEFICIT)         TOTAL
                                             ------------   -------   ------------    -----------    -----------    -----------
Balance at December 1, 1993                  $         --   $15,200   $  5,217,820    $        --    $    19,212    $ 5,252,232
Net loss                                               --        --             --             --        (27,162)       (27,162)
                                             ------------   -------   ------------    -----------    -----------    -----------
Balance at December 1, 1994                            --    15,200      5,217,820             --         (7,950)     5,225,070
Issuance of common stock                               --    15,000      5,466,930     (5,481,930)            --             --
Recognition of interest income on
    note receivable from sale of shares                --        --             --       (120,602)            --       (120,602)
Net loss                                               --        --             --             --     (2,049,102)    (2,049,102)
                                             ------------   -------   ------------    -----------    -----------    -----------
Balance at November 30, 1995                           --    30,200     10,684,750     (5,602,532)    (2,057,052)     3,055,366
Issuance of 108,387 shares of preferred
    stock                                           1,084        --      1,082,786             --             --      1,083,870
Issuance of 184,333 shares of common
    stock                                              --     1,845      1,139,281             --             --      1,141,126
Recognition of interest income on note
    receivable from sale of shares                     --        --             --       (573,274)            --       (573,274)
Dividends paid ($.50 per share)                        --        --             --             --     (1,510,075)    (1,510,075)
Payment and present value adjustment
    on note receivable from sale of shares             --        --       (290,090)     1,040,090             --        750,000
Net loss                                               --        --             --             --     (1,925,570)    (1,925,570)
                                             ------------   -------   ------------    -----------    -----------    -----------
Balance at November 30, 1996                        1,084    32,045     12,616,727     (5,135,716)    (5,492,697)     2,021,443
Issuance of 11,896 shares of
    common stock                                                119         58,715                                       58,834
Issuance of 30,000 shares of
    preferred stock                                   300                  299,700                                      300,000
Dividends paid - preferred stock                                                                         (39,440)       (39,440)
Recognition of interest income on note
    receivable from sale of shares                                                       (276,467)                     (276,467)
Net loss                                                                                              (1,839,651)    (1,839,651)
                                             ------------   -------   ------------    -----------    -----------    -----------
Balance at May 31, 1997 (unaudited)          $      1,384   $32,164   $ 12,975,142    $(5,412,183)   $(7,371,788)   $   224,719
                                             ============   =======   ============    ===========    ===========    ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

================================================================================

                                                                                               FOR THE SIX MONTHS
                                                   FOR THE YEARS ENDED NOVEMBER 30,               ENDED MAY 31,
                                                  1996           1995           1994           1997         1996
                                               -----------    -----------    -----------    -----------    ---------
                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                   $(1,925,570)   $(2,049,102)   $   (27,162)   $(1,839,651)   $(371,318)
    Adjustments to reconcile net loss to net
       cash provided by operating activities
          Cumulative effect of change in
              accounting principle                      --             --        117,300             --           --
          Depreciation and amortization          1,081,704      1,426,642      1,232,187      1,077,568      449,377
          Compensation paid by issuance
              of preferred and
              common stock                         310,099             --             --         58,834           --
          Minority interest in earnings of
              consolidated subsidiaries                 --             --             --         35,946           --
          Deferred income tax expense
              (benefit)                            (20,000)      (431,900)        14,000             --           --
          Loss (gain) on disposal of
              property, plant and equipment          6,900       (241,646)       (11,769)            --           --
          Bad debt expense                          32,655        280,910          8,395             --           --
          Interest income on note
              receivable from sale of shares      (573,274)      (120,602)            --       (276,467)    (300,130)
          (Increase) decrease in assets
              Accounts receivable                 (201,742)        84,754       (241,604)       253,951     (143,605)
              Inventories                           41,198        (12,131)       (21,502)       (13,880)          --
              Prepaid expenses and other
                 current assets                    104,707         (7,477)            --       (186,470)     460,761
              Refundable income taxes              321,600       (318,705)      (114,795)            --     (191,286)
              Increase in marina development
                 costs                                  --             --             --       (191,141)          --
          Increase (decrease) in liabilities
              Accounts payable and
                 accrued expenses                 (674,696)     1,814,566         34,831        146,056     (807,238)
                                               -----------    -----------    -----------    -----------    ---------
              Net cash (used in) provided
                 by operating activities        (1,496,419)       425,309        989,881       (935,254)    (903,439)

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property, plant and
       equipment                                (2,211,392)      (456,132)      (470,858)      (471,925)    (769,267)
    Proceeds from sale of property,
       plant and equipment                          40,146        616,646        100,964             --           --
    Additions to amount due from
       related parties                                  --       (682,248)      (673,635)            --      (31,762)
    Payments on amounts due from
       related parties                             433,130      2,270,524        694,186             --      435,124
    Acquisition of business, net of cash
        acquired                                (3,184,460)            --             --             --           --
    Increase in other assets                      (679,214)        (5,981)       (30,863)      (109,021)    (486,371)
                                               -----------    -----------    -----------    -----------    ---------
              Net cash (used in) provided
                 by investing activities        (5,601,790)     1,742,809       (380,206)      (580,946)    (852,276)

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

================================================================================


                                                                                                 FOR THE SIX MONTHS
                                                    FOR THE YEARS ENDED NOVEMBER 30,                ENDED MAY 31,
                                                   1996           1995           1994           1997            1996
                                               ------------    -----------    -----------    -----------    ------------
                                                                                                       (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from long-term debt               $ 37,717,705    $    46,887      $      --      $ 750,000    $ 14,875,000
    Proceeds from short-term borrowings                  --             --             --             --          (2,300)
    Payments related to borrowings from
       stockholders and related parties                  --       (248,163)       (21,557)            --              --
    Principal payments of notes payable                  --             --         (7,640)            --              --
    Principal payments of long-term debt        (29,446,007)    (1,251,712)      (409,429)      (526,895)    (11,587,069)
    Partial prepayment of note receivable                --             --             --             --         750,000
    Payments on obligations under
       capital leases                               (29,808)            --             --       (110,780)             --
    Collection on note receivable from
       sale of shares                               750,000             --             --             --              --
    Proceeds from issuance of preferred
       and common shares                            545,000             --             --        300,000              --
    Dividends paid                               (1,510,075)            --             --        (39,440)     (1,510,075)
                                               ------------    -----------    -----------    -----------    ------------
                 Net cash provided by
                    (used in) financing
                    activities                    8,026,815     (1,452,988)      (438,626)       372,885       2,525,556
                                               ------------    -----------    -----------    -----------    ------------
                 Net increase (decrease)
                    in cash                         928,606        715,130        171,049     (1,143,315)        769,841
Cash and cash equivalents - beginning
    of period                                     1,336,891        621,761        450,712      2,265,497       1,336,891
                                               ------------    -----------    -----------    -----------    ------------
Cash and cash equivalents - end of period      $  2,265,497    $ 1,336,891    $   621,761    $ 1,122,182    $  2,106,732
                                               ============    ===========    ===========    ===========    ============

SUPPLEMENTAL CASH FLOW INFORMATION
    Cash paid for interest and income taxes:
       Interest                                $  1,709,312    $ 1,355,389    $ 1,206,151    $ 1,359,681    $    724,745
       Income taxes                            $         --    $        --    $   192,500    $        --    $         --

During the six months ended May 31, 1997 non-cash activities consisted of the acquisition of equipment in the amount of $244,637 and an increase in marina development costs in the amount of $200,000 by the use of debt financing.

Non-cash investing activities for the year ended November 30, 1996 represents the acquisition of majority equity interest in Wendy's of West Michigan Limited Partnership and includes assets acquired and liabilities assumed.

         Fair value of assets net of cash acquired                   $10,532,850
         Liabilities assumed                                           7,348,390
                                                                     -----------
                                                                     $ 3,184,460
                                                                     ===========

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

================================================================================


In connection with this acquisition, the Company issued 171,900 shares of common stock and 29,520 shares of preferred stock with a value of $1,369,575.

During the year ended November 30, 1995 a non-cash transaction occurred whereby 1,500,000 Common Shares were issued in exchange for a non-interest bearing note receivable in the amount of $10,500,000. The discounted present value of the note receivable was $5,481,930.











































   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The Company conducts its operations in two business segments. The lodging industry segment consists of three full service hotels. The food service industry segment consists of a limited partnership which operates twenty-six Wendy's Old Fashioned Hamburger restaurants under franchise agreements with Wendy's International Inc. All operations of the Company are located in Michigan.

INTERIM FINANCIAL DATA

The consolidated financial statements and related notes thereto as of May 31, 1997 and for the six months ended May 31, 1997 and 1996 are unaudited. The information reflects all adjustments, consisting only of normal recurring entries, that, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and the following wholly-owned subsidiaries:

    St. Clair Inn, Inc.
    Thomas Edison Inn, Incorporated
    Grand Harbor Resort
    Grand Harbor Yacht Club Inc.
    MCC Food Service

All significant intercompany balances and transactions have been eliminated.

INVENTORIES

Inventories are stated at the lower of cost or market as determined by the first-in, first-out method. Inventories consist of restaurant food items, beverages and food serving supplies.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation is computed principally using the straight-line method based upon estimated useful lives ranging from 3 to 39 years. Amortization of leasehold improvements is provided over the terms of the various leases.

INCOME TAXES

Income taxes are accounted for by using an asset and liability approach. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial basis and tax basis of assets and liabilities. Assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

FRANCHISE FEES

Franchise fees for hotel and restaurant units are amortized using the straight-line method over the terms of the individual franchise agreements.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FINANCING COSTS

Financing costs are amortized using the straight-line method over the terms of the various loan agreements.

GOODWILL

Goodwill is amortized using the straight-line method over periods of up to twenty years.

The Company evaluates the reasonableness of its amortization for goodwill. In addition, if it becomes probable that expected future undiscounted cash flows associated with goodwill are less than the carrying value, the assets are written down to their fair value.

OBLIGATIONS UNDER CAPITALIZED LEASES

Lease transactions relating to certain restaurant buildings and equipment are classified as capital leases. These assets have been capitalized and the related obligations recorded based on the fair market value of the assets at the inception of the leases. Amounts capitalized are being amortized over the terms of the leases.

FRANCHISE COSTS AND OTHER ADVERTISING COSTS

Royalties and national advertising costs are based on a percentage of monthly sales. These costs and other advertising costs are charged to operations as incurred.

USE OF ESTIMATES

In the preparation of financial statements management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

EARNINGS (LOSS) PER SHARE

Earnings (loss) per share is computed based upon the weighted average number of shares outstanding during each year. The weighted average number of shares outstanding is 3,212,097 and 3,020,150 for the six months ended May 31, 1997 and 1996 and 3,081,885, 1,815,984 and 1,520,150 shares for the years ended November 30, 1996, 1995 and 1994, respectively.

CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments approximate their fair values.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to the presentation of the 1996 financial statements.

NEW PRONOUNCEMENTS

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS 121) - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain intangibles to be disposed of. The adoption of this standard in 1996 had no effect on the consolidated financial statements of the Company.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123) - "Accounting for Stock-Based Compensation." SFAS 123 establishes accounting and reporting standards for stock-based employee compensation plans with adoption required for fiscal years beginning after December 15, 1995. As permitted under the provisions of this statement, the Company has elected to continue the use of APB Opinion No. 25 to measure compensation costs and will make the pro forma disclosures of net earnings and earnings per share.

NOTE B - ACQUISITION

During the year, the Company began purchasing partnership units in Wendy's of West Michigan Limited Partnership (the "Wendy's Partnership") and at November 30, 1996 the Company had acquired a majority interest (54.0%). Certain of the units in the Wendy's Partnership were purchased from Stockholders/Directors at prices no more favorable than that paid to non-related parties. The Company then transferred this interest to its wholly-owned subsidiary, MHG Food Service Inc.

The acquisition has been accounted for as a purchase and the acquisition cost has been allocated to assets acquired and liabilities assumed based upon estimates of their fair values. A total of $1,719,819, representing the excess of acquisition cost over the fair value of assets acquired has been allocated to goodwill.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE B - ACQUISITION (CONTINUED)

The Company's consolidated results of operations include the Wendy's Partnership activity from November 1, 1996 (effective date of acquisition). The unaudited pro forma information below presents combined results of operations as if the acquisition had occurred at the beginning of the periods presented. The unaudited pro forma information is not necessarily indicative of the results of operations of the combined company had the acquisition occurred at the beginning of the periods presented, nor is it necessarily indicative of future results.

                                               YEARS ENDED NOVEMBER 30,
                                           -------------------------------
                                              1996              1995
                                           -----------         -----------
                                                     (UNAUDITED)
         Revenues                          $43,974,000         $39,806,000
         Net loss                          $(2,256,000)        $(2,330,000)
         Loss per share                    $      (.73)        $     (1.28)

The Company entered into an agreement on October 21, 1996, to acquire the General Partnership interest in the Wendy's Partnership.

NOTE C - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized as follows:

                                                                     NOVEMBER 30,
                                                             ----------------------------       MAY 31,
                                                                1996             1995             1997
                                                             -----------      -----------      -----------
                                                                                               (UNAUDITED)
Land and improvements                                        $ 2,014,914      $ 1,515,513      $ 1,638,861
Buildings and improvements                                    21,597,196       18,522,242       22,006,170
Furnishings and equipment                                     14,552,410        7,067,815       15,038,217
Leasehold improvements                                         2,192,253              -          2,269,187
Leased property/capital leases                                 2,825,338              -          2,825,338
                                                             -----------      -----------      -----------
                                                              43,182,111       27,105,570       43,777,773

Less accumulated depreciation
    and amortization                                         (21,425,043)     (13,887,230)     (22,280,040)
                                                             -----------      -----------      -----------
                                                             $21,757,068      $13,218,340      $21,497,733
                                                             ===========      ===========      ===========


Depreciation and amortization expense was approximately $1,012,000, $883,000 and $1,047,000 for the years ended November 30, 1996, 1995 and 1994, and $882,000 and $449,000 for the six months ended May 31, 1997 and 1996, respectively.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE D - AMOUNTS DUE FROM RELATED PARTIES AND RELATED PARTY TRANSACTIONS

Amounts due from related parties at November 30, 1995 consisted of amounts due from a stockholder and former officer of the Company, Donald W. Reynolds ("Reynolds"), or from companies related by common ownership to Reynolds. During the year ended November 30, 1996, the Company collected approximately $433,000 of these receivables and wrote off the remainder.

In 1994 and 1995, the Company and each of its subsidiaries had a management agreement with an affiliated company that was wholly-owned by Reynolds. The agreement was terminated on January 25, 1996. Management fees charged to operations totaled approximately $58,000, $403,000 and $457,000 for the years ended November 30, 1996, 1995 and 1994, respectively. The Board of Directors approved a 1-1/2% loan guarantee fee to be paid to Reynolds for the years ended November 30, 1995 and 1994. The fee paid was $193,875 for 1995 and $193,500 for 1994.

NOTE E - ACCRUED EXPENSES

Accrued expenses consist of the following:

                                                                      NOVEMBER 30,
                                                               -------------------------          MAY 31,
                                                                 1996            1995              1997
                                                               --------       ----------          --------
                                                                                                 (unaudited)
         Litigation expenses                                   $    -         $1,361,470          $    -
         Professional fees                                       56,697          246,788             4,000
         Property taxes                                         213,005          189,461           292,859
         Payroll and related payroll taxes                      526,812          125,685           439,369
         Interest and other expenses                            139,597          158,462           134,318
                                                               --------       ----------          --------
                                                               $936,111       $2,081,866          $870,546
                                                               ========       ==========          ========

NOTE F - LONG-TERM DEBT

Long-term debt consists of the following obligations at:

                                                           NOVEMBER 30,
                                                   ----------------------------     MAY 31,
                                                      1996              1995         1997
                                                   ----------        ----------   ----------
                                                                                  (unaudited)
Mortgage note payable to bank, due $23,174 per
month including interest at prime plus 2% not to
exceed 10.5% due October 1, 1997                   $       --        $2,924,975   $       --

Mortgage note payable to bank, due $28,108 per
month including interest at prime plus 1%, due
October 31, 1997                                           --         3,464,780           --


Term note payable to bank, due $16,531 per month
including interest at prime plus 1% due October
31, 1997                                                   --           808,922           --

 MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

==================================================

NOTE F - LONG-TERM DEBT (CONTINUED)

                                                          NOVEMBER 30,
                                                    ------------------------    MAY 31,
                                                       1996         1995         1997
                                                    ----------    ----------  ----------
                                                                              (unaudited)

Mortgage note payable to bank, due $37,194 per
month including interest at prime plus 2% but not
to exceed 10.5%, due October 1, 1997                         --    3,929,506          --

Mortgage note payable to insurance company, due in
monthly installments beginning January 1, 1997 of
$137,897 including interest at 10.3% through
December 31, 2003. (1)                               14,000,000           --  13,891,775

Mortgage note payable to insurance company, due in
monthly installments of interest at prime plus 8%
beginning January 1, 1997 through November 1, 1997
and monthly installments of principal of $50,000
beginning December 1, 1997 through March 1, 1998,
$100,000 beginning April 1, 1998 through May 1,
2002 plus interest and final principal payment of
$50,000 plus interest due June 1, 2002. (2)           5,250,000           --   5,250,000

Note payable to bank, due in monthly installments
of $14,693 including interest at 8.8% through
October 8, 2000. (3)                                    582,359           --     518,665

Term note payable to bank, due in monthly
installments of $43,313, including interest at 1%
over prime per month through February 2005 when
any remaining unpaid principal will be due. Under
the revolving loan agreement, the required monthly
payments described above may be offset by
additional borrowings up to the unused available
borrowings. The total available borrowings under
the loan agreement were $2,978,702 as of November
30, 1996. (4)                                         2,192,351           --   1,886,536

Note payable to Chairman of the Board and
shareholder, interest due monthly at prime plus 8%
beginning April 15, 1997. Principal is due the
later of December 31, 1997 or 91 days after the
Company's primary lender is paid in full                     --           --     750,000

 MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

==================================================

NOTE F - LONG-TERM DEBT (CONTINUED)

                                                            NOVEMBER 30,
                                                     -------------------------      MAY 31,
                                                         1996          1995          1997
                                                     -----------   -----------   -----------
                                                                                 (UNAUDITED)
Mortgage note payable to insurance company due in
monthly installments of interest at prime plus 1%
beginning June 1, 1997. Principal payments of
$35,000 are required at the time of the sale of
any of the marina condominium units. The total
available borrowings was $675,000 as of May 31,
1997                                                          --            --       200,000

Other notes and land contracts payable, requiring
monthly payments aggregating $4,100 and $8,950,
respectively, subject to interest at rates ranging
from 6.9% to 11.0%                                        82,257       314,351       277,553
                                                     -----------   -----------   -----------
                                                      22,106,967    11,442,534    22,774,529

         Less current portion                            395,120       237,651       922,936
                                                     -----------   -----------   -----------
                                                     $21,711,847   $11,204,883   $21,851,593
                                                     ===========   ===========   ===========

The prime lending rate was 8.25% at November 30, 1996 and 8.50% at May 31, 1997.

(1)   The mortgage is collateralized by the hotel properties.

(2) The mortgage is collateralized by the Meritage Capital Corp. note, common stock of the Company, life insurance policies in the amount of $5,100,000, other property and equipment and a second security interest in the hotel properties.

(3)   The note is collateralized by certain equipment.

(4) The note is collateralized by substantially all of the assets of the Wendy's Partnership and by the guaranty of the General Partner and the personal guarantees of the shareholders of the General Partner.

Minimum principal payments on long-term debt to maturity as of November 30, 1996 are as follows:

                           1997                              $   395,120
                           1998                                1,389,380
                           1999                                1,678,253
                           2000                                1,997,253
                           2001                                1,911,939
                           Thereafter                         14,735,022
                                                             -----------
                                                             $22,106,967
                                                             ===========

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE F - LONG-TERM DEBT (CONTINUED)

Loan covenants of the various loan agreements include a requirement for maintenance of a prescribed amount of net worth and certain financial ratios and restrictions on certain common stock purchases, dividends, additional indebtedness and executive compensation. At November 30, 1996 the Company failed to meet one of the covenants of its agreements with the insurance company. A waiver has been obtained.

NOTE G - INCOME TAXES

In December 1993, the Company changed its method of accounting for income taxes from Accounting Principles Board Opinion No. 11 (APB 11) and adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." The adoption of SFAS 109 changed the Company's method of accounting for income taxes from the deferred method to an asset and liability approach. Previously, the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Income tax expense is summarized as follows:

                                                 FOR THE YEARS                      FOR THE SIX MONTHS
                                               ENDED NOVEMBER 30,                      ENDED MAY 31,
                                        1996           1995            1994          1997         1996
                                      ---------      ---------       --------      --------      ---------
                                                                                         (unaudited)
Current expense (benefit)             $     -        $(289,500)      $ 98,000      $     -       $(191,825)
Deferred expense (benefit)              (20,000)      (431,900)        14,000            -             -
                                      ---------      ---------       --------      --------      ---------
                                      $ (20,000)     $(721,400)      $112,000      $     -       $(191,825)
                                      =========      =========       ========      ========      =========

Deferred tax assets and liabilities at November 30, consist of the following:

                                                                     NOVEMBER 30,
                                                               --------------------------         MAY 31,
                                                                 1996             1995            1997
                                                               ----------       ---------       ----------
                                                                                                (unaudited)
Deferred tax assets:
    Net operating loss carryforward                            $1,181,000       $ 267,400       $1,832,000
    AMT credit carryforward                                       105,000         140,000          105,000
    Allowance for doubtful accounts                                 8,500         111,900            8,500
    Michigan Single Business Tax - Federal                         63,000          69,000           63,000
    Contribution carryforward                                       6,500             -              6,500
                                                               ----------       ---------       ----------
                                                                1,364,000         588,300        2,015,000
Deferred tax liabilities
    Depreciation                                                 (635,000)       (549,000)        (715,000)
    Michigan Single Business Tax - State                         (183,000)       (203,000)        (183,000)
                                                               ----------       ---------       ----------
                                                                 (818,000)       (752,000)        (898,000)
         Less valuation allowance                                (729,000)        (39,300)      (1,300,000)
                                                               ----------       ---------       ----------
                           Net deferred tax liability          $ (183,000)      $(203,000)      $ (183,000)
                                                               ==========       =========       ==========

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE G - INCOME TAXES (CONTINUED)

The net operating loss carryforward expires in 2010 - 2012.

The change in the valuation allowance is primarily attributable to the increase in net operating loss carryforward.

The income tax provision reconciled to the tax computed at the statutory Federal rate was as follows:

                                                                   FOR THE YEARS            FOR THE SIX MONTHS
                                                                  ENDED NOVEMBER 30,            ENDED MAY 31,
                                                         1996         1995        1994        1997         1996
                                                       ---------    ---------    --------   ---------    ---------
                                                                                                 (unaudited)
Tax (benefit) at statutory
  rates applied to income
  before federal income tax                            $(654,700)   $(942,000)   $ 68,700   $(625,000)   $(191,285)
Effect of nondeductible items                            (51,000)      24,700      43,300      54,000           --
Difference in rates of net operating loss carrybacks          --      151,300          --          --           --
Other                                                     (4,000)       5,300          --          --           --
Valuation allowance                                      689,700       39,300          --     571,000           --
                                                       ---------    ---------    --------   ---------    ---------
                                                       $ (20,000)   $(721,400)   $112,000   $      --    $(191,285)
                                                       =========    =========    ========   =========    =========

NOTE H - LEASE COMMITMENTS

The Wendy's Partnership leases land and buildings used in operations under operating agreements, with remaining lease terms (including renewal options of up to twelve years) ranging from one to seventeen years. Included in the leases are five with parties related through common ownership of general partners, where a stockholder of the general partner is also a stockholder/director of the Company.

Certain restaurant leases (eight restaurant buildings, excluding land which is accounted for as an operating lease) and equipment leases have been capitalized. Minimum future obligations under capital leases and noncancellable operating leases in effect are as follows:

                                                                                OPERATING LEASES
                                                                            ----------------------------
                                                            CAPITAL          RELATED
       YEARS ENDING NOVEMBER 30,                            LEASES           PARTIES            OTHERS
       -------------------------                           ----------       ----------        ----------
                 1997                                      $  465,323       $  285,552        $  362,378
                 1998                                         465,323          153,127           294,506
                 1999                                         465,323          111,629           208,334
                 2000                                         465,323          111,629           193,511
                 2001                                         449,365          111,629           172,440
              Later Years                                     769,948          419,892           344,880
                                                            ---------        ---------         ---------
Total minimum lease obligations                             3,080,605       $1,193,458        $1,576,049
                                                                            ==========        ==========
Less amount representing interest imputed
  at approximately 11%                                        894,164
                                                            ---------
Present value of minimum lease obligations                 $2,186,441
                                                           ==========

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE H - LEASE COMMITMENTS (CONTINUED)

The present value of minimum rental obligations is reflected in the balance sheets as current and long-term obligations under capital leases.

Accumulated amortization of leased property under capital leases was $1,648,146, at November 30, 1996.

In addition to minimum future obligations, percentage rentals may be paid under all restaurant leases on the basis of percentage of sales in excess of minimum prescribed amounts.

Total rental expense since the date of acquisition of the Wendy's Partnership is not significant.

NOTE I - SERIES A CONVERTIBLE CUMULATIVE PREFERRED STOCK

In 1996, the Company designated a series of non-voting preferred stock consisting of 200,000 shares of $0.01 par value. The shares have an annual dividend rate of $0.90 per share and the payment of the dividends are cumulative. The shares are also convertible into common shares at the conversion price of $7.00 per share. The shares also have a liquidation value of $10.00 per share.

Under certain conditions relating to the market value of the Company's common stock, the Company has the option to cause the preferred stock to be converted into common stock.

NOTE J - NOTE RECEIVABLE FROM SALE OF SHARES

On September 19, 1995, a stock purchase and sale agreement (Agreement) was executed by the Company, its principal stockholder and Meritage Capital Corp. ("MCC"). Under the agreement, the Company sold 1,500,000 shares of previously authorized newly issued common stock to MCC at a total price of $10,500,000. Upon execution of the agreement, MCC gave the Company a non-interest bearing promissory note in the amount of $10,500,000. The Note provides that MCC does not have to make any payments to the Company for five years from the date of the Note (September 19, 1995). Beginning on the fifth anniversary of the Note, MCC is required to make six annual payments of $1,625,000.

The Note is secured by the shares issued to MCC under the Agreement. The Note was discounted at 11% and is recorded as a reduction of stockholders' equity.

During the year ended November 30, 1996 the Company received an unscheduled principal payment of $750,000. As a result, the present value of the note was recalculated and reduced by approximately $290,000.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE K - EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution 401(k) plan that covers substantially all employees of the lodging industry segment and corporate employees. Contributions to the Plan may be made by the Company (which are discretionary) or by plan participants through elective salary reductions. No contributions were made to the plan by the Company during six months ended May 31, 1997 and 1996 and the years ended November 30, 1996, 1995 and 1994.

The Wendy's Partnership maintains a 401(k) profit sharing plan that covers substantially all of its employees. Contributions to the plan may be made by the subsidiary (which are discretionary) or by plan participants through elective salary reductions. Contributions to the plan by the subsidiary since its date of acquisition are not significant.

The Wendy's Partnership has a deferred compensation agreement with a key employee which provides for the payment of $150,000 upon the completion of the five-year term of the agreement in December 1998. The agreement is funded by the Wendy's Partnership through payment of premiums on a split dollar life insurance contract.

NOTE L - STOCK OPTION PLANS

The 1996 Management Equity Incentive Plan ("Incentive Plan") and, the 1996 Directors' Share Option Plan ("Directors' Plan") were approved by stockholders on May 21, 1996.

The Incentive Plan provides for 300,000 shares of common stock to be reserved for options that may be issued under the plan. The Board of Directors has the discretion to designate an option to be an Incentive Share Option or a non-qualified share option. The plan provides that the option price is not less than the fair market value of the common stock at the date of grant. Unless the option agreement provides otherwise, options granted under the plan become exercisable on a cumulative basis at the rate of 20 percent during each of the second through fifth years after the date of grant. Options granted under the plan may have a term of from one to ten years.

The Directors' Plan provides for the non-discretionary grant of options to non-employee directors of the Company to purchase a combined maximum of 60,000 shares. The plan provides that the option price is not less than the greater of the fair market value of the common stock on the date of grant or $7.00 per share. The plan provides that each non-employee director, on the date such person becomes a non-employee director, will be granted options to purchase 5,000 shares of stock. Provided that such person is still serving as a non-employee director, they will automatically be granted options to purchase 1,000 additional shares each year thereafter on the date of the Annual Shareholders' Meeting. Options granted under the plan have a term of ten years.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE L - STOCK OPTION PLANS (CONTINUED)

The following table summarizes the changes in the number of common shares under stock options granted pursuant to the preceding plans:

                                                      1996 MANAGEMENT               1996 DIRECTOR'S
                                                   EQUITY INCENTIVE PLAN           STOCK OPTION PLAN
                                                ---------------------------     -------------------------
                                                                  AVERAGE                     AVERAGE
                                                               OPTION PRICE                 OPTION PRICE
                                                 SHARES          PER SHARE      SHARES       PER SHARE
                                                --------       ------------     ------       -----------
Options outstanding at December 1, 1995              -               -             -              -

Options granted during the year                  190,000                        50,000
                                                 -------                        ------

Options outstanding at November 30, 1996         190,000           $7.00        50,000          $7.00

Options granted during the period                113,500                         6,000
                                                 -------                        ------
Options outstanding at May 31, 1997              303,500           $7.00        56,000          $7.00
                                                 =======                        ======
Options exercisable at November 30, 1996             -                          50,000
                                                 =======                        ======

Options exercisable at May 31, 1997               28,500                        56,000
                                                 =======                        ======
Options available for grant at November 30, 1996 110,000                        10,000
                                                 =======                        ======
Options available for grant at May 31, 1997      171,500                        64,000
                                                 =======                        ======

NOTE M - BUSINESS SEGMENT INFORMATION

The Company operates in two business segments, lodging and food service operations. Intersegment transactions are not reported separately since they are not significant.

Identifiable assets are those assets applicable to the respective industry segment.

Data by business segment is as follows:

                                            FOR THE YEAR ENDED NOVEMBER 30, 1996
                                        --------------------------------------------
                                          LODGING          FOOD
                                           GROUP          SERVICE       CONSOLIDATED
                                        ------------    ------------    ------------
Revenues                                $ 14,762,822    $  2,122,040    $ 16,884,862
Loss from operations                    $   (966,885)   $     (8,136)   $   (975,021)
Identifiable assets                     $ 21,418,956    $ 10,509,908    $ 31,928,864
Depreciation and amortization expense   $  1,009,771    $     71,933    $  1,081,704
Capital additions                       $  2,198,341    $     13,051    $  2,211,392

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE M - BUSINESS SEGMENT INFORMATION (CONTINUED)

                                                                FOR THE SIX MONTHS ENDED MAY 31, 1997
                                                                           (UNAUDITED)
                                                          ------------------------------------------------
                                                           LODGING           FOOD
                                                            GROUP           SERVICE           CONSOLIDATED
                                                          -----------      -----------        ------------
Revenues                                                  $ 5,956,766      $13,041,450         $18,998,216
Earnings (loss) from operations                              (954,665)         298,775            (655,890)
Identifiable assets                                        21,730,195        9,079,466          30,809,661
Depreciation and amortization expense                         619,620          457,948           1,077,568
Capital additions                                             323,364          393,198             716,562

NOTE N - LEGAL PROCEEDINGS

The Company is involved in certain routine legal proceedings which are incidental to the business. Except as described below, all of these proceedings arose in the ordinary course of the Company's business and, in the opinion of the Company, any potential liability of the Company with respect to these legal actions will not, in the aggregate, be material to the Company's financial condition. The Company maintains various types of insurance which cover most of the actions brought against the Company.

On December 5, 1996, the Company received a notice from the Internal Revenue Service that approximately $2.1 million, which the Company deducted as a business expense in connection with litigation in 1995 and 1996 relating to the replacement and restructuring of former management, should be treated as a capital expenditure and, therefore, disallowed as a deduction. The Company believes the deduction was proper and is vigorously contesting the disallowance. To the extent the IRS completely prevails in its position, the Company would be required to make a payment of approximately $340,000 in additional federal and state income taxes, not including any interest or penalties. If the Company is able to carry back its 1996 tax loss, any amount that the Company would be required to pay would be refunded within 120 days of payment.

NOTE O - SUBSEQUENT EVENTS

On May 19, 1997, Wendy's West Michigan, Inc. was removed as general partner of the Wendy's Partnership and replaced with MCC Food Service, an affiliate of Meritage. On May 21, 1997, Wendy's West Michigan, Inc. commenced a lawsuit against Meritage, MHG Food Service, and MCC Food Service (Case No. 97-05360-CB, Kent County (Michigan) Circuit Court, Buth, J.). Wendy's West Michigan, Inc. has attempted to assert claims on behalf of the Wendy's Partnership as well. The complaint seeks, among other things, (i) a declaration that Wendy's West Michigan, Inc. is the general partner of the Wendy's Partnership, (ii) injunctive relief in the form of a temporary restraining order or a preliminary injunction which would prohibit the defendants from participating in the management of the Wendy's Partnership, and (iii) damages for various business torts. Plaintiff's motion for a temporary restraining order was denied on May 21, 1997. Defendants believe that the lawsuit is entirely without merit and are seeking its dismissal.

The loan agreement with the Company's primary lender contains numerous covenants regarding the maintenance of a prescribed amount of net worth, certain financial ratios, and restrictions on certain common stock purchases, dividends, additional indebtedness and executive compensation. At May 31, 1997, the Company failed to meet certain of these covenants. However, a waiver has been obtained through December 30, 1997.

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP





                          ======================================================

                                                            FINANCIAL STATEMENTS
                                       ELEVEN MONTHS ENDED NOVEMBER 30, 1996 AND
                                          YEARS ENDED DECEMBER 31, 1995 AND 1994

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP



                                                                        CONTENTS

================================================================================


                  INDEPENDENT AUDITORS' REPORT                                                               W-3


                  FINANCIAL STATEMENTS
                      Balance Sheets                                                                         W-5
                      Statements of Income                                                                   W-7
                      Statements of Changes in Partners' Equity                                              W-9
                      Statements of Cash Flows                                                              W-10
                      Notes to Financial Statements                                                         W-13

BDO Seidman, LLP
Accountants and Consultants
99 Monroe Avenue N.W.,  Suite 800
Grand Rapids, Michigan  49503


INDEPENDENT AUDITORS' REPORT

To the Partners
Wendy's of West Michigan
     Limited Partnership
Kalamazoo, Michigan

We have audited the accompanying balance sheets of Wendy's of West Michigan Limited Partnership as of November 30, 1996 and December 31, 1995, and the related statements of income, changes in partners' equity and cash flows for the eleven months ended November 30, 1996 and years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wendy's of West Michigan Limited Partnership at November 30, 1996 and December 31, 1995, and the results of its operations and its cash flows for the eleven months ended November 30, 1996 and years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

/s/ BDO Seidman, LLP

January 10, 1997

                                    WENDY'S OF WEST MICHIAGN LIMITED PARTNERSHIP


================================================================================


                                                            FINANCIAL STATEMENTS


                          ======================================================

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP




                                                                  BALANCE SHEETS


================================================================================

                                                                           NOVEMBER 30,           December 31,
                                                                               1996                       1995
-----------------------------------------------------------------------------------------------------------------
ASSETS (Note 3)

CURRENT ASSETS
     Cash                                                                   $     394,066        $     411,198
     Receivables, including amounts due from related parties                      215,879               53,887
     Inventories                                                                  180,250              145,807
     Prepaid expenses                                                             125,445              139,202
-----------------------------------------------------------------------------------------------------------------

TOTAL CURRENT ASSETS                                                              915,640              750,094
-----------------------------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT
     Land                                                                         749,000              749,000
     Leasehold improvements                                                     2,192,253            2,156,926
     Buildings and improvements                                                 2,398,127            2,398,127
     Furnishings and equipment                                                  4,296,289            3,595,913
     Vehicles                                                                      79,734               83,826
     Leased property under capital leases (Note 4)                              2,825,338            2,825,338
-----------------------------------------------------------------------------------------------------------------

                                                                               12,540,741           11,809,130
     Less accumulated depreciation and amortization                             6,643,697            6,137,807
-----------------------------------------------------------------------------------------------------------------

NET PROPERTY AND EQUIPMENT                                                      5,897,044            5,671,323
-----------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Goodwill, net of amortization of $1,981,200 and $1,799,590                 1,981,087            2,162,697
     Franchise fees, net of amortization of $395,488 and $365,643                 154,512              184,357
     Other                                                                        127,404               63,534
-----------------------------------------------------------------------------------------------------------------

TOTAL OTHER ASSETS                                                              2,263,003            2,410,588
-----------------------------------------------------------------------------------------------------------------

                                                                            $   9,075,687        $   8,832,005
=================================================================================================================

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                                  BALANCE SHEETS


================================================================================

                                                                               NOVEMBER 30,          December 31,
                                                                                   1996                      1995
--------------------------------------------------------------------------------------------------------------------
LIABILITIES AND PARTNERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                                            $    770,770        $    785,355
     Accruals:
         Salaries and wages                                                           349,320             305,044
         Taxes                                                                        267,698             293,705
         Percentage rent                                                              107,257              79,816
     Other current liabilities, including amounts due to related parties               38,546              38,963
     Current maturities of obligations under capital leases (Note 4)                  232,442             159,572
--------------------------------------------------------------------------------------------------------------------

TOTAL CURRENT LIABILITIES                                                           1,766,033           1,662,455

DEFERRED COMPENSATION (Note 2)                                                         61,444                   -

OBLIGATIONS UNDER CAPITAL LEASES, less current maturities (Note 4)                  1,953,999           1,808,828

LONG-TERM DEBT, less current maturities (Note 3)                                    2,192,351           2,500,340
--------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                                                   5,973,827           5,971,623
--------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Notes 1, 2, 4 and 5)

PARTNERS' EQUITY (Note 1)
     Limited Partners                                                               3,130,775           2,891,712
     General Partner                                                                  (28,915)            (31,330)
--------------------------------------------------------------------------------------------------------------------

TOTAL PARTNERS' EQUITY                                                              3,101,860           2,860,382
--------------------------------------------------------------------------------------------------------------------


                                                                                 $  9,075,687        $  8,832,005
====================================================================================================================


                                 See accompanying notes to financial statements.

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                            STATEMENTS OF INCOME


================================================================================

                                                                  ELEVEN                       Years ended
                                                                MONTHS ENDED                   December 31,
                                                                NOVEMBER 30,    ------------------------------------
                                                                    1996                  1995              1994
--------------------------------------------------------------------------------------------------------------------
NET SALES                                                        $24,438,338        $25,364,596       $24,701,627

COST OF SALES                                                      7,222,691          7,390,886         7,295,008
--------------------------------------------------------------------------------------------------------------------

Gross profit                                                      17,215,647         17,973,710        17,406,619
--------------------------------------------------------------------------------------------------------------------

EXPENSES (INCOME)
     Restaurant operating costs, including
         amounts to related parties:
         Labor                                                     6,747,046          6,962,082         6,396,415
         Occupancy                                                 2,555,026          2,526,139         2,305,252
         Advertising                                               1,535,930          1,519,903         1,464,845
         Food service supplies                                     1,008,536          1,087,791         1,023,853
         Royalties                                                   977,508          1,014,569           988,084
         Other                                                     1,838,291          1,988,597         1,808,872
--------------------------------------------------------------------------------------------------------------------

     Total restaurant operating costs                             14,662,337         15,099,081        13,987,321

     General and administrative expenses, including
         amounts to related parties                                1,046,177          1,250,468         1,278,659
     Depreciation and amortization                                   768,653            852,803           856,871
     Interest expense                                                403,435            511,939           557,056
     Loss (gain) on sale of assets                                    25,453              1,097            (5,675)
     Other income                                                   (249,260)          (236,309)         (208,256)
     Insurance proceeds in excess of net book value of
         fire damaged assets                                               -            (32,377)                -
--------------------------------------------------------------------------------------------------------------------

Net expenses                                                      16,656,795         17,446,702        16,465,976
--------------------------------------------------------------------------------------------------------------------

Income before extraordinary item                                     558,852            527,008           940,643

EXTRAORDINARY ITEM - loss on extinguishment of debt
                                                                           -            (20,536)                -
--------------------------------------------------------------------------------------------------------------------

NET INCOME                                                       $   558,852        $   506,472       $   940,643
====================================================================================================================

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                            STATEMENTS OF INCOME


================================================================================

                                                                  ELEVEN                       Years ended
                                                                MONTHS ENDED                   December 31,
                                                                NOVEMBER 30,    ------------------------------------
                                                                    1996                  1995              1994
--------------------------------------------------------------------------------------------------------------------
Net income attributed to:
     Limited Partners                                            $   553,263        $   501,407       $   931,237
     General Partner                                                   5,589              5,065             9,406
--------------------------------------------------------------------------------------------------------------------

                                                                 $   558,852        $   506,472       $   940,643
====================================================================================================================

Income before extraordinary item per unit of limited
     partnership interest (1,256.8 units outstanding)
                                                                 $    440.22        $    415.14       $    740.96
====================================================================================================================

Extraordinary item - loss on extinguishment of debt per unit of limited partnership interest (1,256.8 units
     outstanding)                                                $         -        $    (16.18)      $         -
====================================================================================================================

Net income per unit of limited partnership interest
     (1,256.8 units outstanding)                                 $    440.22        $    398.96       $    740.96
====================================================================================================================


                                 See accompanying notes to financial statements.

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                       STATEMENTS OF CHANGES IN PARTNERS' EQUITY


================================================================================


                                                                      Limited            General
                                                                     Partners            Partner            Total
--------------------------------------------------------------------------------------------------------------------
BALANCE, January 1, 1994                                             $2,401,668         $(36,280)      $2,365,388

Net income for the year                                                 931,237            9,406          940,643

Distributions to partners                                              (377,040)          (3,808)        (380,848)
--------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1994                                            2,955,865          (30,682)       2,925,183

Net income for the year                                                 501,407            5,065          506,472

Distributions to partners                                              (565,560)          (5,713)        (571,273)
--------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1995                                            2,891,712          (31,330)       2,860,382

Net income for the period                                               553,263            5,589          558,852

Distributions to partners                                              (314,200)          (3,174)        (317,374)
--------------------------------------------------------------------------------------------------------------------

BALANCE, November 30, 1996                                           $3,130,775         $(28,915)      $3,101,860
====================================================================================================================

                                 See accompanying notes to financial statements.

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                        STATEMENTS OF CASH FLOWS


================================================================================


                                                                ELEVEN                      Years ended
                                                             MONTHS ENDED                  December 31,
                                                             NOVEMBER 30,       ------------------------------------
                                                                 1996                      1995              1994
--------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
     Net income                                                $     558,852    $       506,472     $     940,643
     Adjustments to reconcile net income to net cash from
         operating activities:
         Loan costs written off due to refinancing                         -             20,536                 -
         Loan costs incurred due to refinancing                            -            (31,477)                -
         Depreciation and amortization                               768,653            852,803           856,871
         Loss (gain) on sale of property and equipment
                                                                      25,453              1,097            (5,675)
         Undepreciated cost of equipment destroyed by fire
                                                                           -              1,194                 -
         Increase in cash value of life insurance                    (61,444)                 -                 -
         Increase in deferred compensation                            61,444                  -                 -
         Changes in operating assets and liabilities:
              Receivables                                           (161,992)            13,681           (23,268)
              Inventories                                            (34,443)            16,968            18,242
              Prepaid expenses                                        13,757             25,429           (41,188)
              Accounts payable                                       (14,585)            (8,681)          (12,976)
              Accrued salaries and wages                              44,276             21,391           203,215
              Accrued taxes                                          (26,007)           (35,821)          (61,574)
              Accrued percentage rent                                 27,441             (6,580)            1,596
              Other current liabilities                                 (417)           (11,234)          (68,239)
--------------------------------------------------------------------------------------------------------------------

Net cash from operating activities                                 1,200,988          1,365,778         1,807,647
--------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
     Proceeds from sale of property and equipment
                                                                       5,449            122,500            24,961
     Additions to property and equipment                            (427,872)          (471,092)         (690,879)
     Payment of franchise fees                                             -            (50,000)          (25,000)
     Purchase of other assets                                         (8,784)                 -                 -
--------------------------------------------------------------------------------------------------------------------

Net cash for investing activities                                   (431,207)          (398,592)         (690,918)
--------------------------------------------------------------------------------------------------------------------

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                        STATEMENTS OF CASH FLOWS


================================================================================


                                                                ELEVEN                      Years ended
                                                             MONTHS ENDED                  December 31,
                                                             NOVEMBER 30,       ------------------------------------
                                                                 1996                      1995              1994
--------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
     Proceeds from long-term debt                              $           -    $     2,022,499     $           -
     Repayment of short-term notes payable                                 -           (102,724)           (1,776)
     Repayment of long-term debt                                    (307,989)        (2,537,612)         (239,521)
     Payments made on obligations under capital leases
                                                                    (161,550)          (142,920)         (128,005)
     Distributions to partners                                      (317,374)          (571,273)         (380,848)
--------------------------------------------------------------------------------------------------------------------

Net cash for financing activities                                   (786,913)        (1,332,030)         (750,150)
--------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                                      (17,132)          (364,844)          366,579

CASH, beginning of period                                            411,198            776,042           409,463
--------------------------------------------------------------------------------------------------------------------

CASH, end of period                                            $     394,066    $       411,198     $     776,042
====================================================================================================================

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                        STATEMENTS OF CASH FLOWS


================================================================================


                                                                ELEVEN                      Years ended
                                                             MONTHS ENDED                  December 31,
                                                             NOVEMBER 30,       ------------------------------------
                                                                 1996                      1995              1994
--------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash paid for interest expense                            $     408,680    $       499,673     $     558,000
--------------------------------------------------------------------------------------------------------------------

     Noncash investing and financing transactions:
         Capital lease obligation incurred for use of
              equipment                                              379,591                  -                 -
         Retirement of note payable - bank with new
              revolving term note payable - bank
                                                                           -          1,331,221                 -
--------------------------------------------------------------------------------------------------------------------

         Purchase of land:
              Cost of land                                                 -                  -           121,000
              Short-term note payable                                      -                  -           104,500
--------------------------------------------------------------------------------------------------------------------

         Cash down payment for land                                        -                  -            16,500
--------------------------------------------------------------------------------------------------------------------

         Purchase of vehicle:
              Cost of vehicle                                              -                  -            10,482
              Trade-in allowance                                           -                  -             7,019
--------------------------------------------------------------------------------------------------------------------

         Cash paid for vehicle                                             -                  -             3,463
====================================================================================================================


                                 See accompanying notes to financial statements.

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                   NOTES TO FINANCIAL STATEMENTS


================================================================================


1.     SUMMARY OF                 ORGANIZATION
       SIGNIFICANT
       ACCOUNTING                 Wendy's of West Michigan Limited Partnership
       POLICIES                   (Partnership) is a Michigan limited
                                  partnership organized on July 31, 1986. The
                                  Partnership operates 26 Wendy's Old Fashioned
                                  Hamburger restaurants in western Michigan under franchise agreements with Wendy's
                                  International, Inc. Subject to the consent of the Limited Partners where required by the Partnership Agreement, the General Partner has the exclusive right to manage the Partnership.
                                  The Limited Partners are not liable for
                                  Partnership debts beyond the amount of their original contributions and share of undistributed net profits.

                                  The Partnership Agreement provides that the Limited Partners (as a group) are to share in 99% of the Partnership's net income or loss, except as discussed in the following paragraph, and receive 99% of all cash flow from operations as defined by the Partnership Agreement.

                                  The net profits of the Partnership arising from the sale or other disposition, whether as a result of foreclosure, condemnation or otherwise, of all or part of the property, shall be allocated among the Partners in accordance with the provisions of the Partnership Agreement.

                                  A Partnership administration fee is payable to the General Partner equal to 2% of gross partnership revenues from operations, as defined in the Partnership Agreement. The General Partner has elected to reduce the Partnership administration fee to the General Partner from 2% of gross partnership revenues from operations to $146,667, $160,000 and $160,000 for 1996, 1995 and 1994,
                                  respectively.

                                  The Partnership shall exist until December 31, 2026, unless terminated sooner as provided in the Partnership Agreement. A Limited Partner may, in accordance with the agreement, assign his interest in the Partnership by a properly executed and

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                   NOTES TO FINANCIAL STATEMENTS


================================================================================


                                  acknowledged instrument, the terms of which are not inconsistent with or contrary to the provisions of the Partnership Agreement and are otherwise satisfactory to the General Partner, subject to the approval of the General Partner.

                                  During the period ended November 30, 1996,
                                  Meritage Hospitality Group Inc. (Meritage) acquired 680.8 units of limited partnership interest, representing approximately 54% of the outstanding limited partner units. As a result, the Partnership has changed its fiscal year-end to November 30, 1996 to conform with Meritage's fiscal year-end.

                                  Meritage entered into an agreement on October 21, 1996, to acquire the general partnership interest in the Partnership. This acquisition is conditioned upon, among other things, the approval of Wendy's International, Inc., the franchisor of the Wendy's restaurants operated by the Partnership.

                                  Competition in the quick-service restaurant industry is intense. Most of the Partnership's restaurants are in close proximity to other quick-service restaurants which compete on the basis of price, service and product quality and variety. Meritage and the current General Partner believe that the Partnership competes effectively in these areas.

                                  USE OF ESTIMATES

                                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                   NOTES TO FINANCIAL STATEMENTS


================================================================================


                                  INVENTORIES

                                  Inventories are stated at the lower of cost
                                  (first-in, first-out) or market. Inventories consist of restaurant food items and food serving supplies.

                                  PROPERTY AND EQUIPMENT

                                  Property and equipment are stated at cost.
                                  Expenditures for renewals and betterments which extend the originally estimated economic life of assets are capitalized. Expenditures for maintenance or repairs are charged to expense when incurred. For financial reporting purposes, depreciation is computed using the straight-line method over the estimated economic lives of the assets. For tax purposes, useful lives and methods are used as permitted by the Internal Revenue Code. Amortization of leasehold improvements is provided over the primary terms of the various leases.

                                  ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED
                                  ASSETS

                                  In 1995, the Partnership adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. This new accounting standard had no impact on the financial statements.

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                   NOTES TO FINANCIAL STATEMENTS


================================================================================


                                  OTHER ASSETS

                                  Franchise fees for restaurant units are being amortized over the terms of the individual restaurant franchise agreements. Loan costs are being amortized over 120 months, the period of the loan. All amortization is under the straight-line method.

                                  The excess of cost over fair value of net assets acquired (goodwill) is being amortized on the straight-line method over 240 months. Amortization expense for goodwill for the periods 1996, 1995 and 1994 amounted to $181,610, $198,120 and $198,120, respectively.
                                  The Partnership evaluates the recoverability of the goodwill whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable and considers whether the goodwill should be completely or partially written off or the amortization period accelerated. The Partnership assesses the recoverability of goodwill based on undiscounted estimated future operating cash flows. If the Partnership determines that the carrying value of the goodwill has been impaired, the measurement of the impairment will be based on discounted estimated future operating cash flows.

                                  FRANCHISE COSTS AND OTHER ADVERTISING COSTS

                                  Royalties and national advertising costs are based on a percentage of monthly sales. These costs and other advertising costs are charged to operations as incurred.

                                  CAPITALIZED LEASE OBLIGATIONS

                                  Lease transactions relating to certain
                                  restaurant buildings and equipment are
                                  classified as capital leases. These assets have been capitalized and the related obligations recorded based on the fair market value of the assets at the inception of the leases. Amounts capitalized are being amortized over the terms of the leases.

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                   NOTES TO FINANCIAL STATEMENTS


================================================================================


                                  INCOME TAXES

                                  No provision for income taxes has been made in the accompanying financial statements. A Partner's share of the income or loss of the Partnership is includable in the individual tax returns of the Partners.

                                  FAIR VALUE OF FINANCIAL INSTRUMENTS

                                  The carrying amounts of the Partnership's financial instruments, consisting of cash, receivables, accounts payable and long-term debt, approximate their fair value.

                                  RECLASSIFICATIONS

                                  Certain balances from the 1995 financial statements have been reclassified to be consistent with classifications as reported in the 1996 financial statements. These reclassifications had no effect on previously reported net income or partners' equity.

2.     DEFERRED COMPENSATION      The Partnership has a deferred compensation
                                  agreement with a key employee which provides for the payment of $150,000 upon the completion of the five-year term of the agreement in December 1998. The agreement is funded by the Partnership through payment of premiums on a split dollar life insurance contract which had a cash value at November
                                  30, 1996 of $61,444. Charges to operations related to this agreement were $27,913, $25,295 and $16,000 for 1996, 1995 and 1994, respectively. In accordance with the
                                  agreement, the Partnership is required to make premium payments of approximately $31,000 and $36,000 during 1997 and 1998, respectively.

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                   NOTES TO FINANCIAL STATEMENTS


================================================================================


3.     LONG-TERM DEBT             Long-term debt at November 30, 1996 and
                                  December 31, 1995 consisted of a revolving term note payable - bank, secured by substantially all assets of the Partnership and by the guaranty of the General Partner and the personal guarantees of the shareholders of the General Partner. The loan agreement requires monthly payments of $43,313, including interest at 1% over prime
                                  (effectively 9.25% at November 30, 1996) through February 2005 when any remaining unpaid principal will be due. Under the revolving loan agreement, the required monthly payments described above may be offset by additional borrowings up to the unused available borrowings. The total available borrowings under the loan agreement were $2,978,702 as of November 30, 1996. The total available borrowings decrease monthly based on the original term note amortization over 120 months. The loan agreement also requires that the Partnership maintain certain financial ratios and a minimum tangible net worth, as defined in the loan agreement, of approximately $668,000. The Partnership was in compliance with these covenants at November
                                  30, 1996. The outstanding balances were
                                  $2,192,351 and $2,500,340 as of November 30,
                                  1996 and December 31, 1995, respectively.

                                  The following is a schedule by year of annual maturities under the loan agreements:

                                   Year ending November 30,
                                   -------------------------------------------------------------------------------
                                   1997                                                              $        -
                                   1998                                                                       -
                                   1999                                                                  49,146
                                   2000                                                                 339,034
                                   2001                                                                 375,677
                                   Later years                                                        1,428,494
                                   -------------------------------------------------------------------------------
                                                                                                     $2,192,351
                                   ===============================================================================

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                   NOTES TO FINANCIAL STATEMENTS


================================================================================


4.     DESCRIPTION OF             The Partnership leases land and buildings used
       LEASING                    in operations under operating agreements, with
       ARRANGEMENTS               remaining lease terms (including renewal
       (INCLUDING THOSE           options of up to twelve years) ranging from
       WITH AFFILIATED            one to seventeen years. Included in the leases
       PARTNERSHIP)               are five leases with parties related through
                                  common ownership of general partners.

                                  Total lease expense (including taxes,
                                  insurance and maintenance when included in
                                  rent) related to all operating leases and all percentage rentals is as follows:

                                   Period ended                            1996            1995            1994
                                   -------------------------------------------------------------------------------
                                   Leases with related parties:
                                       Minimum rentals               $  266,358      $  230,848      $  172,403
                                       Percentage rentals               168,370         150,867         125,957
                                   Other leases:
                                       Minimum rentals                  403,613         414,539         415,357
                                       Percentage rentals               275,993         309,228         313,461
                                   -------------------------------------------------------------------------------
                                                                     $1,114,334      $1,105,482      $1,027,178
                                   ===============================================================================


                                  Certain restaurant leases (eight restaurant buildings, excluding land which is accounted for as an operating lease) and equipment leases have been capitalized. Minimum future obligations under capital leases and noncancellable operating leases in effect are as follows:

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                   NOTES TO FINANCIAL STATEMENTS


================================================================================


                                                                                            Operating leases
                                                                                   --------------------------------

                                                                         Capital          Related
                                   Year ending November 30,               leases          parties         Others
                                   --------------------------------------------------------------------------------
                                   1997                             $    465,323     $    285,552   $    362,378
                                   1998                                  465,323          153,127        294,506
                                   1999                                  465,323          111,629        208,334
                                   2000                                  465,323          111,629        193,511
                                   2001                                  449,365          111,629        172,440
                                   Later years                           769,948          419,892        344,880
                                   --------------------------------------------------------------------------------

                                   Total minimum lease
                                       obligations                     3,080,605     $  1,193,458   $  1,576,049
                                                                                   ================================

                                   Less amount representing
                                       interest imputed at
                                       approximately 11%                 894,164
                                   ----------------------------------------------

                                   Present value of minimum
                                       lease obligations            $  2,186,441
                                   ==============================================

                                  The present value of minimum rental
                                  obligations is reflected in the balance sheets as current and long-term obligations under capital leases.

                                  Accumulated amortization of leased property under capital leases was $1,648,146 and $1,495,796 at November 30, 1996 and December 31, 1995, respectively.

                                  In addition to minimum future obligations, percentage rentals may be paid under all restaurant leases on the basis of percentage of sales in excess of minimum prescribed amounts.

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                   NOTES TO FINANCIAL STATEMENTS


================================================================================


5.     PROFIT-SHARING             The Partnership maintains a 401(k)
       PLAN                       profit-sharing plan. The plan covers
                                  substantially all employees of the Partnership who are at least 21 years old and who have completed at least one year of service (of at least 1,000 hours) with the Partnership.
                                  Contributions to the plan may be made by the Partnership (which are purely discretionary in nature) or by plan participants through elective salary reductions. Contributions to the plan by the Partnership for the periods ended 1996 and 1995, totaled $30,721 and $12,000. There were no contributions to the plan by the Partnership for the year ended
                                  December 31, 1994.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                  MAY 31, 1997

                                                           MERITAGE
                                                          HOSPITALITY                                 PRO
                                                        GROUP INC. &                  PRO FORMA      FORMA   CONSOLIDATED
                                                         SUBSIDIARIES                ADJUSTMENTS      REF.     PRO FORMA
                                                        ----------------------------------------------------------------
ASSETS

CURRENT ASSETS
   Cash and cash equivalents                            $ 1,122,182                 $   (61,500)       (1)    $ 1,060,682
   Accounts receivable                                      684,497                                               684,497
   Inventories                                              368,106                                               368,106
   Deferred income taxes                                     14,000                                                14,000
   Prepaid expenses and other                               673,766                                               673,766
                                                        ----------------------------------------------------------------

     TOTAL CURRENT ASSETS                                 2,862,551                     (61,500)                2,801,051

PROPERTY, PLANT AND EQUIPMENT, NET                       21,497,733                   1,040,116        (1)     22,537,849
DEFERRED INCOME TAXES                                       621,000                                               621,000
OTHER ASSETS                                              2,231,584                                             2,231,584
GOODWILL                                                  3,596,793                   1,899,662        (1)      5,496,455
                                                        ----------------------------------------------------------------

    Total Assets                                        $30,809,661                 $ 2,878,278               $33,687,939
                                                        ================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Current portion of long-term debt                    $   922,936                                           $  922,936
   Current portion of obligations under
      capital leases                                        250,454                                              250,454
   Trade accounts payable                                 2,416,233                                            2,416,233
   Accrued expenses                                       1,058,617                                            1,058,617
                                                        ----------------------------------------------------------------

     Total Current Liabilities                            4,648,240                                            4,648,240

LONG-TERM DEBT, EXCLUSIVE OF CURRENT
  PORTION                                                21,851,593                                           21,851,593
OBLIGATIONS UNDER CAPITAL LEASES, EXCLUSIVE
   OF CURRENT PORTION                                     1,825,387                                            1,825,387
DEFERRED INCOME TAXES                                       818,000                                              818,000
MINORITY INTEREST                                         1,441,722                  (1,441,722)       (1)           ---
                                                        ----------------------------------------------------------------

    Total Liabilities                                    30,584,942                  (1,441,722)              29,143,220

SHAREHOLDERS' EQUITY
   Preferred shares                                           1,384                                                1,384
   Common shares                                             32,164                      12,343        (1)        44,507
   Additional paid in capital                            12,975,142                   4,307,657        (1)    17,282,799
   Note receivable from sale of shares                   (5,412,183)                                          (5,412,183)
   Accumulated deficit                                   (7,371,788)                                          (7,371,788)
                                                        ----------------------------------------------------------------
     Total Shareholders' Equity                             224,719                   4,320,000                4,544,719
                                                        ----------------------------------------------------------------

     Total Liabilities & Shareholders' Equity           $30,809,661                 $ 2,878,278              $33,687,939
                                                        ================================================================



SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          SIX MONTHS ENDED MAY 31, 1997

                                             MERITAGE
                                            HOSPITALITY                                  PRO
                                          GROUP INC. &                    PRO FORMA     FORMA    CONSOLIDATED
                                           SUBSIDIARIES                 ADJUSTMENTS      REF.      PRO FORMA
                                          --------------------------------------------------------------------
REVENUE
   Room rents                             $ 2,502,555                                            $  2,502,555
   Food and beverage revenue               16,098,443                                              16,098,443
   Sundry revenue                             276,918                                                 276,918
   Telephone revenue                          120,300                                                 120,300
                                          --------------------------------------------------------------------
     Total Revenue                         18,998,216                                              18,998,216
                                          --------------------------------------------------------------------

COST AND EXPENSES
   Cost of food and beverages               4,870,949                                               4,870,949
   Operating expenses                      11,771,010                                              11,771,010
   General and administrative expenses      1,934,579                                               1,934,579
   Depreciation and amortization            1,077,568                       121,786        (3)      1,199,354
                                          --------------------------------------------------------------------
     Total costs and expenses              19,654,106                       121,786                19,775,892
                                          --------------------------------------------------------------------

LOSS FROM OPERATIONS                         (655,890)                     (121,786)                 (777,676)

OTHER INCOME (EXPENSE)
   Interest expense                        (1,431,246)                                             (1,431,246)
   Interest income                            283,431                                                 283,431
   Minority interest                          (35,946)                       35,946        (4)
                                          --------------------------------------------------------------------

     Loss before federal income tax        (1,839,651)                      (85,840)               (1,925,491)

                                          --------------------------------------------------------------------
FEDERAL INCOME TAX BENEFIT

     Net loss                             $(1,839,651)                   $  (85,840)             $ (1,925,491)
                                          ====================================================================

LOSS PER SHARE                            $     (0.59)                                            $     (0.43)
                                          ===========                                             ===========

AVERAGE NUMBER OF SHARES OUTSTANDING        3,212,097                                               4,448,748
                                          ===========                                             ===========













SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED NOVEMBER 30, 1996


                                                 MERITAGE       WENDY'S OF
                                                HOSPITALITY   WEST MICHIGAN                   PRO
                                              GROUP INC. &       LIMITED      PRO FORMA      FORMA    CONSOLIDATED
                                               SUBSIDIARIES     PARTNERSHIP   ADJUSTMENTS     REF.      PRO FORMA
                                            ----------------------------------------------------------------------
REVENUE
   Room rents                                 $ 6,281,711                                            $  6,281,711
   Food and beverage revenue                    9,885,062      24,272,961                              34,158,023
   Sundry revenue                                 555,049         263,254                                 818,303
   Telephone revenue                              163,040                                                 163,040
                                            ----------------------------------------------------------------------
     Total Revenue                             16,884,862      24,536,215                              41,421,077
                                            ----------------------------------------------------------------------

COST AND EXPENSES
   Cost of food and beverages                   3,334,434       7,168,861                              10,503,295
   Operating expenses                           9,492,345      14,576,864                              24,069,209
   General and administrative expenses          3,951,400       1,051,455                               5,002,855
   Depreciation and amortization                1,081,704         770,036       387,529        (3)      2,239,269
                                            ----------------------------------------------------------------------
     Total costs and expenses                  17,859,883      23,567,216       387,529                41,814,628
                                            ----------------------------------------------------------------------

EARNINGS (LOSS) FROM OPERATIONS                  (975,021)        968,999      (387,529)                 (393,551)

OTHER INCOME (EXPENSE)
   Interest expense                            (1,642,735)       (404,710)     (446,875)       (2)     (2,494,320)
   Interest income                                658,007          11,432                                 669,439
   Loss on sale of assets                          (6,900)        (25,453)                                (32,353)
   Minority interest                               21,079                       (21,079)       (4)
                                            ----------------------------------------------------------------------

     Income (loss) before federal income tax   (1,945,570)        550,268      (855,483)               (2,250,785)

FEDERAL INCOME TAX BENEFIT                        (20,000)                                                (20,000)
                                            ----------------------------------------------------------------------

     Net income (loss)                      $ (1,925,570)     $   550,268     $(855,483)              $(2,230,785)
                                            ======================================================================

LOSS PER SHARE                              $     (0.62)                                              $     (0.52)
                                            ===========                                               ===========

AVERAGE NUMBER OF SHARES OUTSTANDING          3,081,885                                                 4,316,171
                                            ===========                                               ===========











SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
                       SIX MONTH PERIOD ENDED MAY 31, 1997

                                                    MERITAGE
                                                   HOSPITALITY                        PRO
                                                   GROUP INC. &    PRO FORMA         FORMA  CONSOLIDATED
                                                   SUBSIDIARIES   ADJUSTMENTS         REF.   PRO FORMA
                                                    ----------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                        $(1,839,651)   $    (85,840)             $(1,925,491)
   Adjustments to reconcile net loss to net cash
     provided by operating activities
       Depreciation and amortization                 1,077,568        121,786                 1,199,354
       Compensation and fees paid by issuance of
         common stock                                   58,834                                   58,834
       Minority interest in the net earnings of
         consolidated subsidiaries                      35,946         (35,946)        (4)            0
       Interest income on note receivable from
         sale of shares                               (276,467)                                (276,467)
       (Increase) decrease in assets
       Accounts receivable                             253,951                                  253,951
       Inventories                                     (13,880)                                 (13,880)
       Prepaid expenses and other current assets      (186,470)                                (186,470)
     Increase in marina development costs             (191,141)                                (191,141)
     Increase in liabilities
       Accounts payable and accrued expenses           146,056                                  146,056
                                                    ----------------------------------------------------
        Net cash used in operating activities         (935,254)                                (935,254)

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property, plant and equipment          (471,925)                                (471,925)
   Cost of acquisition of business                     (61,500)                        (1)      (61,500)
   Increase in other assets                           (109,021)                                (109,021)
                                                    ----------------------------------------------------
        Net cash used in investing operations         (580,946)        (61,500)                (642,446)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from long-term debt                        750,000                                  750,000
   Principal payments of long-term debt               (526,895)                                (526,895)
   Payments on obligations under capital leases       (110,780)                                (110,780)
   Proceeds from issuance of preferred shares          300,000                                  300,000
   Dividends paid                                      (39,440)                                 (39,440)
                                                    ----------------------------------------------------
        Net cash provided by financing
         activities                                    372,885                                  372,885
                                                    ----------------------------------------------------
        Net decrease in cash                        (1,143,315)        (61,500)              (1,204,815)

Cash and cash equivalents - beginning of period      2,265,497                                2,265,497
                                                    ----------------------------------------------------

Cash and cash equivalents - end of period          $ 1,122,182    $    (61,500)             $ 1,060,682
                                                    ====================================================











SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED NOVEMBER 30, 1996

                                                        MERITAGE        WENDY'S OF
                                                       HOSPITALITY     WEST MICHIGAN                   PRO
                                                       GROUP INC. &      LIMITED       PRO FORMA      FORMA   CONSOLIDATED
                                                       SUBSIDIARIES    PARTNERSHIP    ADJUSTMENTS      REF.    PRO FORMA
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                            $ (1,925,570)   $   550,268    $   (855,483)           $ (2,230,785)
   Adjustments to reconcile net loss to net cash
     provided by operating activities
       Depreciation and amortization                      1,081,704        770,036         387,529       (3)     2,239,269
       Compensation paid by issuance of
         preferred and common stock                         310,099                                                310,099
       Minority interest in the net loss of
         consolidated subsidiaries                          (21,079)                        21,079       (4)
       Decrease income tax benefit                          (20,000)                                               (20,000)
       Loss on disposal of property, plant
         and equipment                                        6,900         25,453                                  32,353
       Bad debt expense                                      32,655                                                 32,655
       Interest income on note receivable from
         sale of shares                                    (573,274)                                              (573,274)
       (Increase) decrease in assets
       Accounts receivable                                 (201,742)      (167,105)                               (368,847)
       Inventories                                           41,198        (19,790)                                 21,408
       Prepaid expenses and other current assets            104,707         19,729                                 124,436
       Refundable income taxes                              321,600                                                321,600
     Increase (decrease) in liabilities
       Accounts payable and accrued expenses               (674,696)       145,259                                (529,437)
                                                       -------------------------------------------------------------------
        Net cash (used in) provided by
         operating activities                            (1,517,498)     1,323,850        (446,875)               (640,523)

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property, plant and equipment             (2,211,392)      (559,606)                             (2,770,998)
   Proceeds from sale of property, plant and
    equipment                                                40,146          5,447                                  45,593
   Payments on amounts due from related parties             433,130                                                433,130
   Acquisition of business, net of cash acquired         (3,163,381)                      (260,834)      (5)    (3,424,215)
   Increase (decrease) in other assets                     (679,214)       (95,228)                               (774,442)
   Increase in deferred compensation                                        61,444                                  61,444
                                                       -------------------------------------------------------------------
        Net cash used in investing operations            (5,580,711)      (587,943)       (260,834)             (6,429,488)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from long-term debt                          37,717,705                                             37,717,705
   Principal payments of long-term debt                 (29,446,007)      (308,156)                            (29,754,163)
   Payments on obligations under capital leases             (29,808)      (142,835)                               (172,643)
   Collection on note receivable from sale of shares        750,000                                                750,000
   Proceeds from issuance of preferred and
    common shares                                           545,000                                                545,000
   Dividends paid                                        (1,510,075)      (317,374)                             (1,827,449)
                                                       -------------------------------------------------------------------
        Net cash provided by (used in)
         financing activities                             8,026,815       (768,365)                              7,258,450
                                                       -------------------------------------------------------------------
        Net increase (decrease) in cash                     928,606        (32,458)       (707,709)                188,439

Cash and cash equivalents - beginning of period           1,336,891        293,292                               1,630,183
                                                       -------------------------------------------------------------------

Cash and cash equivalents - end of period              $  2,265,497    $   260,834    $   (707,709)           $  1,818,622
                                                       ===================================================================

SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         MHG Food Service, a subsidiary of Meritage, owns approximately 54% of the outstanding limited partnership units of the Wendy's of West Michigan Limited Partnership and has appointed MCC Food Service, Inc., an affiliate of Meritage, as the General Partner of the Wendy's Partnership. Under the transaction, a newly formed limited partnership, which will be an affiliate of Meritage, intends to purchase the assets, and assume the liabilities, of the Wendy's Partnership in exchange for Meritage Common Shares. Following such purchase, the Wendy's Partnership will be dissolved. Upon dissolution, the Meritage Common Shares would be distributed to non-affiliated limited partners. The number of Meritage Common Shares in each case will be that number that has a value of $7,500 per unit, based on the average high and low bid price on the OTC Bulletin Board for the 10 trading days preceding the date of dissolution. Units held by Meritage will be canceled. The transaction is accounted for under the purchase method of accounting.

         The unaudited pro forma consolidated balance sheet as of May 31, 1997 reflects this acquisition as if it occurred on that date. The Wendy's Partnership financial statements have been included in the consolidated financial statements of Meritage since the acquisition of a majority interest of the Wendy's Partnership by Meritage on October 31, 1996.

         The unaudited pro forma consolidated statements of operations and the unaudited pro forma consolidated statements of cash flows for the six months ended May 31, 1997 and for the year ended November 30, 1996 present the historical results of the Company combined with the historical results of the Wendy's Partnership and the pro forma adjustments as if the Wendy's Partnership had been acquired on December 1, 1995. The historical results of the Wendy's Partnership include operations from December 1, 1995 through October 31, 1996. Consolidated financial statements were prepared beginning November 1, 1996.

         The pro forma financial information should be read in conjunction with the historical consolidated financial statements and notes thereto contained in the Company's Form 10-K for the year ended November 30, 1996 and the quarterly report on Form 10-Q for the six months ended May 31, 1997, and the historical financial statements of the Wendy's Partnership included in this report on Form S-4. The pro forma results do not reflect any benefit from economies which might be achieved from combined operations. These pro forma results do not purport to be indicative of the financial condition or results of operations that would have occurred had the acquisitions taken place on the basis presumed above, nor are they indicative of future combined operations.

The pro forma adjustments are as follows:

     1. To record the distribution of 1,234,286 Meritage Common Shares which have been estimated at $3.50 per share ($4,320,000) to non-affiliated limited partners. As a result of the purchase, the value of assets acquired have been adjusted to fair market value, to goodwill for the amount of the excess purchase price over fair market value of the net assets acquired and minority interest has been eliminated as a result of 100% ownership of the Partnership upon completion of the transaction. The net purchase price of $4,381,500 ($4,320,000 in Meritage Common Shares plus $61,500 of estimated fees and expenses of the transaction) is allocated as follows:

               Property, plant and equipment         $1,040,116
               Minority interest                      1,441,722
               Goodwill                               1,899,662
                                                     ----------
                 Total                               $4,381,500
                                                     ==========

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

     2. To record interest expense of $446,875 for the year ended November 30, 1996 from borrowings ($3,000,000) to fund the purchase of 482.55 partnership units acquired by the Company through a tender offer completed on October 31, 1996 resulting in Meritage obtaining a majority interest in the Partnership.

     3. To record depreciation and amortization of $121,786 for the six months ended May 31, 1997 and $387,529 for the year ended November 30, 1996. The excess purchase price over the fair market value of the assets acquired is being amortized over a period of twenty years. The increase in property, plant and equipment to fair market value is being depreciated over the estimated useful life of the assets.

     4. To eliminate the minority interest in the earnings of the Partnership. Upon completion of the transaction described above, a wholly owned subsidiary of Meritage, MHG Food Service, will own 100% of the Partnership.

     5. To eliminate the reduction of cash acquired in the acquisition of the majority interest in the Wendy's Partnership by Meritage. The cash acquired is included in the historical financial statements of the Wendy's Partnership.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 561 of the Michigan Business Corporation Act provides generally and in pertinent part that a Michigan corporation may indemnify its directors and officers against expenses, including judgments, penalties, fines, attorney's fees and amounts paid in settlement actually and reasonably incurred by them in connection with any civil or criminal suit or action, other than actions by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal suit or proceeding, if the person had no reasonable cause to believe his/her conduct was unlawful. Section 562 provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Michigan corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them in connection with the matters in issue, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise and if the expenses are reasonable and actually incurred. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent legal counsel, by all independent directors who are not parties to or threatened to be made parties to the action or suit, or by the disinterested shareholders or a committee designated by the Board of Directors and consisting of directors who are not parties to, or threatened to be made parties to, the proceedings.

         The Company's Bylaws, as well as specific indemnification agreements with the Company's directors and officers, provide that the Company shall indemnify such persons to the fullest extent permitted by law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.                                          Description of Document
-----------                                         -------------------------
     3.1          Restated Articles of Incorporation of Meritage Hospitality Group Inc. (1).

     3.2          Restated and Amended Bylaws of Meritage Hospitality Group Inc. (2).

     4.1          Certificate  of  Designation  of Series A Convertible  Preferred  Shares of Meritage  Hospitality
                  Group Inc. (2).

     4.2          Subscription  Agreement  relating  to  issuance  of  Series A  Convertible  Preferred  Shares  of
                  Meritage Hospitality Group Inc. (2).

     5            Opinion of Keating, Muething & Klekamp, PLL. (3)

    10.1          Meritage  Hospitality Group Inc. 401(k) Profit Sharing Plan,  Qualified  Retirement Plan and
                  Trust  - Basic Plan Document and Adoption Agreement, as amended March 1, 1997. (1)

    10.2          Stock Purchase and Sale  Agreement  dated  September 19, 1995 between  Meritage,  MCC,  Donald W.
                  Reynolds and Innkeepers Management Company, and accompanying exhibits (4).

    10.3          Loan  Agreement  dated November 26, 1996 among  Meritage  Hospitality  Group Inc., St. Clair Inn,
                  Inc.,  Grand  Harbor  Resort Inc.,  Thomas  Edison Inn,  Incorporated,  MHG Food Service Inc. and
                  Grand Harbor Yacht Club Inc., as obligors,  and Great American Life Insurance Company,  as lender
                  (2).

   10.4          Promissory  Note dated  November 26, 1996 by St. Clair Inn,  Inc.,  Grand Harbor Resort Inc., and
                 Thomas Edison Inn,  Incorporated,  as makers, and Great American Life Insurance Company, as payee
                 (2).

   10.5          Promissory  Note dated  November 26, 1996 by Meritage  Hospitality  Group Inc.,  MHG Food Service
                 Inc. and Grand Harbor Yacht Club Inc., as makers, and Great American Life Insurance  Company,  as payee (2).

   10.6          Amendment  No.  1  to  Loan  Agreement  dated  November  26,  1996  among  Meritage
                 Hospitality  Group Inc., St. Clair Inn, Inc.,  Grand Harbor Resort Inc.,  Thomas Edison Inn,
                 Incorporated,  MHG Food Service Inc.  and Grand  Harbor  Yacht Club Inc.,  as obligors,  and
                 Great American Life Insurance Company, as lender.  (1).

   10.7          Promissory  Note dated May 23, 1997 by Grand Harbor Yacht Club Inc., as maker,  and
                 Great American Life Insurance Company, as payee. (1).

   10.8          Business  Loan  Agreement  dated  February  22, 1995  between  Wendy's of West  Michigan  Limited
                 Partnership and First of America Bank-Michigan, N.A. (5).

   10.9          Promissory Note dated February 22, 1995 by Wendy's of West
                 Michigan Limited Partnership, as maker, and First of America
                 Bank-Michigan, N.A., as payee (5).

   10.10         Consent Agreement dated May 16, 1997 between Wendy's  International,  Inc., Wendy's of West Michigan  Limited  Partnership,  Meritage  Hospitality  Group Inc., MHG Food Service
                 Inc.,  Meritage  Capital  Corp.,  MCC  Food  Service  Inc.,  Robert  E.  Schermer,  Jr.  and
                 Christopher B. Hewett,  with sample Unit  Franchise  Agreement,  Guaranties,  and Release of
                 Claims attached as exhibits. (1).

                        MANAGEMENT COMPENSATORY CONTRACTS

   10.11         Amended 1996 Management Equity Incentive Plan (1).

   10.12         Amended 1996 Directors' Share Option Plan (1).

   10.11         Directors' Compensation Plan (6).

   10.12         Employee Share Purchase Plan (6).
   ---------------------------

    21           Subsidiaries of the Registrant (2).

   23.1          Consent of Grant Thornton LLP. (3)

   23.2          Consent of BDO Seidman, LLP. (3)

   23.3          Consent of Keating, Muething & Klekamp, PLL (contained in
                 Exhibit 5)

    24           Powers of Attorney (contained on the signature page)

    ---------------------------

(1) Incorporated by reference to the Quarterly Report on Form 10-Q for the Company's fiscal quarter ended May 31, 1997.

(2) Incorporated by reference to the Annual Report on Form 10-K for the Company's fiscal year ended November 30, 1996.

(3) Filed herewith.

(4) Incorporated by reference to the Quarterly Report on Form 10-QSB for the Company's fiscal quarter ended August 31, 1995.

(5) Incorporated by reference to the Annual Report on Form 10-K for Wendy's of West Michigan Limited Partnership for the fiscal year ended December 31, 1994.

(6) Incorporated by reference to Registration Statement No. 333-06657 on Form S-8 filed with the Securities and Exchange Commission by the Company on June 24, 1996.

ITEM 22.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes as follows:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement for the most recent post-effective amendment thereof which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the Plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold in the termination of the offering.

         4. To supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         5. Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         6. That every prospectus (i) that is filed pursuant to paragraph 5 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Meritage pursuant to the provisions described under Item 20 above, or otherwise (other than insurance), Meritage has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Meritage of expenses incurred or paid by a director, officer or controlling person of Meritage in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, Meritage will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it, other than indemnification pursuant to court order and not including any coverage under, or agreement to pay premiums for, any policy of insurance, is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Meritage certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Grand Rapids, State of Michigan, as of the 8th day of August, 1997.


                                   MERITAGE HOSPITALITY GROUP INC.

                                   By: /s/ Christopher B. Hewett
                                       ---------------------------------------
                                           Christopher B. Hewett
                                           President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The persons whose names are marked an asterisk (*) below hereby designate Messrs. Hewett and Schermer, Jr. to sign all amendments, including post effective amendments to this Registration Statement as well as any related Registration Statement, or amendment thereto, filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.


         SIGNATURE                                       CAPACITY                           DATE
      --------------                                 ---------------                     ---------

/s/ Christopher B. Hewett                   President, Chief Executive Officer          August 8, 1997
-----------------------------------         and Director (Principal Executive
Christopher B. Hewett                       Officer)


*/s/ Robert E. Schermer, Sr.                 Chairman of the Board                       August 8, 1997
-----------------------------------
Robert E. Schermer, Sr.


/s/ Robert E. Schermer, Jr.                 Executive Vice President and Director       August 8, 1997
------------------------------------
Robert E. Schermer, Jr.


*/s/ Gary R. Garrabrant                      Director                                    August 8, 1997
------------------------------------
Gary R. Garrabrant


*/s/ David S. Lundeen                        Director                                    August 8, 1997
------------------------------------
David S. Lundeen


*/s/ Joseph L. Maggini                       Director                                    August 8, 1997
------------------------------------
Joseph L. Maggini

*/s/ Jerry L. Ruyan                          Director                                    August 8, 1997
-----------------------------------
Jerry L. Ruyan


*/s/ William D. Badgerow                     Vice President, Treasurer and Chief         August 8, 1997
------------------------------------         Financial Officer (Principal Accounting
William D. Badgerow                          Officer and Principal Financial Officer)
                                             (Through 5/20/97)


*/s/ Pauline M. Krywanski                    Vice President, Treasurer and Chief         August 8, 1997
------------------------------------         Financial Officer (Principal Accounting
Pauline M. Krywanski                         Officer and Principal Financial Officer)
                                             (Effective 5/20/97)

